UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

CITY OFFICE REIT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

☐	Fee paid previously with preliminary materials.

SUBJECT TO COMPLETION—DATED AUGUST 22, 2025

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

Dear Stockholder,

You are cordially invited to attend a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of City Office REIT, Inc., a Maryland corporation (the “Company,” “City Office,” “CIO,” “we,” “us” or “our”), on [●], 2025 at [●] a.m. Pacific Time, at the Company’s corporate office at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8.

At the Special Meeting, you will be asked to consider and approve the Agreement and Plan of Merger, dated as of July 23, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), and MCME Carell Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”) (such proposal, the “Merger Proposal”). Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, upon the closing of the transaction, the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of Parent. If the Merger is completed, each issued and outstanding share of common stock of the Company, par value $0.01 per share (the “Common Stock”), other than certain excluded shares owned, directly or indirectly, by Parent, Merger Sub or any subsidiary of the Company, will be converted automatically into the right to receive $7.00 per share in cash, without interest, and subject to deduction for any required withholding tax.

The Company’s board of directors (the “Board”) has unanimously approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated thereby, and determined the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions of the Merger Agreement to be advisable and in the best interests of the Company and our stockholders. The Board recommends that you vote “FOR” the Merger Proposal and “FOR” each of the other proposals to be voted on at the Special Meeting. The Merger Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the Merger Proposal at the Special Meeting. All stockholders of record of our Common Stock at the close of business on [●], 2025, are entitled to notice of, and to vote at, the Special Meeting, or any adjournment or postponement thereof. The notice of special meeting and proxy statement accompanying this letter provide you with more specific information concerning the Special Meeting, the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement. We encourage you to read carefully the enclosed proxy statement, including the annexes. You may also obtain more information about the Company from us or from documents we have filed with the U.S. Securities and Exchange Commission.

Your vote is very important regardless of the number of shares that you own. Whether or not you plan to attend the Special Meeting, we request that you authorize your proxy by either completing and returning the enclosed proxy card as promptly as possible or authorizing your proxy or voting instructions by telephone or through the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the Special Meeting, you may continue to have your shares voted as instructed in the proxy, or you may withdraw your proxy and vote your shares at the Special Meeting. If you fail to authorize a proxy to vote your shares or to vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will have the same effect as a vote “AGAINST” approval of the Merger.

On behalf of the Board, thank you for your continued support.

Sincerely, James Farrar Chief Executive Officer and Director City Office REIT, Inc.

This proxy statement is dated [●], 2025 and, together with the enclosed proxy card, is first being mailed to stockholders of the Company on or about [●], 2025.

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2025

To the Stockholders of City Office REIT, Inc.:

You are cordially invited to attend a special meeting of stockholders (including any adjournments or postponements thereof, the “Special Meeting”) of City Office REIT, Inc., a Maryland corporation (the “Company,” “City Office” or “CIO”), on [●], 2025 at [●] a.m. Pacific Time, at the Company’s corporate office at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8. The Special Meeting is being held for the purpose of acting on the following matters:

1.

To consider and vote on a proposal to approve the merger of the Company with and into MCME Carell Merger Sub, LLC, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 23, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), and MCME Carell Merger Sub, LLC, a Maryland limited liability company (“Merger Sub”) and a wholly owned subsidiary of Parent (the “Merger Proposal”);

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “Advisory Compensation Proposal”); and

3.

To consider and vote on a proposal to approve any adjournment of the Special Meeting to a later date, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”). In addition, the Company’s bylaws permit the chair of the Special Meeting to adjourn the Special Meeting to a later date and time.

The foregoing items of business are more fully described in the attached proxy statement, which forms a part of this notice and is incorporated herein by reference. Pursuant to our bylaws, only the matters set forth in this notice of special meeting may be brought before the Special Meeting. The Company’s board of directors (the “Board”) has fixed the close of business on [●], 2025 as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any postponement or adjournment thereof. All holders of record of our common stock, par value $0.01 per share (the “Common Stock”), at the close of business on the record date are entitled to receive notice of and attend the Special Meeting or any postponement or adjournment of the Special Meeting. Holders of shares of our Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), as of the close of business on the record date are entitled to notice of, but may not vote at, the Special Meeting. The vote of the holders of our Preferred Stock is not required to approve any of the proposals at the Special Meeting and is not being solicited.

The Board has unanimously approved the Merger Agreement and determined the Merger Agreement and the transactions contemplated by the Merger Agreement, including the merger, to be advisable and in the best interests of the Company and our stockholders. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

The Merger Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting. Accordingly, your vote is very important regardless of the number of shares of Common Stock that you own. Whether or not you plan to attend the Special Meeting, we request that you authorize a proxy to vote your shares by either marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope or authorizing your proxy or voting instructions by telephone or through the Internet. If you attend the Special Meeting and you are a stockholder of record at the close of business on the record date, you may continue to have your shares voted as instructed in your proxy, or you may withdraw your proxy and vote your shares at the Special Meeting. If you fail to authorize a proxy to vote your shares or to vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, the effect will be that the shares of Common Stock that you own will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote “AGAINST” the Merger Proposal.

The approval of the Advisory Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on the respective proposal. If you fail to authorize a proxy to vote your shares or vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will have no effect on the outcome of these proposals. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.

Any proxy may be revoked at any time prior to its exercise by delivery of a properly executed, later-dated proxy card, by authorizing your proxy or voting instructions by telephone or through the Internet at a later date than your previously authorized proxy, by submitting a written revocation of your proxy to our Corporate Secretary, or by voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

Under the Maryland General Corporation Law, because shares of our Common Stock were listed on the New York Stock Exchange at the close of business on the record date, you do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the merger.

We encourage you to read the accompanying proxy statement in its entirety and to submit a proxy or voting instructions so that your shares will be represented and voted even if you do not attend the Special Meeting. If you have any questions or need assistance in submitting a proxy or your voting instructions, please call our proxy solicitor, [●] toll-free at [●].

BY ORDER OF THE BOARD OF DIRECTORS James Farrar Chief Executive Officer and Director City Office REIT, Inc. [●], 2025

i

SUMMARY

This summary highlights selected information from this proxy statement relating to the merger of City Office REIT, Inc. with and into MCME Carell Merger Sub, LLC. This summary may not contain all of the information about the Merger contemplated by the Merger Agreement (as defined below) that is important to you. As a result, to understand the merger fully and for a more complete description of the terms of the Merger, you should read carefully this proxy statement in its entirety, including the annexes and the other documents to which we have referred you, including the Merger Agreement attached as Annex A. Each item in this summary includes a page reference directing you to a more complete description of that item. This proxy statement is first being mailed to our stockholders on or about [●], 2025.

The Parties to the Merger (page 23)

City Office REIT

City Office REIT, Inc., a Maryland corporation (the “Company,” “City Office,” “CIO,” “we,” “us” or “our”) is an internally-managed real estate company organized in the state of Maryland on November 26, 2013, focused on owning, operating and acquiring office properties located predominantly in Sun Belt markets. The Company currently owns or has a controlling interest in 4.2 million square feet of office properties. The Company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

The Company’s common stock, par value, $0.01 per share (the “Common Stock”), and the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”), are listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “CIO” and “CIO.PrA”, respectively.

MCME Carell Holdings, LP

MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), was formed solely for the purpose of acquiring the Company and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below).

Parent is an affiliate of Elliott Investment Management L.P. (together with its affiliates, “Elliott”) and Morning Calm Management, LLC.

MCME Carell Merger Sub, LLC

MCME Carell Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Merger Sub”), was formed solely for purposes of facilitating Parent’s acquisition of the Company and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, on the closing date, the Company will merge with and into Merger Sub and Merger Sub will continue as the surviving entity (the “Surviving Entity”).

The Special Meeting (page 24)

The Special Meeting of our stockholders (the “Special Meeting”) will be held on [●], 2025 at [●] a.m., Pacific Time, at the Company’s corporate office at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8. At the Special Meeting, holders of our Common Stock as of the record date, which was the close of business on [●], 2025 (the “Record Date”), will be asked to consider and vote on the following matters:

1.

To consider and vote on a proposal to approve the merger of the Company with and into Merger Sub (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger, dated as of July 23, 2025 (as it may be amended from time to time, the “Merger Agreement”), by and among the Company, Parent and Merger Sub (the “Merger Proposal”);

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and

3.

To consider and vote on a proposal to approve any adjournment of the Special Meeting to a later date, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”)

If the Merger is approved by our stockholders and completed as contemplated by the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined below), other than Excluded Shares (as defined below), will be converted into the right to receive $7.00 in cash, without interest and less any applicable withholding taxes. Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares, will be redeemed by the Company for an amount equal to $25.00 per share in cash plus any accrued and unpaid distributions (whether or not declared), per share in cash, subject to deduction for an required withholding tax.

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the Special Meeting.

Record Date, Notice and Quorum

All holders of record of our Common Stock as of the Record Date, which was the close of business on [●], 2025, are entitled to receive notice of and attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each holder of Common Stock is entitled to one vote on each matter presented at the Special Meeting for each share of Common Stock that such holder owned as of the Record Date. On the Record Date, our outstanding voting securities consisted of 40,363,640 shares of Common Stock. Holders of our Preferred Stock as of the close of business on the record date are entitled to notice of, but may not vote at, the Special Meeting. The vote of the holders of our Preferred Stock is not required to approve any of the proposals at the Special Meeting and is not being solicited.

The presence in person or by proxy of our stockholders entitled to cast a majority of all the votes entitled to be cast at the Special Meeting will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to transact business at the Special Meeting. Abstentions and broker non-votes, if any, will be included in determining whether a quorum is present. A broker non-vote is a vote that is not cast on a non-routine matter because the shares entitled to cast the vote are held in the name of a broker, bank or other nominee, the broker, bank or other nominee lacks discretionary authority to vote the shares and the broker, bank or other nominee has not received voting instructions from the beneficial owner of the shares. Because all of the proposals to be voted on at the Special Meeting are “non-routine” matters, brokers, banks and other nominees will not have authority to vote on any proposals unless instructed, so we do not expect there to be any broker non-votes at the Special Meeting.

Required Vote

Completion of the Merger requires approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting. Each share of Common Stock is entitled to one vote on each matter to be voted on. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or vote at the Special Meeting (including by abstaining), or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as voting against the Merger Proposal. Holders of our Preferred Stock are not entitled to vote on the Merger Proposal.

The approval of the Advisory Compensation Proposal and the approval of the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of either of these proposals is not a condition to completion of the Merger. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares or vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will not have any effect on the outcome of either proposal. Abstentions are not considered votes cast and therefore will have no effect on the outcome of either proposal. Holders of our Preferred Stock are not entitled to vote on either the Advisory Compensation Proposal or the Adjournment Proposal.

As of the Record Date, our directors and executive officers owned and were entitled to vote an aggregate of approximately [●] shares of our Common Stock, entitling them to exercise approximately [●]% of the total combined voting power of our Common Stock at the Special Meeting. Our directors and executive officers have informed us that they intend to vote the shares that they own in favor of the Merger Proposal, in favor of the Advisory Compensation Proposal and in favor of the Adjournment Proposal, although they have no obligation to do so.

Proxies; Revocation

Any of our stockholders of record entitled to vote may authorize a proxy to vote his, her or its shares of Common Stock by returning the enclosed proxy card, authorizing a proxy or voting instructions by telephone or through the Internet, or by attending the Special Meeting and voting in person. If the shares of Common Stock that you own are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the instructions provided by your broker.

Any proxy may be revoked at any time prior to its exercise by your delivery of a properly executed, later-dated proxy card, by authorizing your proxy by telephone or through the Internet at a later date than your previously authorized proxy, by your filing a written revocation of your proxy with our Corporate Secretary or by your voting at the Special Meeting. Attendance at the Special Meeting alone will not be sufficient to revoke a previously authorized proxy.

If you own Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares

The Merger (page 28)

Pursuant to the Merger Agreement, on the closing date, the Company will merge with and into Merger Sub and the separate existence of the Company will cease, and Merger Sub will be the Surviving Entity. The Surviving Entity will be a wholly owned subsidiary of Parent following the Effective Time.

The Merger will become effective upon the time of acceptance for record of the Articles of Merger (as defined in the Merger Agreement) with respect to the Merger by the State Department of Assessments and Taxation of Maryland, or such later date and time (not to exceed 30 days following such acceptance) as may be agreed upon by the parties to the Merger Agreement and specified in the Articles of Merger (the “Effective Time”).

Recommendations of the Board of Directors (page 41)

The Company’s board of directors (the “Board”) has unanimously:

•	approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated thereby;

•

determined the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions of the Merger Agreement to be advisable and in the best interests of the Company and our stockholders; and

•	recommended that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Opinions of Our Financial Advisors (page 44)

Opinion of JLL Securities

The Board retained JLL Securities LaSalle Securities, LLC, an affiliate of JLL Securities LaSalle Americas, Inc., referred to as JLL Securities, to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. On July 23, 2025, JLL Securities orally rendered its opinion, which was subsequently confirmed in writing by delivery of JLL Securities’ written opinion addressed to the Board, dated July 23, 2025, that, as of such date, and based upon and subject to the assumptions and other relevant matters considered therein, the Common Stock Merger Consideration (as defined below) to be paid in the Merger to the holders of the Common Stock (other than shares of Common Stock held by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time) is fair, from a financial point of view, to such holders of Common Stock.

JLL Securities’ opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of shares of Common Stock of the Common Stock Merger Consideration to be paid in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of JLL Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of JLL Securities’ written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made and qualifications and limitations on the review undertaken and other matters considered by JLL Securities in connection with the preparation of its opinion. However, neither JLL Securities’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any Company Stockholder or any other person as to how to act or vote with respect to any matter relating to the Merger.

For further information, see the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of JLL Securities” and Annex B.

Opinion of Raymond James

On July 23, 2025, in connection with the Merger, Raymond James & Associates, Inc., or Raymond James, rendered its written opinion to the Board, as of that date and as to the fairness, from a financial point of view, to the holders of Common Stock (the “Common Stockholders”) of the Common Stock Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken and other matters considered by Raymond James in preparing its opinion.

Raymond James’s opinion was directed to the Board and only addressed the fairness, from a financial point of view, to our Common Stockholders of the Common Stock Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and does not address any other aspect or implication of the Merger. The summary of Raymond James’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex C to this proxy statement and sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken and other matters considered by Raymond James in preparing its opinion. However, neither Raymond James’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board or any equity holder as to how to act or vote or make any election with respect to the Merger, whether to enter into a support agreement or any other matters.

For further information, see the section entitled “The Merger—Opinions of Our Financial Advisors—Opinion of Raymond James” and Annex C.

Treatment of Common Stock, Preferred Stock and Compensatory Awards (page 70)

Common Stock

The Merger Agreement provides that, at the Effective Time, each share of our Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares of Common Stock held by any subsidiary of the Company or by Parent or Merger Sub immediately prior to the Effective Time (collectively, the “Excluded Shares”)) will be automatically cancelled and extinguished and automatically converted into the right to receive an amount in cash equal to $7.00 per share, without interest (such per share amount, the “Common Stock Merger Consideration”) and less any applicable withholding taxes. Excluded Shares will be automatically cancelled and retired without any conversion thereof and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the Merger.

Preferred Stock

The Merger Agreement provides that, immediately prior to the Effective Time, the Company will effect the redemption of all outstanding shares of the Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Preferred Stock”), at a redemption price payable in cash, by or on behalf of the Company, in an amount equal to $25.00 per share of Preferred Stock plus accumulated, accrued and unpaid dividends thereon and less any applicable withholding taxes (the “Preferred Stock Merger Consideration”). As of the Effective Time, the Preferred Stock will no longer be outstanding and all rights of the holders thereof will terminate, except for the right to receive the Preferred Stock Merger Consideration.

Restricted Stock Unit Awards

The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding award of restricted stock units of the Company (“RSU Award”), whether vested or unvested, will automatically become fully vested and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of shares of Common Stock underlying such RSU Award, less (ii) any applicable withholding taxes.

Performance Stock Unit Awards

The Merger Agreement provides that, immediately prior to the Effective Time, each outstanding award of performance stock units of the Company (“PSU Award”), whether vested or unvested, will automatically become fully vested with respect to a number of shares of Common Stock underlying such PSU Award based on the actual level of achievement of the performance-based vesting conditions applicable to such PSU Award measured through immediately prior to the Effective Time, as determined by the Board or a committee thereof in accordance with the terms of such PSU Award, and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of so-determined shares of Common Stock underlying such PSU Award, less (ii) any applicable withholding taxes.

Financing of the Merger (page 86)

Parent has informed us that in connection with the closing of the Merger, Parent expects to assume or prepay the outstanding indebtedness under our unsecured credit facility, our outstanding term loan and certain mortgage loans. As of June 30, 2025, we had approximately $647 million in aggregate principal amount of consolidated indebtedness outstanding, including $258 million under our unsecured credit facility, $25 million under our term loan and $367 million under our mortgage loans.

As of the date hereof, the term loan has been repaid from the net proceeds from the sale of certain of the Phoenix Assets and no amounts remains outstanding.

We anticipate that the total amount of funds necessary to complete the Merger, the sale of the Company’s Phoenix Assets and the other transactions contemplated by the Merger Agreement will be approximately $1.1 billion, including estimated funds needed to (i) pay the Common Stock Merger Consideration and the Preferred Stock Merger Consideration due to holders of Common Stock and Preferred Stock, respectively, under the Merger Agreement, (ii) make payments in respect of outstanding RSU Awards and PSU Awards pursuant to the Merger Agreement and (iii) pay, redeem or otherwise terminate, or assume, any outstanding net indebtedness of the Company and its subsidiaries. Parent has received an equity commitment from Elliott in an aggregate amount of up to $275 million (the “Equity Financing”) and a financing commitment from affiliates of Apollo Global Real Estate Management, L.P. (collectively, “Apollo”) to provide debt financing in the form of a loan with an aggregate principal amount of up to $400 million (the “Debt Financing”).

The Merger Agreement does not contain a financing condition to the closing of the Merger. We have agreed to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, advisable or proper to obtain the proceeds of the Equity Financing and the Debt Financing. For more information, see the sections entitled “The Merger Agreement—Financing of the Merger.”

Interests of Our Directors and Executive Officers in the Merger (page 58)

Our directors and executive officers have certain interests in the Merger that are different from, or in addition to, those of our stockholders generally. See the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” for information about interests that our directors and executive officers have in the Merger that are different than yours.

No Solicitation of Acquisition Proposals (page 81)

Under the terms of the Merger Agreement, from and after the date of the Merger Agreement, other than as permitted by certain exceptions described in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals,” we and our subsidiaries are subject to restrictions on our ability to solicit any Acquisition Proposal (as defined below in the section entitled “The Merger Agreement—Stockholders Meeting”) or inquiry, including, among others, restrictions on our ability to (1) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (2) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, or (3) resolve, agree or propose to do any of the foregoing.

Subject to the terms of the Merger Agreement, if prior to the receipt of the required Company Stockholder Approval (as defined in the Merger Agreement) (1) we or any of our subsidiaries has received a bona fide written Acquisition Proposal from a third party (that did not result from a breach of our obligations described in the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” and “The Merger Agreement—Obligation of Our Board of Directors with Respect to Its Recommendation”), (2) the Board determines in good faith, after consultation with its financial and outside legal advisors, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as defined below in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals”) and (3) the Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clauses (A) or (B) below would reasonably be expected to result in a breach of its fiduciary duties under applicable law, then we and our representatives may (A) enter into an acceptable confidentiality agreement with such third party and/or its representatives and, pursuant to an acceptable confidentiality agreement, furnish non-public information, and afford access to the books or records or officers of the acquired companies, to such third party and its representatives and (B) engage in discussions and negotiations with such third party and its representatives with respect to the acquisition proposal; provided that (i) we provide Parent a non-redacted copy of each confidentiality agreement the Company has executed; and (ii) that any non-public information provided to any such third-party shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such third party.

Under certain circumstances and after following certain procedures and adhering to certain restrictions, we are permitted to terminate the Merger Agreement if the Board approves, and substantially concurrently with the termination of the Merger Agreement, we enter into an alternative acquisition agreement providing for the implementation of a Superior Proposal (provided that such termination will not be effective until we have paid the Company Termination Fee (as described below in the section entitled “The Merger Agreement—Termination Fees—Company Termination Fee”)).

Conditions to the Merger (page 88)

Completion of the Merger depends upon the satisfaction or, to the extent permitted by law, waiver of a number of conditions, including, among others, that:

•	the required Company Stockholder Approval has been obtained;

•

the absence of any law, statute, ordinance, rule, code, regulation, injunction, judgment, order, decree or other legally enforceable requirement restraining, prohibiting or making illegal the consummation of the Merger;

•	the receipt of certain third party consents;

•	we, Parent and Merger Sub must have performed in all material respects all obligations required to be performed by us and them under the Merger Agreement at or prior to the closing;

•

from the date of the Merger Agreement through the closing date, there must not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect (as defined herein);

•

we and Parent must have received from the other party a certificate, dated as of the closing date, certifying that certain conditions have been satisfied, as described in the section entitled “The Merger Agreement—Conditions to the Merger”;

•

Parent must have received a written tax opinion of our counsel, DLA Piper (as defined herein) (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and us), dated as of the closing date and addressed to us (which opinion will be subject to customary assumptions, qualifications and representations, including representations made by the acquired companies in officer’s certificates), to the effect that, commencing with our taxable year ended December 31, 2014 and ending with our taxable year that ends with the Merger, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

•

the absence of any event of default that is incapable of being cured or is capable of being cured but still continuing (subject to a customary cure period) under certain of the Company’s loan documents; and

•

the receipt of consents from the applicable third parties relating to certain ground leases required under the Phoenix PSA (as defined in the Merger Agreement) or the sale of certain Phoenix Assets (as defined herein) has been consummated pursuant to and in accordance with the Phoenix PSA.

Termination of the Merger Agreement(page 89)

We and Parent may mutually agree to terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, even after we have obtained the required Company Stockholder Approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement upon notice to the other party at any time prior to the Effective Time (with respect to the first two bullets below, even after we have obtained the required Company Stockholder Approval), if:

•

the closing has not occurred on or before January 19, 2026 (the “Outside Date”); provided, that the right to terminate the Merger Agreement pursuant to this bullet may not be exercised by any party to the Merger Agreement whose failure (and in the case of Parent, the failure of Merger Sub) to perform any covenant or obligation under the Merger Agreement has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

•

any governmental authority of competent jurisdiction has issued a judgment, order, injunction, rule or decree that has the effect of permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger and such law or governmental order has become final and non-appealable provided, however, that the right to terminate the Merger Agreement pursuant to this bullet may not be exercised by any party to the Merger Agreement whose failure (and in the case of Parent, the failure of Merger Sub) to perform any covenant or obligation under the Merger Agreement has been the primary cause of, or the primary factor that resulted in the issuance of such judgment, order, injunction, rule or decree; or

•

the Special Meeting (including any adjournments and postponements thereof) has been held and completed and our Common Stockholders have voted on a proposal to approve the Merger and the Merger has not been approved at the Special Meeting (and has not been approved at any adjournment or postponement of the Special Meeting) by the required Company Stockholder Approval.

Termination by the Company

We may also terminate the Merger Agreement by written notice to Parent at any time prior to the Effective Time, even after we have obtained the required Company Stockholder Approval (except as otherwise specified below), if:

•

(i) there is any breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement that would give rise to the failure of any closing condition relating to their representations, warranties, covenants or agreements, (ii) we have delivered written notice to Parent of such breach, and (iii) such breach cannot or be or has not been cured by Parent or Merger Sub on or before the earlier of (a) the third Business Day prior to the Outside Date and (b) the date that is 30 calendar days following the date of our delivery of such written notice to Parent; provided, however, that we do not have the right to terminate the Merger Agreement pursuant to this bullet if we are then in breach of any of our covenants or obligations under the Merger Agreement;

•

prior to receipt of the required Company Stockholder Approval, the Board has effected an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—Obligation of Our Board of Directors with Respect to Its Recommendation”) in order to enter into a definitive agreement with respect to a Superior Proposal; provided that we have complied with the requirements described below in the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” and “The Merger Agreement—Obligation of Our Board of Directors with Respect to Its Recommendation,” simultaneously such termination, we enter into the Alternative Acquisition Agreement (as defined below in the section entitled “The Merger Agreement—No Solicitation of Acquisition Proposals”) with respect to such Superior Proposal and prior to or concurrently pay the Company Termination Fee (as described below) (and such termination of the Merger Agreement will not be effective until we have paid the Company Termination Fee); or

•	all of the following requirements are satisfied:

•

all of the mutual conditions to the parties’ obligations to consummate the Merger and the additional conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of delivery of the notice referred to in the third sub-bullet of this section capable of being satisfied as if such time were the closing);

•	Parent and Merger Sub fail to consummate the Merger on the date the closing should have occurred pursuant to the Merger Agreement;

•

on or after the date the closing of the Merger should have occurred pursuant to the Merger Agreement, we have delivered written notice to Parent confirming that all of the mutual conditions to the parties’ obligations to effect the Merger and the additional conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of delivery of the notice referred to in this sub-bullet of this section capable of being satisfied as if such time were the closing) and we are willing and able to consummate the Merger at such time; and

•	Parent fails to consummate the Merger within three business days after the delivery of the notice described in the immediately preceding sub-bullet.

Termination by Parent

Parent may also terminate the Merger Agreement by written notice to us at any time prior to the Effective Time, even after we have obtained the required Company Stockholder Approval (except as otherwise specified below), if:

•

(i) there is any breach by the Company of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement that would give rise to the failure of any closing condition relating to our representations, warranties, covenants or agreements, (ii) Parent has delivered written notice to the Company of such breach, and (iii) such breach cannot or be or has not been cured by the Company on or before the earlier of (a) the third Business Day prior to the Outside Date and (b) the date that is 30 calendar days following the date of our delivery of such written notice to the Company; provided, however, that Parent does not have the right to terminate the Merger Agreement pursuant to this bullet if Parent is then in breach of any of its covenants or obligations under the Merger Agreement; or

•

(i) prior to receipt of the required Company Stockholder Approval, the Board has effected an adverse recommendation change, or (ii)  we or any of our subsidiaries enters into any Alternative Acquisition Agreement.

Termination Fees (page 91)

Company Termination Fee

We have agreed to pay Parent a termination fee of $16 million (the “Company Termination Fee”), if:

•

we terminate the Merger Agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”;

•

Parent terminates the Merger Agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; or

•	all of the following requirements are satisfied:

•

we or Parent validly terminate the Merger Agreement pursuant to the provision described in the first bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent” (and at the time of such termination we are not able to terminate the Merger Agreement pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company” or the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent”), or Parent validly terminate the Merger Agreement pursuant to the provision described in the first bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; and

•

(1) a third party has made an Acquisition Proposal to us or our representatives or has publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) an Acquisition Proposal (and in the case of a termination pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such Acquisition Proposal or publicly proposed or announced intention was made prior to the date of the Special Meeting (including any adjournments and postponements thereof)), and (2) within 12 months of such termination of the Merger Agreement, we enter into a definitive agreement providing for the implementation of any Acquisition Proposal or any Acquisition Proposal is consummated (provided, however, that for purposes of this bullet, the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “80%”).

The Company has also agreed that in the event the Merger Agreement is terminated by either the Company or Parent pursuant to the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent” under circumstances in which the Company Termination Fee is not payable pursuant to the third bullet in the section entitled “The Merger Agreement—Termination Fees—Company Termination Fee”, then the Company shall reimburse Parent and its affiliates for all of their reasonable documented, out-of-pocket fees and expenses, up to a maximum of $2 million.

Parent Termination Fee

Parent has agreed to pay to us a termination fee of $35 million (the “Parent Termination Fee”) if we validly terminate the Merger Agreement pursuant to the provisions described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company.”

Specific Performance (page 92)

The parties to the Merger Agreement have agreed that irreparable harm would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that each party will be entitled, prior to the valid termination of the Merger Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (other than Parent and Merger Sub’s obligation to effect the closing, which is governed by the next sentence). The parties to the Merger Agreement have further agreed that, prior to the valid termination of the Merger Agreement and any dispute over the right to termination having been finally resolved, we will be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent and Merger Sub’s obligation to effect the closing on the terms and conditions set forth in the Merger Agreement in the event that (1) the mutual conditions to the parties’ obligations to effect the Merger and the additional conditions to the obligations of Parent and Merger Sub to effect the Merger (other than those conditions that by their nature are to be satisfied at the closing; provided, that each such condition is then capable of being satisfied at the closing) have been satisfied or waived, (2) the debt financing is available to be funded or will be funded or will be funded if the equity financing is funded, in each case in accordance with the terms of the debt commitment letter, (3) Parent has failed to consummate the closing at the time when it was required under the Merger Agreement, and (4) we have irrevocably confirmed in writing to Parent that if specific performance were granted and the debt financing and equity financing were funded, then the closing will occur within five business days after receipt of such irrevocable confirmation.

Regulatory Matters (page 62)

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Merger, other than the acceptance for record of the Articles of Merger with respect to the Merger by the State Department of Assessments and Taxation of Maryland.

No Dissenters’ Rights of Appraisal (page 94)

We are organized as a corporation under Maryland law. Because our Common Stock was listed on the NYSE on the Record Date for determining stockholders entitled to vote at the Special Meeting, our stockholders holding Common Stock do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the Maryland General Corporation Law (“MGCL”) in connection with the Merger. In addition, holders of our Common Stock may not exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the Merger because, as permitted by the MGCL, our charter provides that stockholders are not entitled to exercise such rights unless the Board, upon the affirmative vote of a majority of the Board, determines that the rights apply. The Board has made no such determination. However, our stockholders can vote against the Merger Proposal. In addition, holders of our Preferred Stock do not have appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the MGCL in connection with the Merger because such holders are not entitled to vote on the Merger Proposal.

Material U.S. Federal Income Tax Consequences (page 62)

The receipt of cash for each share of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the Merger measured by the difference, if any, between the cash you receive and your adjusted tax basis in your shares. In addition, under certain circumstances, we may be required to withhold a portion of your Common Stock Merger Consideration under applicable tax laws, including, in the case of non-U.S. holders, pursuant to the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the Merger to you.

For a more complete description of the material U.S. federal income tax consequences of the Merger, see the section entitled “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”.

Delisting and Deregistration of Shares of Our Common Stock and Preferred Stock (page 68)

If the Merger is completed, the Common Stock and Preferred Stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which it refers or which it incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Annex A.

Q:	What is the proposed transaction?

A:

The proposed transaction is the acquisition of the Company and its subsidiaries by affiliates of Elliott Investment Management L.P. and Morning Calm Management, LLC pursuant to the Merger Agreement. After the Merger Proposal has been approved by our stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, the Company will be merged with and into Merger Sub, with Merger Sub continuing as the Surviving Entity and a wholly owned subsidiary of Parent. The Merger will occur at the time provided in the Merger Agreement. For additional information about the Merger, please review the Merger Agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the Merger Agreement carefully and in its entirety, as it is the principal document governing the Merger.

Q:	As a stockholder, what will I receive in the Merger?

A:	For each outstanding share of Common Stock that you own immediately prior to the Effective Time, you will receive $7.00 in cash, without interest and less any applicable withholding taxes.

Q:	Will I receive any regular quarterly dividends with respect to the Common Stock that I own?

A:

Under the terms of the Merger Agreement, we may not authorize, declare or pay any dividends to the holders of shares of our Common Stock without the prior written consent of Parent, other than dividends determined in good faith to be required to maintain our status as a REIT under the Code or to avoid the incurrence of entity-level income or excise taxes under the Code (with any such additional required dividend resulting in a corresponding decrease to the Common Stock Merger Consideration).

Q:	What will happen to the restricted stock units?

A:

Immediately prior to the Effective Time, each RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically become fully vested and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of shares of Common Stock underlying such RSU Award, less (ii) any applicable withholding taxes.

Q:	What will happen to the performance stock units?

A:

Immediately prior to the Effective Time, each PSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically become fully vested with respect to a number of Common Stock underlying such PSU Award based on the actual level of achievement of the performance-based vesting conditions applicable to such PSU Award measured through immediately prior to the Effective Time as determined by the Board or a committee thereof in accordance with the terms of such PSU Award and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of so-determined shares of Common Stock underlying such PSU Award, less (ii) any applicable withholding taxes.

Q:	When do you expect the Merger to be completed?

A:

If our stockholders vote to approve the Merger Proposal, and assuming that the other conditions to the Merger are satisfied or waived, it is anticipated that the Merger will be completed in the fourth quarter of 2025. Pursuant to the Merger Agreement, the closing of the Merger will take place as soon as practicable (and, in any event, within two Business Days) after satisfaction or waiver of the conditions to the Merger described under “The Merger Agreement-Conditions to the Merger” (other than those conditions that by their nature are to be satisfied or waived at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing), subject to possible extension in the event that consents under certain of our loan documents have not yet been obtained, or at such other date as mutually agreed by Parent and us. For further information regarding the timing of the closing of the Merger, see “The Merger Agreement-Effective Times; Closing Date.”

Q:	What happens if the Merger is not completed?

A:

If the Merger Proposal is not approved by our stockholders, if the other conditions to the Merger are not satisfied or waived, or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their Common Stock pursuant to the Merger Agreement. Instead, City Office REIT, Inc. will remain a public company, our Common Stock will continue to be registered under the Exchange Act and to be listed on the NYSE, and our Common Stock will remain outstanding. Upon termination of the Merger Agreement, under certain circumstances, we will be required to pay Parent the Company Termination Fee. In certain other circumstances, Parent will be required to pay us the Parent Termination Fee upon termination of the Merger Agreement.

Q:	If the Merger is completed, how do I obtain the Common Stock Merger Consideration for my Common Stock?

A:

Following the completion of the Merger, your shares of Common Stock will automatically be converted into the right to receive your portion of the aggregate Common Stock Merger Consideration. Shortly after the Merger is completed, you will receive an instruction letter describing how you may exchange your shares of Common Stock for the Common Stock Merger Consideration. If your shares of Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the Common Stock Merger Consideration.

Q:	When and where is the Special Meeting?

A:

The Special Meeting will be held on [●], 2025 at [●] a.m., Pacific Time, at the Company’s corporate office at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8. Please contact Investor Relations at investorrelations@cityofficereit.com if you have any other questions in connection with attending the Special Meeting.

Q:	Who can vote and attend the Special Meeting?

A:

All holders of record of our Common Stock as of the Record Date, which was the close of business on [●], 2025, are entitled to receive notice of and attend and vote at the Special Meeting or any postponement or adjournment of the Special Meeting. Each holder of Common Stock is entitled to one vote on each matter presented at the Special Meeting for each share of Common Stock that such holder owned as of the Record Date.

Holders of our Preferred Stock as of the close of business on the Record Date are entitled to notice of, but may not vote at, the Special Meeting. The vote of the holders of our Preferred Stock is not required to approve any of the proposals at the Special Meeting and is not being solicited.

Q:	What vote of stockholders is required to approve the Merger Proposal?

A:

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.

Q:	What vote of stockholders is required to approve the Advisory Compensation Proposal?

A:

Approval of the Advisory Compensation Proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominees) and abstentions will have no effect on the proposal.

Q:	What vote of stockholders is required to approve the Adjournment Proposal?

A:

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. For the purpose of this proposal, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominees) and abstentions will have no effect on the proposal. Pursuant to our bylaws, the chairman of the meeting may also adjourn the Special Meeting from time to time without the approval of the stockholders, subject to the terms of the Merger Agreement.

Q:	Why is my vote important?

A:

If you do not authorize your proxy or voting instructions or vote at the Special Meeting, it will be more difficult for us to obtain the necessary quorum to hold the Special Meeting. In addition, because the Merger Proposal must be approved by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting, your failure to authorize your proxy or voting instructions or to vote at the Special Meeting will have the same effect as a vote “AGAINST” the approval of the Merger Proposal.

Q:	How does the Common Stock Merger Consideration compare to the market price of the Common Stock?

A:

The Common Stock Merger Consideration of $7.00 per share represents a premium of approximately 26.0% over the closing price of our Common Stock on July 23, 2025, the last trading day prior to the announcement of the Merger Agreement, and an approximately 39.0% premium to the volume weighted average share price on the NYSE over the previous 30 days prior to the announcement of the Merger Agreement.

Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Q:	Why am I being asked to consider and cast a vote on the Advisory Compensation Proposal?

A:

The SEC has adopted rules that require companies to seek a nonbinding, advisory vote to approve certain compensation that may be paid or become payable to their named executive officers that is based on or otherwise relates to corporate transactions such as the Merger.

Q:	What will happen if stockholders do not approve the Advisory Compensation Proposal?

A:

The vote to approve the Advisory Compensation Proposal is a vote separate and apart from the vote to approve the Merger Proposal. Approval of this proposal is not a condition to completion of the Merger. The vote on this proposal is an advisory vote only, and it is not binding on the Company or the Board. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the vote on the Advisory Compensation Proposal, if the Merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to them that is based on or otherwise relates to the Merger.

Q:	Do any of the Company’s directors and executive officers have any interest in the Merger that is different than mine?

A:

Our directors and executive officers have certain interests in the Merger that are different from, or in addition to, those interests of our stockholders generally. See “The Merger-Interests of Our Directors and Executive Officers in the Merger” for information about interests that our directors and executive officers have in the merger that are different than yours.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement and the annexes attached to this proxy statement, please vote your shares or authorize a proxy to vote your shares in one of the ways described below as soon as possible. Holders of our Common Stock will be entitled to one vote for each share of Common Stock owned as of the Record Date.

Q:	How do I cast my vote?

A:

If you are a stockholder of record on the Record Date, you may vote at the Special Meeting or authorize a proxy to vote your shares at the Special Meeting. You can authorize your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage-paid envelope, or, if you prefer, by following the instructions on your proxy card for telephonic or Internet proxy authorization. If the telephone or Internet option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered stockholders can transmit their voting instructions by telephone by calling [●] or on the Internet at [●]. Telephone and Internet voting are available 24 hours a day until 11:59 p.m., Pacific Time, the day immediately prior to the Special Meeting. Have your proxy card with you if you are going to authorize your proxy by telephone or through the Internet. To authorize your proxy by mail, please complete sign, date and mail your proxy card in the envelope provided.

Q:	How do I cast my vote if my Common Stock is held of record in “street name”?

A:

If you own Common Stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, since brokers, banks and other nominees do not have discretionary voting authority with respect to any of the proposals described in this proxy statement. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares. If you hold your shares through a broker, bank or other nominee and wish to vote at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Q:	What will happen if I abstain from voting or fail to vote?

A:

With respect to the Merger Proposal, if you abstain from voting, fail to cast your vote at the Special Meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote “AGAINST” the Merger Proposal. With respect to the Advisory Compensation Proposal and the Adjournment Proposal, if you abstain from voting, fail to cast your vote at the Special Meeting or by proxy or if you hold your shares in “street name” and fail to give voting instructions to your broker, bank or other nominee, it will not have any effect on the outcome of such proposals.

Q:	How will proxy holders vote my Common Stock?

A:

If you properly authorize a proxy prior to the Special Meeting, your shares will be voted as you direct. If you authorize a proxy but no direction is otherwise made, your shares will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the Special Meeting.

Q:	What happens if I sell my Common Stock before the Special Meeting?

A:

If you held shares of Common Stock on the Record Date but transfer them prior to the Effective Time, you will retain your right to vote at the Special Meeting, but not the right to receive the Common Stock Merger Consideration for those shares. The right to receive such consideration when the Merger becomes effective will pass to the person who at that time owns the shares you previously owned.

Q:	Can I change my vote after I have mailed my proxy card?

A:

Yes. If you own Common Stock as a record holder on the Record Date, you may revoke a previously authorized proxy at any time before it is exercised by filing with our Corporate Secretary a notice of revocation or a duly authorized proxy bearing a later date or by attending and voting at the Special Meeting. Attendance at the Special Meeting will not, in itself, revoke a previously authorized proxy. If you have instructed a broker, bank or other nominee to vote your shares, the foregoing options for changing your vote do not apply and instead you must follow the instructions received from your broker, bank or other nominee to change your vote.

Q:	Is the Merger expected to be taxable to me?

A:

Yes. The receipt of the Common Stock Merger Consideration for each share of Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Generally, for U.S. federal income tax purposes, you will recognize gain or loss as a result of the Merger measured by the difference, if any, between the cash you receive and your adjusted tax basis in your Common Stock. In addition, under certain circumstances, we may be required to withhold a portion of your Common Stock Merger Consideration under applicable tax laws, including, in the case of non-U.S. holders, pursuant to FIRPTA. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the Merger to you.

For a more complete description of the material U.S. federal income tax consequences of the Merger, see the section entitled “The Merger-Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What rights do I have if I oppose the Merger?

A:

If you are a stockholder of record on the Record Date, you can vote against the Merger Proposal. You are not, however, entitled to exercise any appraisal rights, dissenters’ rights or the rights of an objecting stockholder to receive the fair value of the stockholder’s shares in connection with the Merger. Because shares of our Common Stock were listed on the NYSE on the record date for determining stockholders entitled to vote at the Special Meeting, pursuant to the MGCL, our stockholders who object to the Merger do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder in connection with the Merger. In addition, holders of our Preferred Stock do not have appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the MGCL in connection with the Merger because such holders are not entitled to vote on the Merger Proposal. For more information, see “No Dissenters’ Rights of Appraisal.”

Q:	Where can I find the voting results of the Special Meeting?

A:

We intend to announce preliminary voting results at the Special Meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the Special Meeting. All reports that we file with the SEC are publicly available on the SEC’s website at www.sec.gov when filed.

Q:	Can I participate if I am unable to attend the Special Meeting?

A:

If you are unable to attend the Special Meeting, we encourage you to complete, sign, date and return your proxy card, or authorize your proxy or voting instructions by telephone or through the Internet.

Q:	Have any stockholders already agreed to approve the Merger?

A:

No. To our knowledge, none of our stockholders have entered into any agreement to vote any of their shares of Common Stock either in favor or against any proposal at the Special Meeting. However, while they have no obligation to do so, our directors and executive officers have informed us that they intend to vote the shares of our Common Stock that they own in favor of the Merger Proposal.

Q:	Where can I find more information about the Company?

A:

We file certain information with the SEC, which is available on the SEC’s website at www.sec.gov and on our website at http://www.cioreit.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You can also request copies of these documents from us. For more information, see “Where You Can Find More Information.”

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

We will bear the cost of solicitation of proxies for the Special Meeting. The Board is soliciting your proxy on our behalf. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our directors, officers and other employees. We have engaged [●] (“[●]”) to assist in the solicitation of proxies for a fee of $[●], plus reimbursement of out-of-pocket expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Q:	Who can help answer my other questions?

A:	If after reading this proxy statement you have more questions about the Special Meeting or the Merger, you should contact us at:

City Office REIT, Inc.

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

Attention: Corporate Secretary

(604) 806-3366

You may also contact [●] our proxy solicitor, as follows:

[●]

Email: [●]

Toll-Free: [●]

If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents that we incorporate by reference herein contain certain disclosures which contain “forward-looking statements” within the meaning of the federal securities laws, including but not limited to those statements related to the Merger, including financial estimates and statements as to the expected timing, completion and effects of the Merger. You can identify forward-looking statements because they contain words such as “expect,” “believe,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “forecast,” “outlook” and variations of these terms or the negative of these terms and similar expressions. Forward-looking statements, including statements regarding the Merger, are based on the Company’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

Important factors, risks and uncertainties that could cause actual results to differ materially from such plans, estimates or expectations include but are not limited to:

•

our ability to complete the Merger on the anticipated terms and timing, or at all, including our ability to obtain the required Company Stockholder Approval to consummate the Merger, and our ability to satisfy the other conditions to the completion of the Merger;

•	potential litigation relating to the Merger that could be instituted against us or our directors, managers or officers, including the effects of any outcomes related thereto;

•	the risk that disruptions from the Merger will harm our business, including current plans and operations, including during the pendency of the Merger;

•	our ability to retain and hire key personnel;

•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger;

•	legislative, regulatory and economic developments;

•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect our financial performance;

•	certain restrictions during the pendency of the Merger that may impact our ability to pursue certain business opportunities or strategic transactions;

•

unpredictability and severity of catastrophic events, including but not limited to acts of terrorism, outbreaks of war or hostilities or the COVID-19 pandemic, as well as management’s response to any of the aforementioned factors;

•	the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger, including in circumstances requiring the Company to pay a termination fee;

•	our ability to maintain our status as a REIT through the Effective Time;

•

our exclusive remedy against the counterparties to the Merger Agreement with respect to any breach of the Merger Agreement being to seek payment by Parent of the Parent Termination Fee in the amount of $35 million, which may not be adequate to cover our damages; and

•

the additional risks and factors discussed in our reports filed with the SEC from time to time, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as updated in our subsequent Quarterly Reports on Form 10-Q and other reports filed with the SEC under the Exchange Act.

There can be no assurance that the Merger will be completed, or if it is completed, that it will close within the anticipated time period. The factors set forth above should not be construed as exhaustive and should be read in conjunction with the other forward-looking statements. For a further discussion of these and other factors that could impact our future results, performance or consummation of the transactions contemplated by the Merger Agreement, see the sections entitled “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed by the Company with the SEC from time to time, which are available via the SEC’s website at www.sec.gov. The forward-looking statements relate only to events as of the date on which the statements are made. The Company does not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise. If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this communication that could cause actual results to differ. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect the Company.

PROPOSAL 1

MERGER PROPOSAL

We are asking our stockholders to vote on a proposal to approve the Merger of the Company with and into Merger Sub in accordance with the terms of the Merger Agreement.

For detailed information regarding this proposal, see the information about the Merger and the Merger Agreement throughout this proxy statement, including the information set forth under “The Merger” and “The Merger Agreement.” A copy of the Merger Agreement is attached as Annex A to this proxy statement.

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 1, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 1. Because the required vote for this proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, failure to vote your shares (including failure to give voting instructions to your broker, bank or other nominee) and abstentions will have the same effect as voting “AGAINST” the Merger Proposal.

Approval of this proposal is a condition to the completion of the Merger. In the event this proposal is not approved, the Merger cannot be completed.

Recommendation of the Board of Directors

The Board unanimously recommends that our stockholders vote “FOR” the Merger Proposal.

PROPOSAL 2

ADVISORY COMPENSATION PROPOSAL

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Rule 14a-21(c) under the Exchange Act, we are asking our stockholders to vote at the Special Meeting on an advisory basis regarding the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. Information intended to comply with Item 402(t) of Regulation S-K concerning this compensation, subject to certain assumptions described therein (including that each named executive officer incurs a severance-qualifying termination immediately following the Effective Time), is presented under “The Merger-Interests of Our Directors and Executive Officers in the Merger-Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger.”

The stockholder vote on this Advisory Compensation Proposal is an advisory vote only, and it is not binding on us or the Board. Further, the underlying arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is completed, our named executive officers will be eligible to receive the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger. Approval of this proposal is not a condition to the completion of the Merger.

We are asking our stockholders to vote “FOR” the following resolution:

“RESOLVED, that City Office REIT, Inc.’s stockholders approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to the named executive officers of City Office REIT, Inc. that is based on or otherwise relates to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K under “The Merger-Interests of Our Directors and Executive Officers in the Merger-Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger” (which disclosure includes the Golden Parachute Compensation Table required pursuant to Item 402(t) of Regulation S-K).”

Adoption of the above resolution, on a non-binding, advisory basis, requires the affirmative vote of a majority of the votes cast on the proposal. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 2, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 2. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that our stockholders vote “FOR” the Advisory Compensation Proposal.

PROPOSAL 3

ADJOURNMENT PROPOSAL

We are asking our stockholders to consider and vote on a proposal to approve any adjournment or postponement of the Special Meeting to another date, time or place if necessary or appropriate for the purpose of soliciting additional proxies for the proposals to be acted upon at the Special Meeting if there are not sufficient votes at the time of the Special Meeting or any adjournment thereof to approve one or more of the proposals.

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast on the proposal. Approval of this proposal is not a condition to the completion of the Merger. If you properly authorize your proxy by mail, by telephone or through the Internet, but do not indicate instructions to vote your shares “FOR,” “AGAINST” or “ABSTAIN” on this Proposal 3, your shares will be voted in accordance with the recommendation of the Board, which is “FOR” this Proposal 3. An abstention or failure to vote on this proposal will have no effect on the approval of this proposal.

Recommendation of the Board of Directors

The Board unanimously recommends that our stockholders vote “FOR” the Adjournment Proposal.

THE PARTIES TO THE MERGER

City Office REIT

City Office REIT, Inc. is an internally-managed corporation organized in the state of Maryland on November 26, 2013, focused on owning, operating and acquiring office properties located predominantly in Sun Belt markets. The Company currently owns or has a controlling interest in 4.2 million square feet of office properties. The Company has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

The Common Stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “CIO.” The Preferred Stock is listed on the NYSE and trades under the symbol “CIO.PrA.”

MCME Carell Holdings, LP

MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), was formed solely for the purpose of acquiring the Company and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement (as defined below).

Parent is an affiliate of Elliott Investment Management L.P. (together with its affiliates, “Elliott”) and Morning Calm Management, LLC.

MCME Carell Merger Sub, LLC

MCME Carell Merger Sub, LLC was formed solely for purposes of facilitating Parent’s acquisition of the Company and has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Pursuant to the terms and conditions of the Merger Agreement, on the closing date, the Company will merge with and into Merger Sub and Merger Sub will continue as the Surviving Entity.

THE SPECIAL MEETING

Date, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Board to be exercised at a Special Meeting to be held on [●], 2025 at [●] a.m., Pacific Time. The Special Meeting will be held at the Company’s corporate office at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8.

The purpose of the Special Meeting is for you to consider and vote on the following matters:

1.	To consider and vote on a proposal to approve the Merger of the Company with and into Merger Sub, pursuant to the terms of the Merger Agreement, by and among the Company, Parent and Merger Sub;

2.

To consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the Merger; and

3.

To consider and vote on a proposal to approve any adjournment of the Special Meeting to a later date, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal.

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting is required to approve the Merger Proposal and for the Merger to occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date, Notice and Quorum

The close of business on [●], 2025 is the Record Date for holders of our stock entitled to receive notice of, and holders of our Common Stock entitled to attend and vote at, the Special Meeting or any postponement or adjournment of the Special Meeting. Each holder of Common Stock is entitled to one vote on each matter presented at the Special Meeting for each share of Common Stock that such holder owned as of the record date. On the Record Date, our outstanding voting securities consisted of 40,363,640 shares of Common Stock. Holders of shares of our Preferred Stock as of the close of business on the Record Date are entitled to notice of, but may not vote at, the Special Meeting. The vote of the holders of our Preferred Stock is not required to approve any of the proposals at the Special Meeting and is not being solicited.

The presence in person or by proxy of our stockholders entitled to cast a majority of all of the votes entitled to be cast at the Special Meeting will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to transact business at the Special Meeting. Abstentions and broker non-votes (as described below), if any, will be included in determining whether a quorum is present.

Required Vote

Completion of the Merger requires approval of the Merger Proposal by the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting. Each holder of Common Stock is entitled to one vote on each matter presented at the Special Meeting for each share of Common Stock that such holder owned as of the Record Date. Because the required vote for the Merger Proposal is based on the number of votes our stockholders are entitled to cast rather than on the number of votes cast, if you fail to authorize a proxy to vote your shares or vote at the Special Meeting (including by abstaining), or fail to instruct your broker, bank or other nominee on how to vote, such failure will have the same effect as voting against the Merger Proposal.

In addition, the approval of the Advisory Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on the proposal. Approval of these proposals is not a condition to completion of the Merger. For the purpose of each of these proposals, if you fail to authorize a proxy to vote your shares or vote at the Special Meeting, or fail to instruct your broker, bank or other nominee on how to vote, it will not have any effect on the outcome of such proposals. Abstentions are not considered votes cast and therefore will have no effect on the outcome of these proposals.

Accordingly, in order for your shares to be voted, if you are a stockholder of record, you must either return the enclosed proxy card, authorize your proxy or voting instructions by telephone or through the Internet or vote at the Special Meeting.

As of the Record Date, our directors and executive officers owned and were entitled to vote an aggregate of approximately [●] shares of our Common Stock, entitling them to exercise approximately [●]% of the total combined voting power of our Common Stock at the Special Meeting. Our directors and executive officers have informed us that they intend to vote the shares of our Common Stock that they own in favor of the Merger Proposal, in favor of the Advisory Compensation Proposal and in favor of the Adjournment Proposal, although they have no obligation to do so.

Votes cast by proxy or at the Special Meeting will be counted by the person appointed by us to act as inspector of election for the Special Meeting. The inspector of election will also determine the number of shares of Common Stock represented at the Special Meeting, in person or by proxy.

How to Authorize a Proxy

Holders of record of our Common Stock may vote or cause their shares to be voted by proxy using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	authorize your proxy or voting instructions by telephone or through the Internet by following the instructions included with your proxy card; or

•	attend and vote at the Special Meeting.

Regardless of whether you plan to attend the Special Meeting, we request that you authorize a proxy for your shares as described above as promptly as possible.

Under NYSE rules, all of the proposals in this proxy statement are non-routine matters, so there can be no broker non-votes at the Special Meeting. A broker non-vote occurs when shares held by a broker, bank or other nominee are represented at a meeting, but the broker, bank or other nominee has not received voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal but has discretionary voting power on other proposals at such meeting. Accordingly, if you own Common Stock through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you, as brokers, banks and other nominees do not have discretionary voting authority with respect to any of the three proposals described in this proxy statement. You should instruct your broker, bank or other nominee as to how to vote your shares following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares. If you hold your shares through a broker, bank or other nominee, and wish to vote at the Special Meeting, you must obtain a “legal proxy,” executed in your favor, from the broker, bank or other nominee (which may take several days).

Because the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock entitled to vote on the matter at the Special Meeting, the failure to provide your bank, broker or other nominee with voting instructions will have the same effect as a vote “AGAINST” the Merger Proposal. Because the approval of the Advisory Compensation Proposal and the Adjournment Proposal each requires the affirmative vote of a majority of the votes cast on such proposal, and because your bank, broker or other nominee does not have discretionary authority to vote on either proposal, the failure to provide your bank, broker or other nominee with voting instructions will have no effect on approval of either proposal, assuming a quorum is present.

Proxies and Revocation

If you authorize a proxy, your shares will be voted at the Special Meeting as you indicate on your proxy. If no instructions are indicated when you authorize your proxy, your shares will be voted in accordance with the recommendations of the Board. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

You may revoke your proxy at any time, but only before the proxy is voted at the Special Meeting, in any of three ways:

•

by delivering, prior to the date of the Special Meeting, a written revocation of your proxy dated after the date of the proxy that is being revoked to our Corporate Secretary at Secretary at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8, Attention: Investor Relations;

•

by delivering to our Corporate Secretary a later-dated, duly executed proxy or by authorizing your proxy by telephone or by Internet at a date after the date of the previously authorized proxy relating to the same shares of Common Stock; or

•	by attending and voting at the Special Meeting.

Attendance at the Special Meeting will not, in itself, constitute revocation of a previously granted proxy. If you own Common Stock in “street name,” you may revoke or change previously granted voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the shares.

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the Special Meeting.

Solicitation of Proxies

We will bear the cost of solicitation of proxies for the Special Meeting. In addition to the use of mail, proxies may be solicited by personal interview, telephone, facsimile, e-mail or otherwise, by our officers, directors and other employees, for which they will not receive additional compensation. We have engaged [●] to assist in the solicitation of proxies for a fee of $[●], plus reimbursement of out-of-pocket expenses, and we have agreed to indemnify [●] against certain losses, costs and expenses. We also will request persons, firms and corporations holding shares in their names, or in the names of their nominees, that are beneficially owned by others to send or cause to be sent proxy materials to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

Adjournments

Our bylaws permit the chairman of the Special Meeting, acting in his own discretion and without any action by our stockholders, to adjourn the Special Meeting (whether or not a quorum is present) to a later date and time and at a place announced at the Special Meeting. The adjourned meeting may take place without further notice other than by an announcement made at the Special Meeting unless the adjournment is for more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting (subject to certain restrictions in the Merger Agreement, including that the Special Meeting generally may not be held, without Parent consent, on a date that is more than 10 days after the date on which the Special Meeting was originally scheduled).

Postponements

At any time prior to convening the Special Meeting, we may postpone the Special Meeting for any reason without the approval of our stockholders to a date not more than 120 days after the original record date (subject to certain restrictions in the Merger Agreement, including that the Special Meeting generally may not be held, without the Parent’s consent, on a date that is more than 10 days after the date on which the Special Meeting was originally scheduled).

THE MERGER

General Description of the Merger

Under the terms of the Merger Agreement, affiliates of Morning Calm and Elliott will acquire us and our subsidiaries, through the merger of us with and into Merger Sub, with Merger Sub continuing as the Surviving Entity.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board, members of our management or our representatives and other parties.

The Board and the Company’s senior management regularly review our strategies, performance and objectives in light of the then-current business, economic and capital markets environments, as well as trends and developments in the office REIT sector and real estate industry more generally. As part of these reviews, the Board and the Company’s senior management have periodically considered various potential strategic and financial initiatives, all with the goal of maximizing stockholder value. In connection therewith, the Board and the Company’s senior management routinely evaluate, analyze and discuss various opportunities and challenges that we face as a public company within our sector. As a result of such internal reviews, on April 26, 2023, the Board retained JLL Securities and Raymond James (together with JLL Securities, the “Financial Advisors”) to assist in its review of strategic alternatives available to the Company, including but not limited to a potential merger with another REIT, a joint venture transaction, private investment in public equity financing or other alternative financing transactions, asset or portfolio sales, a liquidation strategy, a take-private transaction or maintaining the status quo as a publicly-traded company (each, a “Strategic Alternative”).

From April 2023 through December 2024, with the advice and assistance of representatives of each of the Financial Advisors, the Board and the Company’s senior management evaluated a number of Strategic Alternatives with the ultimate goal of maximizing stockholder value. During this period, the Company and representatives of its Financial Advisors engaged in discussions and negotiations with a group of two investors who worked diligently to underwrite a potential take-private transaction (the group hereinafter referred to as “Bidder A”) and had preliminary discussion with certain groups that were approached by representatives of the Financial Advisors, but none of these potential Strategic Alternatives resulted in an actionable transaction.

In February 2024, our chief executive officer, James Farrar, received a call from the financial advisor of Bidder A. During such conversation, representatives from Bidder A’s financial advisor indicated that a letter of interest with respect to the acquisition of the Company by Bidder A would be forthcoming. On February 22, 2024, a meeting of the Board was convened, and Bidder A’s interest was discussed. Later that day, Mr. Farrar received a letter from Bidder A’s financial advisor on behalf of Bidder A. The letter contained a number of deficiencies, including failure to state a precise enterprise value and significant lack of clarity regarding the plans for financing of any potential transaction. Mr. Farrar subsequently provided feedback to representatives of Bidder A indicating that it was apparent to Mr. Farrar that Bidder A had conducted limited underwriting and had too much ambiguity around its proposed financing sources, and that Bidder A needed to alleviate such concerns if the Board was going to consider any subsequent bid.

On April 18, 2024, Mr. Farrar received a phone call from representatives of Bidder A’s financial advisor, indicating that a new letter of intent to acquire the Company was forthcoming.

On April 22, 2024, the Company received a letter of intent from Bidder A to acquire the Company (the “April 22 Proposal”), which included a purchase price range of $7.00 – $9.00 per share of Common Stock of the Company. The letter of intent also included a request for access to non-public information in order for Bidder A to provide a more specific price per share within 30 days of the April 22 Proposal.

On May 2, 2024, the Board held a meeting, which the Company’s senior management attended and the April 22 Proposal was discussed. At this meeting, the Board discussed a number of challenges in the commercial office space market and a number of other short-term and long-term challenges faced by the Company, including access to debt financing. Members of our management team indicated that Bidder A had completed more due diligence since its initial outreach and that Bidder A had identified several credible groups with whom it envisioned partnering in order to finance a Strategic Alternative, which the Board noted enhanced Bidder A’s credibility. The Board instructed management to negotiate a non-disclosure agreement with Bidder A in order to allow it to review certain non-public due diligence materials and instructed Mr. Farrar to work with JLL Securities and Raymond James in order to discuss alternative groups that may be interested in pursuing a Strategic Alternative transaction.

On May 21, 2024, the Board held a meeting, which the Company’s senior management attended, to further discuss the April 22 Proposal and the Company’s entry into a non-disclosure agreement with Bidder A, as well as an update on Bidder A’s access to a virtual data room (the “VDR”) containing due diligence materials regarding the business and operations of the Company. The Board unanimously approved entry into a non-disclosure agreement with Bidder A. The Board expressed support for management to meet with other potential acquirors based on JLL Securities’ market intelligence during this period. The Board noted that in recent years, there were limited groups interested in the office building space due to the impact of COVID-19. Later that day a non-disclosure agreement was entered into between the Company, Bidder A and Bidder A’s financial partner, a significant real estate investor, that Bidder A had identified as the primary source of equity financing for the proposed transaction. The non-disclosure agreement contained customary standstill restrictions. Over the next two weeks, Bidder A conducted a due diligence review of the Company.

On June 5, 2024, Bidder A submitted a revised letter of intent to acquire the Company, which included a purchase price range of either (i) $7.00 to $8.00 per share of the Company, conditioned upon the assumption of the Company’s property-level indebtedness, or (ii) $6.00 to $7.00, which assumed that all of the Company’s debt would be refinanced as part of the proposed transaction. Later that day, representatives from Bidder A spoke to representatives from JLL Securities and indicated that the ultimate offer price could be lower or higher than the ranges set forth in the revised letter of intent depending on additional financial due diligence and informed the representatives from JLL Securities that Bidder A would require exclusivity in order to complete due diligence and refine its proposed purchase price and financing plans.

On June 6, 2024, Mr. Farrar engaged in discussions about the June 5, 2024 revised letter of intent with representatives of the Financial Advisors and the Company’s special transaction counsel, DLA Piper LLP (US) (“DLA Piper”). Later on June 6, 2024, Mr. Farrar delivered to the Board the June 5, 2024 revised letter of intent. The Board unanimously approved terminating discussions with Bidder A due to significant uncertainty regarding Bidder A’s financing capabilities, minimal diligence done to date and the lower per share range as compared to their previous offers, and instructed management and the representatives of the Financial Advisors to conduct the proposed outreach as promptly as practicable.

On June 10, 2024, at the direction of the Board, the Company delivered a letter to Bidder A, which terminated discussions between the two groups and requested a return of all confidential information in Bidder A’s possession.

On June 14, 2024, representatives from Bidder A’s financial advisor called Mr. Farrar to provide context regarding Bidder A’s decreased offer price. Mr. Farrar expressed that he was not confident that Bidder A had sufficient debt or equity financing in order to complete a transaction. Later that day, Bidder A submitted a revised letter of intent to acquire the Company, which included a purchase price range of $8.00 to $9.00 per share and requested a 45-day exclusivity period.

On June 17, 2024, Mr. Farrar communicated with the Board the revised terms of Bidder A’s latest offer and provided an update on his conversations regarding termination of discussions with Bidder A. On June 18, 2024, at the direction of the Board, due primarily to significant uncertainty regarding Bidder A’s financing capabilities and minimal diligence done to date, management delivered a letter to Bidder A, which terminated discussions between the two groups and requested a return of all confidential information in Bidder A’s possession.

On July 1, 2024, representatives from Bidder A requested that its potential debt provider be admitted to the VDR, which request was granted.

On July 16, 2024, at the direction of the Board, Mr. Farrar traveled to New York to attend meetings organized by representatives of the Financial Advisors with a number of potential investors and/or acquirors with respect to a Strategic Alternative, which also included a meeting with the chief executive officer of Bidder A. During the meeting with Bidder A’s chief executive officer, Mr. Farrar expressed the importance of validating Bidder A’s access to sufficient capital in order to complete an acquisition of the Company. Bidder A’s chief executive officer indicated that Bidder A would need to syndicate its equity financing but was unable to articulate with sufficient clarity how this would be accomplished, or which investors would be included.

On July 18, 2024, members of management met the chief executive officer of Morning Calm Management, LLC (“Morning Calm”) in Aspen, CO to discuss a potential Strategic Alternative. Morning Calm’s chief executive officer focused on their relationship with Elliott and Morning Calm’s desire to expand its office building holdings. Management noted that it was apparent that the chief executive officer of Morning Calm had completed an extensive analysis of the Company’s portfolio and was very knowledgeable about the Company generally. Morning Calm’s chief executive officer noted that Morning Calm would work over the weekend to gauge Elliott’s interest as a potential equity partner in a potential transaction with the Company. Separately, later that day, Bidder A submitted a revised letter of intent to acquire the Company, which included a purchase price range of $8.25 – $9.00 per share and a 45-day exclusivity period requirement. Additionally, Bidder A’s potential debt provider provided a letter indicating its interest in potentially providing acquisition debt financing in conjunction with Bidder A’s revised letter of intent.

On July 22, 2024, Mr. Farrar provided an update to the Board with respect to possible investors interested in the office building sector. The Board directed management to enter into non-disclosure agreements with investors that were deemed credible and qualified by the Company’s management team. The Board also instructed management to inform Bidder A that the Board would review its recently submitted letter of intent at the next meeting of the Board.

On July 25, 2024, the Company entered into a non-disclosure agreement with Morning Calm, which contained a customary standstill provision. Representatives of Raymond James and Morning Calm then met and discussed the Company’s portfolio and planned property tours commencing on July 31 in Orlando. After such meeting, Morning Calm was given access to the VDR.

On July 31, 2024, the Board held a meeting, which included members of management, representatives of the Financial Advisors and DLA Piper, to discuss the process for identifying potential Strategic Alternatives and planned next steps. Representatives of the Financial Advisors updated the Board on discussions and progress made thus far. Management then provided an update on its discussions with various groups to date, including its communications with representatives of Morning Calm. The Board discussed various topics, including slight improvement in the office leasing sector and also discussed challenges relating to tenant downsizing, higher tenant turnover, elevated tenant improvement costs, lack of debt financing, and the likelihood of significant losses that may be realized over time. The Board discussed the benefits of continuing to evaluate the various Strategic Alternatives and expressed a desire to widen the number of groups the representatives of the Financial Advisors would solicit to pursue a Strategic Alternative, including to potentially acquire the Company or a subset of its properties in order to maximize stockholder value. The Board instructed management to continue the process to explore all opportunities to maximize value for stockholders and instructed them to provide select information to certain parties under non-disclosure agreements in order to help evaluate and validate their potential offers.

Between July 22 and August 22, 2024, the Company had discussions with 11 possible investors, including Bidder A, and entered into non-disclosure agreements with five additional parties, including Morning Calm, each with the aim of exploring various Strategic Alternatives. The Company advised such parties that letters of intent and indications of interest were to be submitted by the first week of September. During this period, Morning Calm and Bidder A (who each had previously signed a non-disclosure agreement) and three other counterparties toured various Company properties in Dallas, Raleigh, Orlando, Tampa, and Phoenix as well as conducted detailed asset review calls with the Company’s management and senior market leaders.

Between September 4 and September 11, 2024, the Company received letters of intent, indications of interests, or verbal messages of interests from various parties including from “Bidder B” to acquire two of the Company’s properties known as Bloc 83 and Terraces for $280 million, “Bidder C” to acquire two of the Company’s properties known as Bloc 83 and Terraces for $300 million to 315 million, “Bidder D” to acquire two of the Company’s properties known as Bloc 83 and Terraces for $270 million, “Bidder E” to acquire the Company for $6 to 7 per share of Common Stock, Morning Calm to acquire the Company for $7 per share of Common Stock and Bidder A to acquire the Company for $8.25 per share of Common Stock.

On September 17, 2024, representatives of Bidder A, the Company and JLL Securities held a due diligence call, where Bidder A engaged in a variety of due diligence topics with management, and discussed Bidder A’s proposal, along with outstanding questions regarding Bidder A’s proposal and its financing plans.

On September 24, 2024, representatives from Morning Calm, Elliott and the Company met in New York to review the Company’s portfolio and a potential transaction between the parties with the goal of seeking an increased offer from Morning Calm. On September 26, 2024, Morning Calm expressed that it was unable to increase its offer and formally declined to make a written offer to the Company at such time until further diligence was conducted.

On September 30, 2024, the Board held a meeting, which the Company’s senior management and representatives of the Financial Advisors attended. The Board discussed business strategy, refinancing alternatives, and capital raising options in an effort to ensure the Company had sufficient liquidity to service its credit facility through its maturity in late 2025. Representatives of the Financial Advisors then discussed with the Board an update of the process to identify a Strategic Alternative. The Board and the representatives of the Financial Advisors discussed the valuation delta between Bidder A’s offer and the other offers provided to date, as well as the increased due diligence performed by Bidder A. In an effort to maximize stockholder value, the Board instructed management to enter into an exclusivity agreement with Bidder A and seek to increase the price to $8.50.

On October 1, 2024, Mr. Farrar and the chief executive officer of Bidder A discussed the offer and the chief executive officer of Bidder A agreed to increase the offer price to $8.50 per share conditional on being granted a period of exclusivity.

On October 7, 2024, the Company and Bidder A entered into an exclusivity agreement, which contemplated a 30-day exclusivity period based upon an $8.50 per share acquisition price. The exclusivity agreement also contemplated a mutual extension option for an additional 45 days if Bidder A was able to provide evidence of committed financing for the transaction. At this point, all other parties evaluating Strategic Alternatives were removed from the VDR and discussions with such parties were terminated.

On October 30, 2024, the Board held a meeting to discuss the status of Bidder A’s due diligence and other work streams related to their proposal, including Bidder A’s work to obtain sufficient financing required to fund the proposed acquisition of the Company. The Board discussed the challenging market that the office industry was facing and how to best position the Company to maximize value to its stockholders if the discussions with Bidder A did not result in a transaction.

On November 7, 2024, Bidder A arranged a call between management and representatives from its potential debt provider with respect to the status of potential acquisition financing.

The next day, on November 8, 2024, the Company agreed to extend exclusivity with Bidder A through November 22, 2024; however, management communicated to representatives of Bidder A that the Company would be unlikely to provide further extensions if it did not get additional comfort on Bidder A’s financing capabilities.

On November 22, 2024, Mr. Farrar, JLL Securities, the chief executive officer of Bidder A and Bidder A’s financial advisor met via teleconference to discuss the current status of Bidder A’s proposal. The chief executive officer of Bidder A stated that, if exclusivity was extended, Bidder A would (i) conduct a 60-day due diligence period, (ii) order third party property level due diligence reports, and (iii) execute the proposed debt provider’s term sheet, in each instance, in an effort to advance the proposed transaction. Based upon these commitments, and following a discussion with the Board, the Company agreed to extend exclusivity to January 22, 2025; however, such exclusivity was subject to Bidder A (a) providing a formal debt commitment letter in the amount of $360 million by December 13, 2024, and (b) paying any required lender deposits.

On December 12, 2024, Mr. Farrar, Bidder A’s chief executive officer, and representatives from Bidder A’s financial advisor and JLL Securities met via teleconference to discuss the Company’s immediate need for assurances that Bidder A was able to obtain debt financing sufficient to complete the acquisition of the Company. The representatives of Bidder A’s financial advisor informed JLL Securities that they would be sending the signed debt application (not a formal debt commitment letter) as supporting evidence of Bidder A’s capability to obtain financing.

The next day, on December 13, 2024, Bidder A provided a term sheet dated November 22, 2024 from a purported debt provider that was unexecuted by the purported debt provider and had previously been shared with the Company. Bidder A also advised the Company that it had not engaged third parties to conduct the property-level due-diligence reports to date, as it had agreed to during the November 22, 2024 teleconference.

On December 16, 2024, at the direction of the Board, the Company sent a letter to Bidder A formally terminating discussions between the parties.

On December 20, 2024, the Board held a meeting to discuss a variety of matters, including restarting the exploration of Strategic Alternatives. Mr. Farrar advised the Board that at a recent industry event, which was attended by a number of office-industry investors, the sentiment towards the office building sector seemed to be shifting to a more positive viewpoint. Mr. Farrar recommended to the Board that the Company reengage with prior parties who had been in discussions regarding Strategic Alternatives as well as various other groups with respect to an acquisition of the Company or certain other Strategic Alternatives and directed management to work with the Financial Advisors in this regard.

Later on December 20, 2024, our management instructed the representatives of the Financial Advisors to assist in formulating a plan to reengage in dialogue with select parties that representatives of the Financial Advisors had identified as having an interest in the office sector with respect to Strategic Alternatives and to assist in determining the appropriate strategy regarding such reengagement.

Over the next several weeks, the Company re-engaged with certain of the parties that were part of the prior process in the summer of 2024, entered into 12 additional non-disclosure agreements with potential counterparties to a Strategic Alternative, and provided those parties access to the VDR.

On February 19, 2025, the Board held a meeting, attended by the Company’s senior management and representatives of the Financial Advisors. At the meeting, the representatives of the Financial Advisors discussed with the Board regarding progress with respect to identifying potential Strategic Alternatives and the process of soliciting proposals with respect thereto. The representatives of the Financial Advisors discussed various Strategic Alternatives available to the Company, including a sale of certain assets, a potential liquidation strategy and a sale of the whole Company, among others. The representatives of the Financial Advisors noted that they had been in contact with 17 potential counterparties and 12 of the 17 expressed an interest in conducting additional due diligence with respect to a Strategic Alternative. Recognizing the Company’s fall 2025 debt maturities and related liquidity considerations, the Board instructed management to work to conclude the process by April 2025 and to present the Board with actionable alternatives with respect to one or more Strategic Alternative for consideration, including by reengaging with Morning Calm and other interested parties.

On February 26, 2025, at the direction of the Board, representatives of the Financial Advisors requested that all interested parties present offers for a Strategic Alternative no later than March 27, 2025.

On April 3, 2025, Southwest Value Partners (“SWVP”) provided the Company with a proposal to purchase a portfolio of the Company’s Phoenix, AZ properties (the “Phoenix Assets”) for a purchase price of $289.4 million.

On April 10, 2025, the Board held a meeting, which was attended by the Company’s senior management and representatives of the Financial Advisors. The representatives of the Financial Advisors discussed with the Board the proposals for Strategic Alternatives received, which included written offers from (a) Bidder B’s proposal to acquire two of the Company’s properties known as Bloc 83 and Terraces for $305 million, (b) SWVP’s proposal to acquire the Phoenix Assets for $291.5 million (an increase from its original proposal), (c) the proposal by “Bidder F” to acquire 11 of the Company’s properties for $628 million, (d) the proposal by “Bidder G” to acquire eight of the Company’s properties for $450 million, and (e) the proposal by “Bidder H” to acquire an asset for $92 million. The representatives of the Financial Advisors informed the Board that Morning Calm had indicated it was seeking investment committee approval to make a proposal to the Company but that the representatives of the Financial Advisors had not received a formal proposal from Morning Calm as of the time of the meeting. The representatives of the Financial Advisors then discussed with the Board additional specifics regarding three scenarios based on proposals received: (1) selling specific properties of the Company; (2) a liquidating strategy; or (3) a whole Company sale. The Board also discussed the possibility of maintaining its existence as a public company without engaging in one of the aforementioned scenarios. Ultimately, the Board instructed management to advance these options further over the next few weeks with a stated goal to continue exploring alternatives to maximize stockholder value and enhance Company liquidity.

On April 11, 2025, representatives of the Financial Advisors received a formal proposal from Morning Calm, in partnership with Elliott, to acquire the Company for a purchase price of $6.50 per share.

On April 18, 2025, the Board held a meeting, which was attended by the Company’s senior management, representatives of the Financial Advisors and DLA Piper. The representatives of the Financial Advisors discussed with the Board an update regarding the strategic transaction process and the various options related thereto. The Board and the representatives of the Financial Advisors discussed the risks, uncertainties, transaction costs and timelines associated with, and the relative unattractiveness of, the various asset sale transactions and liquidation strategies put forth by Bidder F, Bidder G and Bidder H, when compared to the various other alternatives presented. Representatives of Raymond James discussed with the Board whether Morning Calm and Elliott may be willing to increase their offer if Morning Calm and Elliott were advised of SWVP’s proposal to acquire the Phoenix Assets, as Morning Calm had previously expressed to the representatives of Raymond James that they were not interested in owning the Phoenix Assets. The Board then engaged in discussions related to the challenges the office industry was facing and the potential transaction that was in the best interests of the Company’s stockholders. The Board considered all of the potential options available to it and ultimately authorized the representatives of the Financial Advisors and management to engage with Morning Calm.

On April 22, 2025, Morning Calm sent the Company a letter (the “April 22 Letter”). In the April 22 Letter, Morning Calm proposed to acquire the Company in an all-cash transaction at a price of $7.00 per share, which represented a premium of 37% over the Company’s 90-day VWAP, as of April 2025. The April 22 Letter also stated that (a) Morning Calm was prepared to conduct all due diligence and concurrently negotiate a definitive merger agreement over a period of 60 days, (b) the transaction would be funded with a combination of equity financing and debt financing, (c) the Company would be prohibited from declaring or paying dividends during the interim period between signing and closing the transaction, and (d) the transaction would be subject to customary closing conditions. The April 22 Letter also stated that Morning Calm, Elliott and the Company would enter into an exclusivity agreement and that the “no shop” concept of such agreement would be included in the definitive agreement as an interim covenant. The April 22 Letter did not outline any other material terms of the proposal in any material manner. The April 22 Letter was circulated to the Board, as well as the representatives of the Financial Advisors and DLA Piper.

Later on April 22, 2025, the Board held a meeting, which was attended by the Company’s senior management, the representatives of the Financial Advisors and DLA Piper. DLA Piper provided an overview of the directors’ fiduciary duties owed to the Company’s stockholders. Next, representatives of Raymond James reviewed the April 22 Letter with the Board, and discussed the conditions to the offer, including the “no shop” concept, the exclusivity requirement, and the suspension of dividend payments during the interim period between signing a definitive agreement and the closing of the transaction. The Board then engaged in discussions regarding the April 22 Letter and SWVP’s offer to purchase the Phoenix Assets. At the conclusion of the meeting, the Board instructed management to approach SWVP to increase its offer for the Phoenix Assets and provided its support to continue discussions with Morning Calm.

On April 28, 2025, the Company and SWVP executed a letter of intent to sell the Phoenix Assets for $296 million, which included the following terms, among others, (a) a 45-day feasibility period, with a right to extend such period for an additional 30 days, (b) no financing contingency, (c) a minimum period before SWVP could waive its due diligence conditions and (d) an ability for the Company to terminate the definitive agreement in exchange for a breakup fee payment.

On April 30, 2025, the Company entered into an exclusivity agreement (the “Exclusivity Agreement”) with Morning Calm. The Exclusivity Agreement provided for a 60-day exclusivity period, by which Morning Calm was required to confirm on the 30th day of such exclusivity period that it was working in good faith to pursue a transaction with the Company on substantially the same terms as set forth in the April 22 Letter, otherwise the Company was permitted to terminate the Exclusivity Agreement. The Exclusivity Agreement also provided that (a) the Phoenix Assets and (b) other potential dispositions by the Company up to an aggregate amount of $15 million would not be subject to the terms of the Exclusivity Agreement. The Exclusivity Agreement was subsequently amended on May 20, 2025 to allow for up to an aggregate amount of $80 million in other potential dispositions as a result of potential development interest at one of the Company’s assets in Denver, CO.

On May 1, 2025, the Board held a meeting, which was attended by the Company’s senior management. Management provided the Board with an update on the progress made with Morning Calm and SWVP. After such update, the Board engaged in discussion regarding the same. The Board then reconfirmed its instruction to management to continue working with Morning Calm and SWVP in parallel.

On May 26, 2025, the investment committee of the Board held a meeting to discuss the transaction with SWVP. At such meeting, members of the committee engaged in discussions regarding the benefits and considerations of selling the Phoenix Assets. At the conclusion of the meeting, the investment committee unanimously recommended to the Board to approve the sale of the Phoenix Assets to SWVP on the previously agreed upon terms, subject to the negotiation of mutually acceptable definitive documentation.

Later in the day on May 26, 2025, the Board held a meeting to receive the investment committee’s recommendation with respect to the sale of the Phoenix Assets to SWVP. After the investment committee provided its recommendation and the Board’s discussion related thereto, the Board unanimously approved moving forward with the sale of the Phoenix Assets to SWVP on the previously agreed upon terms, subject to the negotiation of mutually acceptable definitive documentation. The Board went on to discuss the April 22 Letter, and while the Board recognized that the letter represented a credible offer from a well-capitalized counterparty, the Board further indicated that it would need to reevaluate other Strategic Alternatives in order to maximize stockholder value if the process did not progress in an efficient manner. Following this discussion, the Board determined to amend the engagements with Raymond James and JLL Securities to, among other things, allocate a management fee holdback and reflect a sale or alternative transaction as then-contemplated, and approved the Company entering into such amended engagements with each of the Financial Advisors. For further information, see the section entitled “The Merger—Opinions of Our Financial Advisors.”

On May 30, 2025, the chief executive officer of Morning Calm advised Mr. Farrar by email that Morning Calm was continuing to work in good faith to the complete the transaction contemplated by, and on the terms set forth in, the April 22 Letter, which by the terms of the Exclusivity Agreement, automatically extended the exclusivity period under the Exclusivity Agreement by an additional 30 days.

From May 30, 2025 through the signing of the Merger Agreement on July 23, 2025, the Company continued to provide additional customary due diligence information to Morning Calm and Elliott and their advisors, coordinated due diligence calls and made members of the Company’s senior management available to such parties to address their questions.

On June 2, 2025, Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), Parent’s legal counsel, provided an initial draft of the proposed Merger Agreement to DLA Piper. The draft Merger Agreement contemplated, among other things, (a) an all-cash Merger, (b) a “no-shop” covenant, with a yet-to-be quantified termination fee if we terminated the Merger Agreement to accept a superior proposal, (c) a yet-to-be quantified reverse termination fee tied to our right to either terminate the Merger Agreement and receive the fee or pursue specific performance, in each instance, assuming that all requisite conditions were satisfied or waived, (d) a covenant that we would not be permitted to obtain or modify any indebtedness of the Company during the period between signing the Merger Agreement and closing the Merger and (e) a closing condition whereby the Company would be required to obtain the consent of certain lenders tied to a to-be-provided schedule of property-level loan documents.

On June 7, 2025, the Board held a meeting, which was attended by members of the Company’s senior management. Management provided an update on their recent discussions with Morning Calm and Elliott, including the status of due diligence and Morning Calm’s and Elliott’s negotiation of a commitment letter for the debt financing, as well as a proposed limited guarantee from Elliott backstopping the reverse termination fee and an Equity Commitment Letter (as defined herein) from the same parties, and discussed next steps in the process. Management then reviewed the material open points on the draft of the proposed Merger Agreement, including the requested scope of lender consents as a closing condition, the Company’s proposed non-solicitation requirements, the size of the reverse termination fee and the proposed timing for the closing of the Merger.

On June 10, 2025, DLA Piper, following input from our senior management team, provided Gibson Dunn with comments to the draft Merger Agreement. The revised draft of the Merger Agreement, among other things, (a) introduced the concept of an “intervening event” as well as a termination fee equal to $20 million if we terminated the Merger Agreement to accept a superior proposal, (b) contemplated a reverse termination fee equal to $60 million, (c) provided the Company flexibility to refinance certain indebtedness on commercially reasonable terms during the period between signing the Merger Agreement and closing the Merger, and (d) removed the closing condition related to lender consent for property-level loan documents.

Between June 10, 2025 and July 23, 2025, DLA Piper and Gibson Dunn exchanged several drafts of the proposed Merger Agreement and the parties’ respective management teams and representatives of each of their respective legal and financial advisors engaged in extensive negotiations regarding the terms of the proposed Merger Agreement and other related transaction documents, including regarding (a) the representations and warranties to be made by the parties, (b) our obligations with respect to the operation of our business during the period between the signing of the Merger Agreement and the closing of the Merger, (c) the scope of the restrictions applicable to actions taken by us during the period between the signing of the Merger Agreement and the closing of the Merger (including the provisions related to our ability to pay regular quarterly dividends to holders of our Common Stock during the period between the signing of the Merger Agreement and the closing of the Merger), (d) elements surrounding the “no-shop” provisions related to our obligations to not solicit competing acquisition proposals after the signing of the Merger Agreement, (e) our obligations to cooperate with Parent’s debt financing and assumption efforts, (f) our obligations to cooperate with Parent’s exploration of potential property dispositions, (g) the remedies available to each party under the Merger Agreement, including the triggers and magnitude of the termination fee payable to Parent and reverse termination fee payable to us (and the terms of the limited guarantee of certain payment obligations by Elliott), (h) the requisite closing conditions, including certain lender consents, and (i) the proposed timing for the closing of the Merger, among other items.

The proposed Merger Agreement was ultimately entered into by Parent, Merger Sub, and the Company, and contemplates, subject to the satisfaction or waiver of the requisite conditions precedent, a forward triangular merger.

On June 18, 2025, the Company entered into a Purchase and Sale Agreement with SWVP for the sale of the Phoenix Assets, which included a total deposit of $20 million and unilateral termination rights for both parties. Such termination rights were subsequently waived by the parties, on July 23, 2025, pursuant to an Amendment to the Purchase and Sale Agreement, making such Purchase and Sale Agreement a binding obligation of the parties thereto.

On June 27, 2025, the Company agreed to amend the Exclusivity Agreement, such that the exclusivity period would conclude on July 11, 2025.

On July 7, 2025, the Board held a meeting, which was attended by members of our senior management. Management provided an update on their recent discussions with Morning Calm and Elliott, including the status of due diligence and Morning Calm’s and Elliott’s negotiation of a commitment letter for the debt financing, as well as a proposed limited guarantee from affiliates of Elliott backstopping the reverse termination fee and an Equity Commitment Letter from the same parties, and discussed next steps in the process. Management then reviewed the material open points on the draft of the proposed merger agreement, including the requested scope of lender consents as a closing condition, the Company’s proposed non-solicitation requirements, the size of the reverse termination fee and the proposed timing for the closing of the Merger.

On July 23, 2025, the Board held a meeting, which was attended by members of our senior management and representatives of Raymond James, JLL Securities and DLA Piper. The Board discussed, with the assistance of the Company’s senior management and in consultation with our financial and legal advisors, the general status of negotiations and the open items in the draft Merger Agreement. Representatives of DLA Piper reviewed with the directors their legal fiduciary duties and related obligations in connection with their consideration and potential approval of the transaction with Morning Calm and Elliott. DLA Piper then provided a presentation regarding the terms of the definitive Merger Agreement and related transaction documents. The representatives of Raymond James and JLL Securities then provided a review of the financial analysis of the proposed consideration payable to holders of our Common Stock. Following the presentations, the Board asked questions to representatives of each of the Financial Advisors and held a discussion regarding the process, the proposed transaction and the open items. Following this discussion and deliberation, the Board instructed our senior management and the representatives of Raymond James, JLL Securities and DLA Piper to continue to work toward finalizing the definitive Merger Agreement and related documents.

In the afternoon of July 23, 2025, the Board held a meeting, which was attended by members of our senior management and representatives of Raymond James, JLL Securities and DLA Piper. Members of our senior management and representatives of Raymond James, JLL Securities and DLA Piper updated the Board on the discussions with Morning Calm and Elliott since the last Board meeting. Representatives of DLA Piper indicated that negotiations with Morning Calm and Elliott had, in their opinion, been completed in line with the Board’s instructions from the earlier meeting and provided an overview of the proposed resolutions to the previously open items, in each instance, subject only to the evaluation of a possible impairment charge resulting from the potential write down of the carrying value of the Company’s real estate assets in connection with the execution of the Merger Agreement, which management and Morning Calm and Elliott agreed, if ultimately determined to be applicable, would not constitute a violation of the financial representations in the Merger Agreement.

Representatives of Raymond James then reviewed Raymond James’ financial analyses summarized below under “—Opinions of Our Financial Advisors—Opinion of Raymond James.” Following the presentation, representatives of Raymond James rendered to the Board the oral opinion of Raymond James, subsequently confirmed by delivery of a written opinion, dated July 23, 2025, to the effect that, as of the date of such opinion and based upon and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken, the Common Stock Merger Consideration of $7.00 per share to be received by the holders of Common Stock (other than Excluded Shares) in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders, as more fully described below in the section “—Opinions of Our Financial Advisors—Opinion of Raymond James.” Representatives of JLL Securities then reviewed JLL Securities’ financial analyses summarized below under “—Opinions of Our Financial Advisors—Opinion of JLL Securities.” Following its presentation, JLL Securities rendered to the Board its oral opinion, subsequently confirmed in a written opinion, dated July 23, 2025, to the effect that, as of the date of JLL Securities’ written opinion and based upon and subject to the factors and assumptions set forth in JLL Securities’ written opinion, the $7.00 per share to be received by the holders of Common Stock (other than Excluded Shares) in the Merger was fair, from a financial point of view, to such holders, as more fully described below in the section “—Opinions of Our Financial Advisors—Opinion of JLL Securities.” The Board was provided, prior to this meeting, with updated disclosures from each of Raymond James and JLL Securities regarding fees each had received or earned from the Company and each of Morning Calm and Elliott and their respective affiliates.

Following discussion, the Board unanimously (a) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (b) determined and declared that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement to be advisable and in the best interests of the Company and its stockholders, (c) directed that the Merger be submitted to the holders of Common Stock for approval at the Special Meeting, and (d) resolved to recommend that Common Stockholders approve the Merger.

Following the Board’s approval, during the evening of July 23, 2025, representatives of DLA Piper and Gibson Dunn exchanged fully compiled drafts of the Merger Agreement and related transaction documents, and the parties finalized, executed and delivered the Merger Agreement, the Equity Commitment Letter, the limited guaranty, and the Debt Commitment Letter. Thereafter, prior to the opening of the financial markets in New York on July 24, 2025, the Merger was announced in a press release jointly issued by the Company, Morning Calm and Elliott.

Reasons for the Merger

In reaching its unanimous decision to determine and declare the transactions contemplated by the Merger Agreement, including the Merger, to be advisable and in our stockholders’ best interests, to approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that holders of Common Stock approve the Merger Proposal, the Board consulted with our senior management team, as well as our financial and legal advisors, and considered a number of factors, including the following factors (not necessarily in order of relative importance) that the Board viewed as being positive or favorable in coming to its determination and recommendation:

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the current and historical trading prices of our shares of Common Stock, and the fact that the Common Stock Merger Consideration of $7.00 per share in cash represents a premium of approximately 26.0% over the closing price of our Common Stock on July 23, 2025, the last full trading day prior to the announcement of the proposed transaction;

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the Board’s belief that the Merger is more favorable to the Company’s stockholders than other strategic alternatives available to the Company, including, among other alternatives, remaining as an independent public company or liquidating, the feasibility of such alternatives in light of the Company’s outstanding indebtedness and the scheduled maturities thereof, and the significant risks, uncertainties, longer potential timelines and costs associated with pursuing such alternatives, including the likely costs and longer potential timeline associated with selling or otherwise disposing of individual assets and potentially liquidating the Company in connection therewith;

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the fact that the Common Stock Merger Consideration is all cash, and therefore would provide holders of our Common Stock with significant, immediate and certain value and liquidity upon the closing of the Merger, in comparison to the alternative strategic transactions the Board had considered in connection with attempting to improve the Company’s public markets valuation or otherwise, including, among others, the possible transactions contemplated by Bidders B, C, D, F, G and H or allowing the Company to commence liquidation, and the risks and uncertainties, timelines and costs associated with each such alternative;

•	the fact that the Common Stock Merger Consideration was the result of arm’s-length negotiations;

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the Board’s belief that there exists a limited universe of potential third parties with the financial ability to acquire the Company in light of the amount of cash required to acquire all of the Common Stock, and the fact that Bidder A, the one other party that the Board determined, after requesting and receiving the Financial Advisors’ advice on the financial capabilities of other potential bidders, to be the next most likely to be interested in acquiring the Company at an attractive valuation, had not secured the required financing to consummate the transaction;

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the Board’s belief that there exists few other potential third parties with both interest in the office sector with the locations and asset profiles of the Company’s assets and with the financial ability to acquire us in light of the amount of cash required to acquire all of the outstanding shares of our Common Stock and current capital markets uncertainties;

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that a private company might be able to realize more value from the Company’s business than a public company and thereby pay a higher price to acquire the Company, including the ability of private companies to use higher leverage to pursue growth that is more accretive, to absorb near-term dilution from capital expenditures in favor of longer-term growth, and to fund developments without having to rely on the volatility of equity capital markets;

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the oral opinion provided by JLL Securities, subsequently confirmed by the delivery of a written opinion dated July 23, 2025, to the Board as to the fairness, from a financial point of view and as of the date of the written opinion, of the Common Stock Merger Consideration to be received by holders (other than the Company, Parent or Merger Sub) of Common Stock, which opinion is subject to the assumptions made, qualifications, limitations and other matters considered on the review undertaken as more fully described in the section entitled “-Opinions of Our Financial Advisors-Opinion of JLL Securities.” The full text of the written opinion is attached as Annex B to this proxy statement;

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the oral opinion provided by Raymond James, subsequently confirmed by the delivery of a written opinion dated July 23, 2025, to the Board as to the fairness, from a financial point of view and as of the date of the written opinion, to holders (other than the Company, Parent or Merger Sub) of our Common Stock of the Common Stock Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, which opinion is subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken as more fully described in the section entitled “-Opinions of Our Financial Advisors-Opinion of Raymond James.” The full text of the written opinion is attached as Annex C to this proxy statement;

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the fact that we have a substantial amount of indebtedness outstanding which may affect our ability to raise debt or equity on reasonable terms to refinance our indebtedness or secure financing on terms favorable to us, which could result in a default on our obligations and trigger cross default provisions that could result in a default on other indebtedness;

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the systemic changes in the demand for office real estate resulting from many factors, including historical or possible future public health events, such as the Covid pandemic, changes in tenant behavior resulting from the work-from-home trend, reduced office space utilization, elevated tenant downsizing and move-outs, and the impact of a future pandemic or epidemic outbreak, which have been and may continue to be significant, as well as future technology gains from artificial intelligence, and could materially and adversely affect our financial condition, results of operations, cash flow, liquidity and performance and that of our tenants;

•

the risks and uncertainties of remaining as an independent public company, including the Company’s need to raise capital to fund growth through the acquisition of additional properties, the difficulty and cost of obtaining capital and the challenges of acquiring office real estate assets on an accretive basis given the Company’s cost of capital, particularly in an environment where other companies with lower costs of capital are seeking to significantly expand their portfolios of office real estate assets;

•

our right to terminate the Merger Agreement, under certain circumstances, in order to enter into a definitive agreement providing for the implementation of a Superior Proposal, upon payment of the Company Termination Fee;

•	our right, in certain circumstances in response to unsolicited competing proposals, to furnish information to and conduct negotiations with third parties;

•

the right of the Board under the Merger Agreement to change, withhold, qualify or withdraw its recommendation that the Common Stockholders approve the Merger under certain circumstances, subject to payment of the Company Termination Fee if Parent elects to terminate the Merger Agreement in such circumstances;

•

the knowledge of the Board of the business, operations, financial condition, earnings and prospects of the Company, including its assets, as well as its knowledge of the current and prospective environment in which the Company operates, including economic, market and capital raising conditions;

•

the current state of the U.S. and global economies, including volatility in the credit, financial and stock markets, global inflation trends and the interest rate environment, the potential for a recession, and the current and potential impact in both the near term and long term on the Company’s industry and the trading price of our Common Stock;

•

the possibility that, if the Board declined to approve the Merger Agreement, there may not be another opportunity for the Company’s stockholders to receive a comparably priced offer with a comparable level of closing certainty; and

•

the fact that the Merger would be subject to the approval of Common Stockholders, and Common Stockholders would be free to reject the Merger by voting against the Merger for any reason, including if a higher offer were to be made prior to the Special Meeting (in certain cases subject to payment by the Company of the Company Termination Fee if the Company subsequently were to enter into a definitive agreement relating to, or to consummate, a competing proposal).

In the course of its deliberations, the Board also considered a number of uncertainties, risks and potentially negative factors relating to entering into the Merger Agreement, including (not necessarily in the order of relative importance):

•

our inability to solicit competing proposals and the possibility that other prospective bidders may perceive the Company Termination Fee payable by us under certain circumstances and Parent’s rights under the Merger Agreement to negotiate with the Company to match the terms of any Superior Proposal prior to the Company being able to terminate the Merger Agreement and accept a Superior Proposal to be a deterrent to making alternative acquisition proposals;

•

the fact that, following the merger, the Company will no longer exist as an independent public company and our existing stockholders will not participate in any future appreciation in the value of the Common Stock, that there is a risk that the Common Stock Merger Consideration may not be as attractive as such future appreciation depending on the Company’s future performance, and that the Company’s business plan is based, in part on projections for a number of variables that are difficult to project and subject to a high level of uncertainty and volatility, including real estate values, interest rates, ongoing operating costs and necessary capital expenditures;

•	the risk that an alternative transaction or different strategic alternative potentially could be more beneficial to our stockholders than the Merger;

•	the fact that the Merger might not be consummated in a timely manner or at all;

•

the restrictions on the conduct of our business prior to the completion of the Merger, which could delay or prevent us from undertaking business opportunities that may arise pending completion of the Merger;

•	the fact that, under the terms of the Merger Agreement, the Company is not permitted to make, declare or pay regular quarterly cash dividends on Common Stock;

•	the fact that the receipt of the cash consideration in the Merger would be taxable to our stockholders for U.S. federal income tax purposes;

•	the fact that, under Maryland law, our stockholders are not entitled to appraisal rights, dissenters’ rights or similar rights of an objecting stockholder in connection with the Merger;

•

the risk that disruptions from the Merger (including the ability of certain counterparties to terminate or amend contracts upon a change of control) will harm (i) the Company’s business, including current plans and operations, including during the pendency of the Merger and (ii) the ability of the Company to retain and hire key personnel;

•

the potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Merger (or failure to complete the merger) and potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance; and

•

the significant costs involved in connection with entering into the Merger Agreement and completing the transactions contemplated by the Merger Agreement and the substantial time and effort of management required to consummate the transactions contemplated by the Merger Agreement and related disruptions to the operation of our business.

The Board concluded that the uncertainties, risks and potentially negative factors relevant to the merger were outweighed by the potential benefits.

In addition, the Board was aware of and considered the fact that some of the Company’s directors and executive officers have interests in the Merger that are different from, or in addition to, the Company Stockholders generally, including those interests that are a result of employment and compensation arrangements with the Company. For more information, see “- Interests of Our Directors and Executive Officers in the Merger.”

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes the material factors considered by the Board. In reaching its decision to determine and declare the transactions contemplated by the Merger Agreement, including the Merger, to be advisable and in the best interests of the Company and our stockholders and to approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the holders of Common Stock approve the Merger Proposal, the Board did not quantify or assign any relative weights to, and did not make specific assessments of, the factors considered, and individual directors may have given different weights to different factors. Rather, the Board based its decisions on the totality of the factors and information it considered. The Board did not reach any specific conclusion with respect to any of the factors or reasons considered. Moreover, each member of the Board applied his or her own personal business judgment to the process and may have given different weight to different factors.

The explanation of the factors and reasoning set forth above contain forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the Board

The Board has unanimously approved and declared advisable the Merger Agreement and the Merger and the other transactions contemplated thereby, and determined the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, on the terms and conditions of the Merger Agreement to be advisable and in the best interests of the Company and our stockholders. The Board recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.

Unaudited Prospective Financial Information

While we have from time to time provided limited financial guidance to investors, we have not, as a matter of course, otherwise publicly disclosed internal projections as to future performance, earnings or other results beyond the then-current annual period due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, in connection with the Merger, our management prepared certain unaudited prospective financial information for the Company on a proportionate basis for fiscal years ending December 31, 2025 through December 31, 2030, which we refer to as the “financial projections,” which is summarized below.

The financial projections were not intended for public disclosure, and, accordingly, do not necessarily comply with, nor were they prepared with a view toward compliance with, the published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or generally accepted accounting principles, or GAAP (and do not include footnote disclosures as may be required by GAAP). Neither our independent registered public accounting firm nor any other independent accountants have audited, compiled or performed any procedures with respect to the projections nor expressed an opinion or any form of assurance on the financial projections or their achievability, and they assume no responsibility for, and disclaim any association with, such financial projections. A summary of the financial projections is included in this proxy statement only because the financial projections were made available to the Board, JLL Securities and Raymond James as described in this proxy statement. The inclusion of the financial projections in this proxy statement does not constitute an admission or representation by us that the information contained therein is material information nor should the inclusion be regarded as an indication that the Company or anyone else then considered, or now considers, such summaries to be necessarily predictive of actual future events, and this information should not be relied upon as such. In light of the foregoing, the Company’s stockholders are cautioned not to place undue reliance thereon. The KPMG LLP report included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, which is incorporated by reference into this Proxy Statement, relates to the Company’s historical financial information and does not extend to the financial projections and should not be read to do so.

In the view of our management, the financial projections were prepared on a reasonable basis reflecting management’s best available estimates and judgments regarding our future financial performance at the time they were prepared. The financial projections have been included only to reflect information made available to the Board, JLL Securities and Raymond James at the time of certain events and decisions, are not facts and should not be relied upon as indicative of actual future results, and you are cautioned not to rely on the financial projections. While presented with numerical specificity, the financial projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by our management as of the date of their preparation. Some or all of the estimates and assumptions that have been made in connection with the preparation of the financial projections may have changed since the date the financial projections were prepared. None of the Company or any of our affiliates, advisors or other representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the financial projections. Neither the Company nor any of our affiliates, advisors or other representatives have or intend to, and each of them disclaims any obligation to, update, revise or correct the financial projections if any or all of them have become or become inaccurate (even in the short term) since the time of their preparation. These considerations should be taken into account in reviewing the financial projections, which were prepared as of an earlier date.

The financial projections do not reflect changes in general business or economic conditions since the time they were prepared, changes in our businesses or prospects since the time they were prepared, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial projections were prepared, and the financial projections are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below and should not be regarded as a representation that the financial projections will be achieved. The projections also reflect assumptions as to certain business decisions that are subject to change. In addition, our future financial performance may be affected by our ability to successfully implement a number of initiatives to improve our operations and financial performance and our ability to achieve strategic goals, objectives and targets over the applicable periods.

Because the financial projections reflect subjective judgment in many respects, they are susceptible to multiple interpretations and frequent revisions based on actual experience and business developments. The financial projections also cover multiple years, and such information by its nature becomes less predictive with each succeeding year. The estimates and assumptions underlying the financial projections involve judgments with respect to, among other things, economic, competitive and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic and competitive uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which we operate. The financial projections constitute forward-looking information and are subject to a wide variety of significant risks and uncertainties that could cause the actual results to differ materially from the projected results. For additional information on factors that may cause our future financial results to materially vary from the projected results summarized below, see the section entitled “Cautionary Statement Regarding Forward-Looking Statements”. Accordingly, there can be no assurance that the projected results summarized below will be realized or that actual results will not differ materially from the projected results summarized below, and the financial projections cannot be considered a guarantee of future operating results and should not be relied upon as such. Neither we nor our affiliates nor advisors nor any other person has made any representation to any of our stockholders or any other person regarding our actual performance compared to the results included in the financial projections. We have not made any representation to Elliot, Morning Calm or their affiliates, in the Merger Agreement or otherwise, concerning the financial projections.

This Proxy Statement contains certain non-GAAP financial measures, including:

•	NOI which is defined as rental and other revenues less property operating expenses.

•	Cash NOI, which is defined as NOI less the effect of recurring straight-line rents/expenses and amortization of above and below market leases.

•	EBITDA, which is defined as Cash NOI less general and administrative expenses.

•

Unlevered Free Cashflow, which is defined as EBITDA less tenant improvements and incentives, leasing commissions and capital expenditures net of lender escrow reimbursement, and, solely for calendar year 2030, a one-time estimated net gain of $52.7 million from the Company’s previously-disclosed City Center development project.

The Company believes that its presentation of these non-GAAP measures provides useful supplemental information to investors and management regarding the Company’s financial condition and results of operations.

Other firms may calculate non-GAAP measures differently than the Company, which limits comparability between companies. Non-GAAP measures are not in accordance with, nor a substitute for, GAAP.

The SEC rules that would otherwise require a reconciliation of a non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP do not apply to non-GAAP financial measures included in a disclosure relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this proxy statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by the Board in connection with its evaluation of the Merger or by either JLL Securities and Raymond James for purposes of its financial analyses and opinion. Accordingly, we have not provided a reconciliation of the non-GAAP financial measures included in the financial projections to the most directly comparable GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information calculated and presented in accordance with GAAP, and non-GAAP financial measures as used by us may not be comparable to similarly titled amounts used by other companies. Accordingly, these non-GAAP financial measures should be considered together with, and not as an alternative to, financial measures calculated and presented in accordance with GAAP.

The financial projections should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in our public filings with the SEC. The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the Merger. Further, the financial projections do not take into account the effect of any failure of the Merger to be consummated and should not be viewed as accurate or continuing in that context.

Financial Projections

The following table summarizes the financial projections of the Company that were provided to the Board in connection with the evaluation of a possible transaction. The following financial projections were also provided to JLL Securities and Raymond James by us for use in connection with their financial analyses and the opinions rendered to the Board (summarized under the section entitled “-Opinions of Our Financial Advisors” below).

The following table presents a summary of the financial projections:

(amounts in thousands)	Stub 3Q-4Q’25	CY’26 12/31/2026	CY’27 12/31/2027	CY’28 12/31/2028	CY’29 12/31/2029	CY’30 12/31/2030
Cash NOI	$41,273	$74,214	$74,319	$77,532	$74,213	$82,365
G&A	($5,981)	($10,678)	($10,999)	($11,329)	($11,668)	($12,018)

EBITDA	$35,292	$63,536	$63,320	$66,203	$62,545	$70,347
TI	($11,129)	($15,352)	($16,940)	($18,960)	($26,926)	($16,591)
LC	($1,631)	($5,232)	($4,755)	($4,781)	($6,068)	($6,643)
Capex	($2,948)	($7,102)	($2,725)	($3,863)	($3,287)	($2,932)
TI/LC/Capex Escrow Reimbursement	$3,028	—	—	—	—	—
City Center Development Proceeds ($70.3M less 25% tax)		—	—	—	—	$52,725

Unlevered Free Cashflow	$22,612	$35,850	$38,900	$38,599	$26,264	$96,906
Shares & Units Outstanding	41,734	42,103	42,403	42,703	43,003	43,303

(1)

Assumed sale of Phoenix Assets closed on July 31, 2025, except for Pima Center and Block 23 which were assumed to close in September 2025. As disclosed in our Current Report on Form 8-K filed on August 15, 2025, the Company disposed of six of its seven office properties on August 15, 2025 and the sale of the Pima Center is expected to close later in 2025.

Opinions of Our Financial Advisors

Opinion of JLL Securities

The Board retained JLL Securities to act as its financial advisor in connection with the transactions contemplated by the Merger Agreement. On July 23, 2025, JLL Securities orally rendered its opinion, which was subsequently confirmed in writing by delivery of JLL Securities’ written opinion addressed to the Board, dated July 23, 2025, that, as of such date, and based upon and subject to the assumptions and other relevant matters considered therein, the Common Stock Merger Consideration to be paid in the Merger to the holders of the Common Stock (other than shares of Common Stock held by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time) is fair, from a financial point of view, to such holders of Common Stock.

JLL Securities’ opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of shares of Common Stock of the Common Stock Merger Consideration to be paid in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of JLL Securities’ opinion in this proxy statement is qualified in its entirety by reference to the full text of JLL Securities’ written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made and qualifications and limitations on the review undertaken and other matters considered by JLL Securities in connection with the preparation of its opinion. However, neither JLL Securities’ opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any Company Stockholder or any other person as to how to act or vote with respect to any matter relating to the Merger.

In connection with rendering its opinion, JLL Securities:

(i)

reviewed documentation provided by management of the Company, including historical audited financial statements and certain internal financial statements and other operating data concerning the Company prepared by the management of the Company;

(ii)

analyzed certain financial forecasts prepared by the management of the Company (the “Projections”), which forecasts the Company has represented to JLL Securities are consistent with the best judgments of management of the Company as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company, including the Company’s corporate model (as adjusted to assume the completion of the Phoenix Assets Sale (as defined below));

(iii)	reviewed certain SEC filings that JLL Securities considered to be relevant;

(iv)	reviewed rent rolls and Argus files of the Company’s properties;

(v)	discussed the past and current operations, capitalization and financial condition and the prospects of the Company with senior executives of the Company;

(vi)

reviewed the financial terms, to the extent publicly available, of certain publicly-traded office real estate investment trusts (“REITs”) that JLL Securities considered to be generally relevant and comparable to the Company;

(vii)	reviewed third party research on the office real estate sector from Green Street Advisors and other reputable sources;

(viii)	reviewed the financial terms, to the extent publicly available, of certain transactions that JLL Securities considered to be relevant;

(ix)	reviewed letters of intent and other definitive documentations related to transactions being contemplated that were presented to JLL Securities by management;

(x)	reviewed Parent’s financing commitment documents furnished to JLL Securities;

(xi)	performed financial analyses including net asset value and discounted cash flow analyses and considered other factors as JLL Securities deemed appropriate;

(xii)	reviewed transaction related summary analyses provided to us;

(xiii)	reviewed detailed calculations on transaction costs that included, among others, change in control costs, advisor fees, and transfer taxes; and

(xiii)	performed such other analyses, studies and investigations, and considered such other factors, as JLL Securities has deemed appropriate.

At the Board’s direction, JLL Securities assumed, for the purposes of its opinion, that the disposition of the Company’s interests in the seven properties located in Phoenix, Arizona, commonly known as Block 23, Pima Center, San Tan, 5090 N 40th Street, Camelback Square, The Quad, and Papago Tech contemplated by that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of June 18, 2025, by and among SWVP Acquisitions LLC, and CIO 5090, Limited Partnership, CIO Block 23, LLC, CIO PAPAGO Tech Holdings, LLC, CIO SAN TAN I, Limited Partnership, CIO SAN TAN II, Limited Partnership, CIO PIMA, Limited Partnership, CIO QUAD, Limited Partnership, and CIO CAMELBACK, Limited Partnership (the “Phoenix Assets Sale”), have been consummated in accordance with the terms of such agreement. JLL Securities assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with JLL Securities (including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the Projections, JLL Securities was advised by the Company management, and, with the Board’s consent, JLL Securities assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Company management of the expected future competitive, operating and regulatory environments and related financial performance of the Company. JLL Securities assumes no responsibility for, and expresses no view with respect to the Projections, or any other forward-looking information or the assumptions on which they are based. JLL Securities has relied, at the Board’s direction, upon the assurances of the Company management that it is unaware of any facts that would make the information provided to or reviewed by JLL Securities incomplete or misleading.

JLL Securities did not perform an independent appraisal of the assets and liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, including the Company’s real estate portfolio, nor was JLL Securities furnished with any such appraisals, and with the Board’s consent, JLL Securities relied upon and assumed, without independent verification, the accuracy of information provided by the Company. In particular, JLL Securities did not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, whether at current market prices or in the future. JLL Securities did not assume any obligation to conduct, nor did JLL Securities conduct, any physical inspection of the properties or facilities of the Company. Representatives of the Company advised JLL Securities, and JLL Securities relied upon and assumed, without independent verification, that the terms of the Merger Agreement have been negotiated on an arm’s-length basis.

In arriving at its opinion, JLL Securities did not take into account any litigation that is pending or may be brought against the Company or any of its respective affiliates or representatives. JLL Securities was advised by the Company that it has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and further assumed, at the Board’s direction, that the Merger will not adversely affect the status or operations of the Company. In addition, JLL Securities did not evaluate the solvency or fair value of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering its opinion, JLL Securities assumed that there had not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries, was made available to JLL Securities that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by JLL Securities incomplete or misleading. JLL Securities also assumed, with the Board’s consent, that the final executed Merger Agreement would not differ in any material respect from the draft Merger Agreement reviewed by JLL Securities, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to JLL Securities’ analyses. In addition, JLL Securities assumed, with the Board’s consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Merger would be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to its analyses, have an adverse effect on the Company or the contemplated benefits of the Merger.

JLL Securities’ opinion did not express any opinion as to the likely value of the Common Stock following announcement of the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. JLL Securities was not requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party. JLL Securities’ opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect JLL Securities’ opinion and the assumptions used in preparing it, JLL Securities does not have any obligation to update, revise or reaffirm its opinion. The credit, financial and stock markets as well as industries in which the Company operates have experienced, and continue to experience, volatility and JLL Securities expresses no opinion or view as to any potential effects of such volatility on the Company or the Merger.

JLL Securities’ opinion addresses only the fairness, from a financial point of view, to the holders of Common Stock of the Common Stock Merger Consideration to be paid in the Merger, and JLL Securities does not express any view as to the fairness or reasonableness of the Merger to, or any consideration of, the holders of any other class of securities of the Company, creditors or other constituencies of the Company or its subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. JLL Securities was not asked to, nor did it, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Merger or the form or structure of the Merger Agreement or the likely timeframe in which the Merger will be consummated. Furthermore, JLL Securities expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, managers, employees or other affiliates of any party to the Merger Agreement or any class of such persons, relative to the consideration to be received by the holders of Common Stock or with respect to the fairness of any such compensation. In addition, JLL Securities is not legal, accounting, regulatory or tax experts and with the Board’s consent, JLL Securities relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. JLL Securities did not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which JLL Securities understood the Company received such advice as it deemed necessary from qualified professionals. JLL Securities expressed no view or opinion as to the financing of the Merger or the terms or conditions upon which it is obtained. JLL Securities’ opinion did not address the underlying business decision of the Company to engage in the proposed transaction or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company.

JLL Securities’ opinion was only one of many factors considered by the Board in evaluating the proposed Merger. Neither JLL Securities’ opinion nor its analyses were determinative of the Common Stock Merger Consideration or of the views of the Board or Company management with respect to the Merger or the Common Stock Merger Consideration. The type and amount of the Common Stock Merger Consideration payable in the Merger was determined through negotiation between the Company and Parent, and the decision of the Company to enter into the Merger Agreement was solely that of the Board.

Financial Analyses

The following is a summary of the material financial analyses provided by JLL Securities to the Board in connection with the proposed Merger. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinions of, JLL Securities, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by JLL Securities. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither JLL’s opinion nor its underlying analyses is readily susceptible to summary description. JLL arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching JLL’s overall conclusion with respect to fairness, JLL did not make separate or quantifiable judgments regarding individual analyses. Accordingly, JLL believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying JLL’s analyses and opinion.

The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by JLL Securities, the tables must be read together with the text of each summary. The tables alone do not give a complete description of the financial analyses performed by JLL Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by JLL Securities.

Net Asset Value Analysis

JLL Securities performed a net asset value analysis of the Company by calculating a range of gross real estate asset values of its properties based on its professional judgment and expertise and on property-level net operating income and cash flows as provided by Company management, adjusted to reflect the Phoenix Asset Sale. An implied per share equity value reference range for the Company was then calculated based on the Company’s total implied gross real estate value at share at three different levels (a low point of $745 million and a high point of $823 million), plus the Company’s cash and cash equivalents totaling approximately $35 million, less the Company’s outstanding liabilities totaling approximately $509 million, including secured mortgage debt, the balance on an unsecured credit facility and term loan, the liquidation preference of Preferred Stock outstanding, the negative equity value of certain assets, marked-to-market debt adjustments, net tangible liabilities, minority interest and transaction related expenses and costs, divided by the total number of fully diluted shares of common stock outstanding equal to approximately 42 million, as provided by Company management. Gross real estate values were derived by regionally-based JLL teams using detailed property level data and projections provided by the Company and applying valuation techniques such as direct capitalization approach, discounted cash flow approach and precedent transactions to determine the value of the properties.

Balances for cash and cash equivalents and secured mortgages were as of June 30, 2025, as provided by Company management. and were adjusted to reflect the repayment of indebtedness with proceeds of the Phoenix

Asset Sale per Company management’s guidance. The balance for the Company’s term loan that matures in January 2026 was provided by Company management. The liquidation preference of Preferred Stock outstanding was based on information from the Company’s Form 10-K for the fiscal year ended December 31, 2024. Balances for the other net tangible liabilities and transaction-related expenses and costs reflect Company management guidance provided to JLL Securities, after adjustment for the Phoenix Asset Sale. The marked-to-market debt adjustments were calculated by JLL Securities, and the minority interest was calculated based on the Company’s share of total net assets.

This analysis indicated the following approximate implied per share equity value reference range for Company at each of the three levels of total implied gross real estate value, as compared to the per share consideration:

Total Implied Gross Real Estate Value	Implied Per Share Equity Value Reference Range	Per Share Consideration
Low: $745 million	$6.56	$7.00
High: $823 million	$8.27	$7.00

Discounted Cash Flow Analysis

JLL Securities performed a discounted cash flow analysis of the Company by calculating the estimated present value as of June 30, 2025, of the standalone unlevered, free cash flows that the Company was forecasted to generate during the six-month period ending December 31, 2025 and the twelve-month periods ending December 31, 2026 through December 31, 2030, adjusted for the Phoenix Asset Sale, according to the Projections prepared by the Company management through the 2030 calendar year. For additional information regarding the Projections, please see the section of this proxy statement titled “Projections.” JLL Securities calculated terminal values for the Company by applying a selected range of perpetuity growth rates of 1.25% to 1.75%, to the Company’s standalone terminal unlevered free cash flows based on its professional judgment and expertise, taking into consideration the market expectations regarding long-term growth of office real estate in the Company’s markets. The unlevered free cash flows and terminal values were then discounted to present value June 30, 2025 using a selected range of discount rates of 7.2% to 8.2% (reflecting JLL Securities’ analysis of the Company’s weighted average cost of capital, determined using the “Capital Asset Pricing Model” and based on information provided to JLL Securities by Company management and other considerations that JLL Securities deemed relevant in its professional judgment and experience, taking into account certain metrics including levered and unlevered betas for a comparable group of companies). An implied per share equity value reference range for the Company was then calculated based on the estimated present value of the Company’s future unlevered free cash flows as provided by the management of the Company and terminal value per share ranging between $606 million and $752 million, less the Company’s outstanding liabilities (as adjusted for the Phoenix Asset Sale), including secured mortgage debt, balance on an unsecured credit facility and term loan, the liquidation preference of Preferred Stock outstanding and net tangible liabilities, plus cash and cash equivalents totaling approximately $454 million, divided by the total number of fully diluted shares of common stock outstanding equal to approximately 42 million, as provided by Company management.

Balances for cash and cash equivalents, secured mortgage debt, the balance on unsecured credit facility and term loan and the liquidation preference of Preferred Stock outstanding, other net tangible assets and total number of fully diluted shares of common stock were derived in the same manner as described above under “Net Asset Value Analysis”

This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share consideration:

Implied Per Share Equity Value Reference Range	Per Share Consideration
$3.64 - $7.13	$7.00

Comparable Public Companies Analysis

JLL Securities reviewed publicly available financial and stock market information of the Company and the following four selected companies that JLL Securities viewed as generally comparable to the Company, based on, but not limited to, the following qualities: (i) focus on office investment; (ii) focus on similar geographic markets, i.e., non-gateway; (iii) small- or mid-cap company value; (iv) well-covered by research analysts; and (v) proven public market liquidity, collectively referred to as the “selected REITs”:

•	Cousins Properties Incorporated

•	Highwoods Properties, Inc.

•	Piedmont Realty Trust, Inc.

•	Brandywine Realty Trust

JLL Securities reviewed, among other items, enterprise value of the selected REITs as a multiple of estimated earnings before interest, taxes, depreciation and amortization (adjusted for the Phoenix Asset Sale), referred to as the “EBITDA multiple,” for calendar year 2026, and closing stock prices of the selected REITs on July 21, 2025, as a multiple of estimated funds from operations per share (as adjusted for the Phoenix Asset Sale), referred to as the “FFO multiple,” for calendar year 2026. JLL Securities also analyzed the premium or discount represented by the ratio of the closing stock prices of the selected REITs to Wall Street or Green Street analysts’ consensus estimated net asset value (as adjusted for the Phoenix Asset Sale), referred to as “NAV”, and the cap rate implied by the closing stock prices of the selected REITs and Wall Street consensus or Green Street estimate of net operating income for the selected REITs (as adjusted for the Phoenix Asset Sale). Financial data for the selected REITs was based on publicly available consensus estimates. Financial data for the Company was based on estimates provided by Company management and publicly available consensus estimates for NAV. For additional information regarding the estimates provided by Company management, please see the section of this proxy statement titled “Projections”.

The implied overall low to high estimated EBITDA multiples for the selected REITs for calendar year 2026 were 10.0x to 12.0x. The implied overall low to high estimated FFO multiples for the selected REITs for calendar year 2026 were 5.0x to 8.0x. The implied overall discount to NAV was (50.0%) at the low end and (20.0%) at the high end, when compared to the closing stock price as of July 21, 2025 of the selected REITs. The implied cap rates for the selected REITs implied by their closing stock prices as of July 21, 2025 were 11.5% at the low end and 9.5% at the high end.

JLL Securities then applied selected ranges of estimated FFO multiples based on its professional judgment and expertise and derived from the selected REITs, estimated EBITDA multiples derived from the selected REITs, the premium or discount represented by the ratio of stock prices to Wall Street analysts’ consensus estimated NAV and the implied cap rates (each for calendar year 2026), excluding transaction costs as provided by the management of the Company. The following table reflects the results of this analysis:

	Range	Implied Per Share Equity Value Reference Range	Per Share Consideration
Enterprise Value to 2026E EBITDA	10.0x -12.0x	$4.43 to $7.47	$7.00
Price to 2026E FFO per Share	5.0x - 8.0x	$4.50 to $7.20	$7.00
Share Price Premium / (Discount) to NAV	(50%) - (20%)	$6.00 to $9.59	$7.00
Implied Cap Rate	11.5% - 9.5%	$4.91 to $8.23	$7.00

No company or business used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which the Company was compared.

Selected Precedent Public REIT Mergers and Acquisitions (“M&A”) Transaction Analysis

JLL Securities also performed an analysis of all precedent M&A transactions involving publicly traded REITs that have occurred since 2010.

Based on publicly available information obtained from SEC filings and other data sources as of July 21, 2025, JLL Securities identified more than 100 publicly announced and completed transactions involving REITs since January 1, 2010, of which 6 involved office REIT targets and 20 were all-cash acquisitions of small cap REITs.

JLL Securities reviewed, among other things, the premiums paid to the target companies’ unaffected stock prices (defined as the closing share price on the day immediately prior to when market rumors or other relevant news began to impact the target’s share price prior to transaction announcement). As unaffected stock price is not always reported consistently by targets, JLL Securities used its best efforts to standardize the metrics for the sake of comparability. The overall observed low and high unaffected stock price premiums paid in all transactions reviewed were 0% and 71% respectively. JLL Securities also reviewed the premiums or discounts paid to the target companies’ NAV (as determined by publicly available information). The overall observed low and high unaffected premium or discount to NAV in all transactions reviewed were a discount of (20%) and premium of 21%, respectively. JLL Securities then applied selected ranges, incorporating certain adjustments and assumptions, of premium to the Company’s unaffected share price as of July 21, 2025 and applied ranges of premium to estimated NAV per share (based on publicly available information), which was adjusted for estimated transaction-related expenses and costs. This analysis indicated the following implied per share equity value reference range for a share of the Common Stock, as compared to the per share consideration:

	Premium Paid Range	Implied Per Share Equity Value Reference Range	Per Share Consideration
Unaffected Stock Price	5% to 45%	$5.77 to $7.96	$7.00
Consensus NAV, less transaction expenses	(20%) to 0%	$8.71 to $11.12	$7.00

No transaction, company or business used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or businesses to which the Company was compared.

Other factors

JLL Securities also noted for the Board certain additional factors that were not considered part of JLL Securities’ financial analysis with respect to its opinion but were referenced for informational purposes, including, among other things, the premiums paid to the 30-day and 90-day volume weight average (or VWAP) of target companies’ trading price prior to the announcement of the transaction for office REIT transactions, take-private deals and all REIT M&A deals since January 1, 2010, which informed JLL Securities’ view of the range of premiums paid and the following implied per share equity value reference range for a share of the Company Common Stock, as compared to the per share consideration:

	Premium Paid Range	Implied Per Share Equity Value Reference Range	Per Share Consideration
30-Day VWAP
Office REITs	5.1% - 25.1%	$5.77 - $6.87	$7.00
Take-Private Deals	5.8% - 25.8%	$5.81 - $6.90	$7.00
All REIT M&A	5.1% - 25.1%	$5.77 - $6.87	$7.00

90-Day VWAP
Office REITs	6.8% - 26.8%	$5.38 - $6.39	$7.00
Take-Private Deals	8.8% - 28.8%	$5.49 - $6.49	$7.00
All REIT M&A	7.2% - 27.2%	$5.40 - $6.41	$7.00

General

As noted above, the discussion set forth above is a summary of the material financial analyses and other factors reviewed by JLL Securities with the Board in connection with the Merger and is not a comprehensive description of all analyses undertaken or factors considered by JLL Securities. The preparation of a financial opinion or analyses is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. JLL Securities believes that the analyses summarized above must be considered as a whole. JLL Securities further believes that selecting portions of its analyses considered or focusing on information presented in tabular format, without considering all analyses or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying JLL Securities’ analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, JLL Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The estimates of the future performance of the Company in or underlying JLL Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by JLL Securities’ analyses. These analyses were prepared solely as part of JLL Securities’ analysis of the fairness, from a financial point of view, of the proposed Common Stock Merger Consideration payable to the Company’s common stockholders in the Merger and were provided to the Board in connection with its evaluation of the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be JLL Securities’ view of the actual value of the Company.

The type and amount of consideration payable in the Merger was determined through negotiations between the Board and Parent, rather than by any financial advisor, and were approved by the Board. The decision to enter into the Merger Agreement was solely that of the Board. As described above, JLL Securities’ opinion and analyses were only one of many factors considered by the Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Board, management or any other party with respect to the Merger or the Common Stock Merger Consideration.

JLL Securities was engaged as financial advisor to the Company in connection with a potential strategic transaction involving the Company. Under the terms of its engagement, JLL Securities provided the Company with financial advisory services and the Board with an opinion, described under the section entitled “ —Opinion of JLL Securities” and attached as Annex B, in connection with the Merger, and the Company paid JLL Securities a fee of $750,000 upon delivery of its opinion. The Company has also agreed to pay JLL Securities a fee of approximately $1.3 million contingent upon the closing of the sale of the Company’s seven Phoenix Assets, the first six of which closed on August 15, 2025, an additional $2.7 million for its services in connection with the Merger, which is contingent upon the closing of the Merger, and the Company has agreed to pay an affiliate of JLL Securities $0.2 million in connection with a termination of a separate sales engagement mandate for a property located in Phoenix, Arizona, such that the aggregate fee for JLL Securities and its affiliate for this engagement is expected to be approximately $5.0 million. In addition, the Company agreed to reimburse JLL Securities for its reasonable expenses incurred in connection with JLL Securities’ engagement and to indemnify JLL Securities and certain related parties against specified liabilities, including liabilities under the federal securities laws.

JLL Securities’ opinion was approved by a committee of JLL Securities’ investment banking and other professionals in accordance with its customary practice. JLL Securities is the real estate investment banking arm of Jones Lang LaSalle, Inc., which is a professional full-service firm specializing in real estate advisory and investment management businesses. JLL is a Fortune 500 company with operations in 80 countries and more than 98,000 employees as of December 31, 2021.

JLL Securities is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. During the two years preceding the date of its opinion, its capital markets affiliates had engaged in financial and real estate advisory relationships with the Company and its affiliates for which JLL Securities and such affiliates received aggregate fees of $571,000 in connection with such services. Such relationships included acting as consultant or leasing advisor to the Company in connection with asset sales or financings. In addition, the Company is currently in dialogue with an affiliate of JLL Securities related to providing sales brokerage services in connection with the marketing and potential sale of select properties by the Company. During the two years preceding the date of its opinion, JLL Securities had not been engaged to provide financial advisory or other services to Parent. During the two years preceding the date of its opinion, JLL Securities and its affiliates engaged in financial and real estate advisory relationships with affiliates of Parent, for which JLL Securities and its affiliates received customary fees in connection with such services. Such relationships included (i) acting as sales brokers of financing advisors on behalf of Morning Calm or its affiliates for which it received aggregate fees of $1,770,000, and (ii) acting as sales brokers for Elliott and its affiliates in connection with separate asset sales for which it received aggregate fees of $591,000. JLL Securities and its affiliates may in the future provide, financial advice and services to the Company, Parent, Morning Calm, Elliott, their affiliates, or any other party that may be involved in the Merger for which JLL Securities and its affiliates would expect to receive compensation. Certain (i) of JLL Securities and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of its affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, the Company, Parent, Morning Calm, Elliott or any of their respective affiliates, or any other party that may be involved in the Merger.

Opinion of Raymond James

At the July 23, 2025 meeting of the Board, representatives of Raymond James rendered Raymond James’s oral opinion, which was subsequently confirmed by delivery of a written opinion to the Board dated July 23, 2025, as to the fairness, as of such date, from a financial point of view, to Common Stockholders of the Common Stock Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, based upon and subject to the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken in connection with the preparation of its opinion. The full text of the written opinion of Raymond James is attached as Annex C to this proxy statement. The summary of the opinion of Raymond James set forth in this proxy statement is qualified in its entirety by reference to the full text of such written opinion. Common Stockholders are urged to read this opinion in its entirety.

Raymond James provided its opinion for the information of the Board (in its capacity as such) in connection with, and for purposes of, its consideration of the Merger and its opinion only addresses whether the Common Stock Merger Consideration to be received by Common Stockholders in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The opinion of Raymond James does not address any other term or aspect of the Merger Agreement or the Merger contemplated thereby. The Raymond James opinion does not constitute a recommendation to the Board or to any Common Stockholder as to how the Board, such shareholder or any other person should vote or act or make any election with respect to the Merger, whether to enter into a support agreement or any other matter.

In connection with its review of the proposed Merger and the preparation of its opinion, Raymond James, among other things:

•	reviewed the financial terms and conditions as stated in the draft dated July 23, 2025 of the Merger Agreement;

•

reviewed certain information related to the historical, current and future operation, condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared and approved for our use by the management of the Company (the “Projections”);

•

reviewed the Company’s audited financial statements for fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 and unaudited financial statements for the three-month period ended March 31, 2025;

•	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

•	reviewed the financial and operating performance of the Company and those of other public companies that Raymond James deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that Raymond James deemed to be relevant;

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Raymond James deemed appropriate;

•

received a certificate addressed to Raymond James from members of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

•

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which Raymond James deemed to be relevant to its inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

Raymond James did not perform a precedent transaction analysis because it was unable to find precedent transactions with publicly available financial information that Raymond James deemed to be sufficiently comparable to the Merger. With the Company’s consent, Raymond James assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company, or otherwise reviewed by or discussed with Raymond James, and Raymond James did not undertake any duty or responsibility to, nor did Raymond James, independently verify any of such information. At the direction of the Company, Raymond James assumed and relied upon, without independent verification, that there were approximately 42 million shares of Common Shares issued and outstanding on a fully diluted basis. Raymond James did not make or obtain an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with Raymond James, Raymond James, with the Company’s consent, assumed that the Projections and such other information and data were reasonably prepared in good faith on bases reflecting the best then-currently available estimates and judgments of management of the Company and Raymond James relied upon the Company to advise Raymond James promptly if any information previously provided became inaccurate or was required to be updated during the period of its review. Raymond James was authorized by the Company to rely on the Projections and Raymond James expressed no opinion with respect to the Projections or the assumptions on which they were based. Raymond James relied upon and assumed, without independent verification, that the final form of the Merger Agreement would be substantially similar to the draft of the Merger Agreement reviewed by Raymond James in all respects material to its analysis, and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver of or amendment to any of the conditions thereto. Furthermore, Raymond James assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement without being waived. Raymond James also relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to its opinion or its financial analyses related thereto.

Raymond James expressed no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger, or the availability or advisability of any alternatives to the Merger. The Raymond James opinion is limited to the fairness, from a financial point of view, of the Common Stock Merger Consideration to be received by our Common Stockholders. Raymond James expressed no opinion with respect to any other reasons (legal, business, or otherwise) that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation was intended by Raymond James on matters that require legal, regulatory, accounting, environmental or tax advice. Raymond James assumed that such opinions, counsel or interpretations had been or would be obtained from appropriate professional sources. Furthermore, Raymond James relied, with the consent of the Company, on the fact that the Company was assisted by legal, accounting, and tax advisors, and, with the consent of the Company relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors, as to all legal, accounting, regulatory, environmental and tax matters with respect to the Company and the Merger.

In formulating its opinion, Raymond James considered only the Common Stock Merger Consideration to be received by the Common Stockholders, and Raymond James did not consider, and its opinion did not address, the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or such class of persons, in connection with the Merger whether relative to the Common Stock Merger Consideration or otherwise. Raymond James was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of its opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger amongst or within such classes or groups of security holders or other constituencies). Raymond James expressed no opinion as to the impact of the Merger on the solvency or viability of the Company, Parent or any other party or the ability of the Company or Parent to pay its respective obligations when they come due.

Material Financial Analyses

The following summarizes the material financial analyses reviewed by Raymond James with the Board during its meeting on July 23, 2025. Unless the context indicates otherwise, the analyses relied upon the closing price of the common stock of the selected public companies listed below as of July 22, 2025. Unless otherwise indicated, for each of the following analyses performed by Raymond James, financial and market data and earnings estimates for the selected companies were based on such companies’ filings with the SEC and certain publicly available research analyst estimates for those companies. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Raymond James, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Raymond James. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Raymond James. No company or transaction used in the analyses described below is identical or directly comparable to the Company or the contemplated Merger.

Selected Companies Analysis. Raymond James analyzed the relative valuation multiples of four publicly traded domestic real estate investment trusts with market capitalizations below $5 billion that it deemed relevant and for which future financial estimates were publicly available. The selected publicly traded companies are below:

• Highwoods Properties, Inc.

• Brandywine Realty Trust

• Piedmont Realty Trust Inc.

• Franklin Street Properties Corp.

Raymond James calculated and sourced from Wall Street research analysts various financial multiples for each company, including (i) net operating income divided by the implied real estate value of such company using the most recent closing price of the common stock of each selected company, which we refer to as the Implied Cap Rate, (ii) the per share price divided by the consensus funds from operations, which we refer to as the FFO Multiple, estimated for calendar years ending December 31, 2025 and 2026, which we refer to as 2025E and 2026E, respectively, as well as (iii) the per share price divided by the consensus adjusted funds from operations, which we refer to as the AFFO Multiple, 2025E and 2026E. The estimates published by Wall Street research analysts were not prepared in connection with the Merger or at the request of Raymond James and may or may not prove to be accurate. Raymond James reviewed the high and the low relative valuation multiples of the selected public companies and compared them to corresponding valuation multiples for the Company implied by the Common Stock Merger Consideration. Raymond James excluded Franklin Street Properties Corp. from the FFO multiples and AFFO multiples set forth below because it is covered by just one analyst and that its AFFO estimates are negative for 2025E and 2026E. The results of the selected public companies analysis are summarized below:

Implied Multiples
	Low	High
Implied Cap Rate	11.6%	8.5%
2025E FFO Multiple	5.3x	9.1x
2026E FFO Multiple	5.3x	8.6x
2025E AFFO Multiple	11.5x	14.9x
2026E AFFO Multiple	9.0x	14.7x

Furthermore, Raymond James applied the low and the high relative valuation multiples for each of the metrics to the Company’s actual and projected financial results and determined the implied equity price per share of the Common Shares and then compared those implied equity values per share to the Common Stock Merger Consideration. The results of this are summarized below:

	Implied equity value per Common Share
	Low	High
Implied Cap Rate	$5.01	$10.68
2025E FFO Multiple	5.63	9.71
2026E FFO Multiple	4.81	7.74
2025E AFFO Multiple	4.17	5.39
2026E AFFO Multiple	2.34	3.82
Common Stock Merger Consideration	7.00	7.00

Discounted Cash Flow Analysis. Raymond James analyzed the discounted present value of the Company’s projected unlevered free cash flows for the calendar years ending December 31, 2025 through 2030 on a standalone basis of approximately $23 million for the third and fourth quarters of 2025, approximately $36 million for 2026, approximately $39 million for 2027, approximately $39 million for 2028, approximately $26 million for 2029 and approximately $97 million for 2030. Raymond James used unlevered free cash flows, defined as earnings before interest, taxes, depreciation and amortization, less tenant improvements, less leasing commissions, less capital expenditures, plus tenant improvements, leasing commissions and capital expenditure escrow reimbursement.

The discounted cash flow analysis was based on the Projections. Consistent with the periods included in the Projections, Raymond James used calendar year 2030 as the final year for the analysis and applied a range of terminal cap rates from 9.0% to 11.0% (which range was selected based on the professional judgment and experience of Raymond James), to calendar year 2030 unlevered free cash flow in order to derive a range of terminal values for the Company in 2030.

The projected unlevered free cash flows and terminal values were discounted using rates ranging from 8.0% to 10.0%, which reflected the weighted average after-tax cost of debt and equity capital associated with executing the Company’s business plan. The resulting range of present enterprise values was adjusted by the Company’s current capitalization and divided by fully diluted shares outstanding in 2030 of approximately 43 million based on vesting in order to arrive at a range of present values per share. Raymond James reviewed the range of per share prices derived in the discounted cash flow analysis and compared them to the price per share implied by the Common Stock Merger Consideration. The results of the discounted cash flow analysis are summarized below:

Equity Value/ Per Share
Per Share
Minimum	$3.47
Maximum	$7.35
Common Stock Merger Consideration	$7.00

Illustrative Trading Analysis. Solely for informational purposes, Raymond James noted the low of $4.47 and the high of $6.50 of the historical closing prices of the Common Shares over the prior 52 weeks and compared them to the Common Stock Merger Consideration. Solely for information purposes, Raymond James also analyzed historical prices of the Common Stock and compared them to the Merger Consideration. The results of this analysis are summarized below:

	Price Per Share	Implied Premium
Common Stock Merger Consideration	$7.00	—
One-day prior Company closing stock price as of July 22, 2025	$5.49	27.5%
Ten-day prior volume weighted average Company stock price through July 9, 2025	$5.58	25.4%
Thirty-day prior volume weighted average Company stock price through June 9, 2025	$5.49	27.6%
One-year prior volume weighted average Company stock price through July 23, 2024	$5.32	31.5%

Additional Considerations. The preparation of an opinion regarding fairness is a complex process and is not susceptible to a partial analysis or summary description. Raymond James believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering the analyses taken as a whole, would create an incomplete view of the process underlying its opinion. In addition, Raymond James considered the results of all its analyses and did not assign relative weights to any of the analyses, but rather made qualitative judgments as to significance and relevance of each analysis and factor, so the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Raymond James as to the actual value of the Company.

In performing its analyses, Raymond James made numerous assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Raymond James are not necessarily indicative of actual values, trading values or actual future results which might be achieved, all of which may be significantly more or less favorable than suggested by its analyses. Such analyses were provided to the Board (in its capacity as such) and were prepared solely as part of the analysis of Raymond James of the fairness, from a financial point of view, to the Common Stockholders of the Common Stock Merger Consideration to be received by such holders in connection with the proposed Merger pursuant to the Merger Agreement. The analyses do not purport to be appraisals or to reflect the prices at which companies may actually be sold, and such estimates are inherently subject to uncertainty. The opinion of Raymond James was one of many factors taken into account by the Board in making its determination to approve the Merger. Neither Raymond James’s opinion nor the analyses described above should be viewed as determinative of the Board’s or the Company management’s views with respect to the Company, Parent or the Merger. Raymond James provided financial advice to the Company with respect to the proposed Merger. Raymond James did not, however, recommend any specific amount of consideration to the Board or that any specific offer price constituted the only appropriate consideration for the Merger. The Company placed no limits on the scope of the analysis performed, or opinion expressed, by Raymond James.

The Raymond James opinion was necessarily based upon market, economic, financial and other circumstances and conditions existing and disclosed to it on July 22, 2025, and any material change in such circumstances and conditions, including potential changes in U.S. trade, tax or other laws, regulations and government policies and the enforcement thereof as have been or may be proposed or effected, and the potential effects such changes may have on the Merger or the participants in the Merger or their respective businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects, may affect the opinion of Raymond James, but Raymond James does not have any obligation to update, revise or reaffirm that opinion. Raymond James relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Raymond James that would be material to its analyses or its opinion, and that there was no information or any facts that would make any of the information reviewed by Raymond James incomplete or misleading in any material respect.

During the two years preceding the date of Raymond James’s written opinion, Raymond James provided certain investment banking services to Parent for which Raymond James received fees and Raymond James is a lender to the Company, but has not provided any investment banking, financial advisory or lending services to Elliott in the last two years for which it has been paid any fees. In addition, Raymond James was then-currently engaged by the Company in connection with an at-the-market offering and by Parent in connection with sourcing debt capital in connection with a real estate project for which Raymond James received approximately $435,000 in compensation. In addition, a senior member of the Raymond James deal team representing the Company in connection with the Merger has invested approximately $600,000 in funds affiliated with Parent and another senior member of the Raymond James deal team is a co-investor in a building managed by funds affiliated with Parent. Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Parent or other participants in the Merger in the future, for which Raymond James may receive compensation.

Raymond James is actively involved in the investment banking business and regularly undertakes the valuation of investment securities in connection with public offerings, private placements, business combinations and similar transactions. In the ordinary course of business, Raymond James may trade in the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James may provide investment banking, financial advisory and other financial services to the Company, Elliott and/or Parent or other participants in the Merger in the future, for which Raymond James may receive compensation.

Raymond James was engaged as financial advisor to the Company in connection with a potential strategic transaction involving the Company. Under the terms of its engagement, Raymond James provided the Company with financial advisory services and the Board with an opinion, described under the section entitled “ —Opinion of Raymond James” and attached as Annex C, in connection with the Merger, and the Company paid Raymond James a fee of $750,000 upon delivery of its opinion. The Company has also agreed to pay Raymond James a fee of approximately $1.6 million contingent upon the closing of the sale of the Company’s seven Phoenix Assets, the first six of which closed on August 15, 2025, and an additional $3.4 million for its services, which is contingent upon the closing of the Merger such that the aggregate fee for Raymond James for this engagement is expected to be approximately $5.7 million. The Company has also agreed to reimburse Raymond James for its expenses, including reasonable and documented fees of outside counsel, incurred in connection with its engagement. In addition, the Company has agreed to indemnify Raymond James and its affiliates, and its and their respective directors, officers, agents and employees and each other person, if any, controlling Raymond James or any of its affiliates, against certain liabilities and expenses, including certain liabilities under the federal securities laws, relating to, arising out of or in connection with litigation and other actions relating to Raymond James’s engagement.

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the Board to approve the Merger, the Merger Agreement and the other proposals described above, our stockholders should be aware that our directors and executive officers have certain interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. These interests may create potential conflicts of interest. The Board was aware of these interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching its decision to determine and declare the transactions contemplated by the Merger Agreement, including the Merger, to be advisable and in our and our stockholders’ best interests to approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, and to resolve to recommend that the stockholders approve the merger. These interests are discussed below.

For a description regarding compensation and benefits to be provided to our employees generally following the Effective Time, see “The Merger Agreement-Employee Benefits.”

For purposes of this discussion, our non-employee directors are John Sweet, Michael Mazan, John McLernon, Sabah Mirza, and Mark Murski, and our executive officers are James Farrar (Chief Executive Officer), Anthony Maretic (Chief Financial Officer, Secretary and Treasurer), and Gregory Tylee (Chief Operating Officer and President).

Treatment of Company Compensatory Awards

Our directors and executive officers hold RSU Awards, and our executive officers hold PSU Awards. These are contractual obligations of the Company made in the ordinary course of business that Parent covenants to treat as set forth in the Merger Agreement. These obligations and their quantification are further set forth in the section entitled “-Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger.”

RSU Awards. The Merger Agreement provides that, immediately prior to the Effective Time, each RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically become fully vested and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of shares of Common Stock underlying such RSU Award, less (ii) any applicable withholding taxes.

PSU Awards. The Merger Agreement provides that, immediately prior to the Effective Time, each PSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically become fully vested with respect to a number of shares of Common Stock underlying such PSU Award based on the actual level of achievement of the performance- based vesting conditions applicable to such PSU Award measured through immediately prior to the Effective Time as determined by the Board or a committee thereof in accordance with the terms of such PSU Award and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of so-determined shares of Common Stock underlying such PSU Award, less (ii) any applicable withholding taxes.

Certain Potential Payments to our Executive Officers

We are party to employment agreements with each of our current executive officers, which provide for the severance benefits described below in the event of certain terminations of employment or a change in control of the Company. The severance benefits payable to each executive officer will be subject to compliance with the restrictive covenants described below.

Executive Severance Benefits. The employment agreements with the executive officers provide that, if the employment of an executive officer is terminated by the Company without “cause” or by the executive officer for “good reason” (each as defined in the applicable employment agreement), the executive officer will be eligible to receive the following benefits in addition to the executive officer’s accrued obligations (as defined in the applicable employment agreement):

•

a single cash payment equal to the sum of (x) a specified multiple of the executive officer’s annual base salary on the date of termination, plus (y) the same multiple of the average annual cash bonuses paid to the executive officer for the prior two fiscal years of the Company, plus (z) the same multiple of the average amount granted under the Company’s equity incentive plan to the executive officer for the prior two fiscal years of the Company, with the applicable multiple being set forth in each executive officer’s individual employment agreement;

•

a single cash payment equal to the product of (x) the annual bonus earned by the executive officer for the fiscal year of the Company ended immediately before the date of termination and (y) a fraction, the numerator of which is the number of days the executive officer was employed by the Company during the fiscal year that includes the date of termination and the denominator of which is 365;

•

if the executive officer is entitled to elect continuation of coverage under the Company’s group health plan pursuant to applicable law (including but not limited to COBRA and/or applicable employment standards legislation), the executive officer shall be provided continued coverage at the Company’s expense under any health insurance programs maintained by the Company in which the executive officer participated at the time of his termination for twelve (12) months, or until, if earlier, the date the Executive obtains group health plan coverage under a group health plan maintained by a new employer. To the extent the benefits provided under the immediately preceding sentence are otherwise taxable to the Executive under the Code, such benefits, for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (and the regulations and other guidance issued thereunder) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

•	accelerated vesting of all of the executive officer’s unvested awards under the Company’s equity incentive plan.

Golden Parachute Excise Tax. The employment agreements with each of our executive officers provide that if the payments and benefits provided to the executive officer in connection with the Merger would be subject to an excise tax by reason of Sections 4999 and 280G of the Code, such benefits and payments will be reduced to the extent necessary to prevent any portion of the executive officer’s merger-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive officer exceeds the net after-tax benefit the executive officer would receive if no reduction was made. None of the employment agreements provide for indemnification or “gross-up” payments for golden parachute excise tax liabilities.

Restrictive Covenants. Messrs. Maretic and Tylees’ employment agreements also contain customary restrictive covenants, including confidentiality, non-competition and non-solicitation provisions, that apply during the term of the executive officer’s employment with the Company and (1) for 6 months thereafter, or, if earlier, until a “Change in Corporate Control” (as defined in the applicable employment agreement). Mr. Farrar’s employment agreement, as amended, also includes similar provisions except that his non-competition provision applies for a period of 12 months after his employment for any reason.

Value of Payments. For an estimate of the value of the severance payments and benefits described above that would become payable to each of our named executive officers upon a severance-qualifying termination, see the section entitled “-Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger” below.

Indemnification of Our Directors and Officers

The Merger Agreement provides that, the Surviving Entity will (and Parent will cause the Surviving Entity to) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company (each an “Indemnified Party”), for any and all costs and expenses (including reasonable fees and expenses of legal counsel, which will be advanced as they are incurred; provided, that the Indemnified Party will have made an undertaking to repay such expenses if it is ultimately determined that such Indemnified Party was not entitled to indemnification under the Merger Agreement), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any action, suit or legal proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”), by reason of such Indemnified Party being or having been such director or officer, at or at any time prior to, the Effective Time, to the fullest extent permitted under applicable law, subject to certain limitations set forth in the Merger Agreement. Additionally, the Surviving Entity will (and the Parent will cause the Surviving Entity to) fulfill and honor in all respects our obligations pursuant to specified agreements in effect as of the date of the Merger Agreement between the Company and any indemnified person and any indemnification provision (including advancement of expenses) and any exculpation provision set forth in our organizational documents as in effect on the date of the Merger Agreement.

The parties have agreed not to terminate or modify the obligations described above regarding indemnification of indemnified persons in such a manner as to adversely affect such indemnified persons without the prior written consent of such indemnified persons.

Subject to certain terms and conditions set forth in the Merger Agreement, we will, effective at the Effective time, extend coverage under our officers’ and directors’ liability insurance by obtaining prepaid extended reporting period coverage for our existing officers’ and directors’ liability insurance policies, or with other insurers on terms and conditions no less favorable to the insureds than such existing insurance, which provides coverage for an aggregate period of six years from and after the Effective Time with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, neither Parent nor the Surviving Entity will be obligated to pay an aggregate amount for such extended reporting insurance in excess of 200% of the amount per annum that we paid for such insurance in the fiscal year ended December 31, 2024 (the “Annual Premium Amount”). If the aggregate amount for such extended reporting insurance exceeds the Annual Premium Amount, then we will be permitted to purchase as much coverage as reasonably practicable up to the Annual Premium Amount. We will in good faith cooperate with and consult Parent prior to the purchase of such insurance.

Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of our named executive officers that is based on or otherwise relates to the Merger. For additional details regarding the terms of the payments described below, see the discussion under “-Interests of Our Directors and Executive Officers in the Merger” above.

The following table sets forth the amount of payments and benefits that may be paid or become payable to each of our named executive officers in connection with the Merger pursuant to all applicable compensation plans or agreements, assuming that the Effective Time occurred on October 31, 2025 solely for purposes of this merger-related compensation disclosure and that each named executive officer incurs a severance-qualifying termination immediately following the Effective Time. The amounts in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect any reduction in payments pursuant to the employment agreements to the extent necessary to prevent any portion of each named executive officer’s merger-related payments and benefits from becoming subject to excise tax by reason of Section 4999 of the Code. The actual value to be received by our named executive officers may be greater or less than the amounts presented below.

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
James Farrar	$5,351,598	$3,729,362	$50,961	$9,131,921
Gregory Tylee	$5,351,598	$3,729,362	$18,141	$9,099,101
Anthony Maretic	$3,184,726	$1,661,751	$18,141	$4,864,618

(1)

Consists of a lump sum cash severance payment, payable within 10 days following the named executive officer’s termination, equal to the sum of (i) 2 times the sum of (A) the executive’s annual base salary for 2025, plus (B) the average of the annual cash bonuses paid to the named executive officer for the prior two fiscal years of the Company ending prior to the change in corporate control (2024 and 2023), plus (C) the average amount granted to the named executive officer under the Company’s equity incentive plan for the prior two fiscal years of the Company (2024 and 2023), plus (i) a pro rata bonus for the 2025 calendar year based on the annual bonus earned by the named executive officer for 2024. The cash severance payments are “double trigger,” subject to the named executive officer’s executing and not revoking a release of claims and are payable upon the named executive officer’s termination in connection with the Merger. For more details regarding these cash severance benefits, see the section entitled “-Interests of Our Directors and Executive Officers in the Merger.”

The amounts set forth in the table below are the estimates of the prorated cash bonus and cash severance payment that each named executive officer will receive.

Named Executive Officer	Prorated Cash Bonus	Cash Severance Payment
James Farrar	$546,575	$5,351,598
Gregory Tylee	$546,575	$5,351,598
Anthony Maretic	$402,696	$3,184,726

Named Executive Officer	Value of RSU Awards(2)	Value of PSU Awards(2)	Total
James Farrar	$960,071	$2,769,291	$3,729,362
Gregory Tylee	$960,071	$2,769,291	$3,729,362
Anthony Maretic	$433,202	$1,228,549	$1,661,751

For further details regarding the value of accelerated compensatory awards, see “-Treatment of Compensatory Awards” above.

(2)

Includes accelerated vesting as of immediately prior to the Effective Time of the outstanding RSU Awards and PSU Awards held by each named executive officer. This accelerated vesting is a “single trigger” benefit and becomes payable as of the Effective Time. For more details regarding treatment of outstanding RSU Awards and PSU Awards in connection with the Merger, see the section entitled “-Interests of Our Directors and Executive Officers in the Merger.” In the case of the PSU Awards, as of the date hereof, the estimated dollar values assume (i) that PSU Awards granted in 2023 will vest at 78% of the target number of shares of Common Stock underlying such PSU Awards, (ii) that PSU Awards granted in 2024 will vest at 150% of the target number of shares of Common Stock underlying such PSU Awards, and (iii) that PSU Awards granted in 2025 will vest at 150% of the target number of shares of Common Stock underlying such PSU Awards. The actual level of achievement and the applicable payout factor of the PSU Awards will be measured in accordance with the terms of the applicable awards over the truncated performance period ending immediately prior to the Closing Date and may be more or less than reflected.

(3)

Consists of the estimated cost to provide for health and welfare benefits continuation for a period of 12 months after each named executive officer’s termination. The health and welfare continuation benefits are “double trigger,” and are payable, subject to the named executive officer’s signing and not revoking a release of claims, upon the named executive officer’s termination in connection with the Merger. For more details regarding this health and welfare benefit, see the section entitled “-Interests of Our Directors and Executive Officers in the Merger.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the Merger Agreement or the completion of the Merger, other than the acceptance for record of the Articles of Merger with respect to the Merger by the State Department of Assessments and Taxation of Maryland.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a discussion of the material U.S. federal income tax consequences of the Merger to common stockholders whose shares are surrendered in the Merger in exchange for the right to receive the Common Stock

Merger Consideration as described herein. This discussion is based on current law, is for general information only and is not tax advice. This discussion is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or to different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”), concerning our tax treatment or the tax treatment of the Merger, and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court.

This discussion does not address (1) U.S. federal taxes other than income taxes, (2) state, local or non-U.S. taxes, (3) tax reporting requirements, or (4) withholding taxes under Sections 1471 through 1474 of the Code (such Sections commonly referred to as FATCA). This discussion assumes that shares of our Common Stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules and does not address the tax consequences of the Merger to holders of restricted stock, performance units, or other awards received as compensation. In addition, this discussion does not address the tax treatment of special classes of common stockholders, including, for example:

•	insurance companies;

•	regulated investment companies;

•	REITs;

•	tax-exempt entities or persons holding our Common Stock in a tax-deferred or tax advantaged account;

•	persons acting as nominees or otherwise not as beneficial owners;

•	mutual funds;

•	subchapter S corporations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding our Common Stock as part of a hedge or conversion transaction or as part of a “straddle” or a constructive sale;

•	U.S. expatriates;

•	persons subject to the alternative minimum tax;

•	holders that are subject to “applicable financial statement” rules under Section 451(b) of the Code;

•	holders who acquired our Common Stock as compensation;

•	holders that are properly classified as a partnership or otherwise as a pass-through entity under the Code;

•	non-U.S. governments;

•	qualified foreign pension funds, as defined in Section 897(l) of the Code;

•	qualified stockholders, as defined in Section 897(k) of the Code; and

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid U.S. federal income tax.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes holds our Common Stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the partnership. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal income tax purposes and that entity is holding our Common Stock, you should consult your tax advisor. Moreover, each holder should consult its tax advisor regarding the U.S. federal income tax consequences to it of the Merger in light of its own particular situation, as well as any consequences of the Merger to such holder arising under the laws of any other taxing jurisdiction.

For purposes of this section, a “U.S. holder” means a beneficial owner of our Common Stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust (1) the administration of which is subject to the primary supervision of a U.S. court and with respect to which one or more “United States persons” (as defined under the Code) have the authority to control all substantial decisions or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used in this section, a “non-U.S. holder” means a beneficial owner of our Common Stock that is not a U.S. holder or an entity treated as a partnership for U.S. federal income tax purposes.

This discussion of material U.S. federal income tax consequences is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO THE MERGER AND DISPOSING OF OUR COMMON STOCK, AND TO REITS GENERALLY ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Treatment of the Merger

The Merger of the Company with and into Merger Sub will be treated for U.S. federal income tax purposes as a taxable sale by the Company of all of its assets to Merger Sub in return for the Common Stock Merger Consideration and the assumption of the Company’s liabilities, followed by a deemed liquidation of the Company under Section 331 and Section 562 of the Code. We will be deemed to have distributed the Common Stock Merger Consideration to our stockholders in connection with the deemed liquidation. The liquidating distribution will be treated as a dividend for purposes of the dividend paid deduction to the extent of our earnings and profits and thus will be sufficient to satisfy our requirement to distribute 90% of our REIT taxable income for the taxable year of the Merger.

Consequences of the Merger to U.S. Holders of Our Common Stock

General

The receipt of cash by U.S. holders in exchange for their shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder of our Common Stock will recognize gain or loss for U.S. federal income tax purposes equal to the difference between:

•	the amount of cash received in exchange for our Common Stock; and

•	the U.S. holder’s adjusted tax basis in our Common Stock.

Gain or loss will be calculated separately for each block of shares, with a block consisting of shares acquired at the same cost in a single transaction. Assuming that the shares constitute capital assets in the hands of the U.S. holders, this gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if at the time of the Merger the shares have been held for more than one year. An individual U.S. holder will be subject to tax on net capital gain at a reduced maximum U.S. federal income tax rate (20% under current law). Additionally, a 3.8% Medicare unearned contribution tax will apply to any gain recognized by individuals, trusts and estates whose income exceeds certain threshold levels. Capital gains of corporate U.S. holders generally are taxable at the regular tax rate applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to limitations under the Code. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured section 1250 gain.”

Special Rule for U.S. Holders Who Have Held our Common Stock for Less than Six Months

A U.S. holder who has held our Common Stock for less than six months at the time of the Merger, taking into account the holding period rules of Sections 246(c)(3) and (4) of the Code, and who recognizes a loss on the exchange of our Common Stock in the Merger, will be treated as recognizing a long-term capital loss to the extent of any capital gain dividends received from us, or such holder’s share of any designated retained capital gains, with respect to such shares.

Consequences of the Merger to Non-U.S. Holders of Our Common Stock

General

The U.S. federal income tax consequences of the Merger to a non-U.S. holder will depend on various factors, including whether the receipt of the Common Stock Merger Consideration is treated as a distribution from us to our stockholders that is attributable to gain from the sale of “United States real property interests.” The IRS announced in Notice 2007-55 that it intends to (1) take the position that under current law, unless an exception applies, a non-U.S. holder’s receipt of a liquidating distribution from a REIT (which would include the receipt of cash in exchange for Company shares in the Merger, which, as noted above, will be treated as a deemed liquidation for U.S. federal income tax purposes) is generally subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of United States real property interests and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. As a result, the following paragraphs provide alternative discussions of the tax consequences that would arise to the extent the tax treatment set forth in Notice 2007-55 does or does not apply. Notwithstanding the discussion in the following paragraphs, we intend to take the position that the cash received in exchange for our Common Stock will be subject to tax in accordance with Notice 2007-55, subject to the 10% exception described below. In general, the provisions governing the taxation of distributions by REITs can be less favorable to non-U.S. holders than the taxation of sales or exchanges of REIT shares by non-U.S. holders, and non-U.S. holders should consult their tax advisors regarding the application of these provisions.

Distribution of Gain from the Disposition of U.S. Real Property Interests

To the extent the tax treatment set forth in Notice 2007-55 applies, and to the extent cash received by non-U.S. holders in the Merger is attributable to gain from the deemed sale of our United States real property interests (which we expect to be a substantial portion of such cash), then, subject to the 10% exception described below, such amount will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A corporate non-U.S. holder will also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty). In addition, 21% of any such amounts paid to a non-U.S. holder will be required to be withheld and remitted to the IRS. Notwithstanding the foregoing, if a non-U.S. holder has not owned more than 10% of our Common Stock at any time during the one-year period ending on the date of the Merger and our Common Stock is treated as “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States, the tax treatment described above would not apply, in which case we intend to take the position that such non-U.S. holder would instead be subject to the rules described below in the section entitled “—Taxable Sale of Common Stock.” We believe that our Common Stock is, and will be at the Effective Time, treated as regularly traded on an established securities market in the United States.

Taxable Sale of Our Common Stock

To the extent the tax treatment set forth in Notice 2007-55 does not apply (or, in the event a holder qualifies for the 10% exception described above), then subject to the discussion of backup withholding below, a non-U.S. holder should not be subject to U.S. federal income taxation on any gain or loss from the Merger unless: (1) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the Merger and certain other requirements are met; or (3) such shares constitute “United States real property interests” in the non-U.S. holder’s hands under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will generally be subject to U.S. federal income tax on such gain on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such effectively connected gain described in clause (1) of the previous paragraph.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the Merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the Merger, which may be offset by U.S. source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s shares constitute United States real property interests under FIRPTA, any gain recognized by such holder in the Merger will be treated as income effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder and generally will be subject to U.S. federal income tax on a net basis in the same manner as a U.S. holder (and the non-U.S. holder would generally be required to file a U.S. federal income tax return reporting such income). A non-U.S. holder’s shares of common stock generally will not constitute U.S. real property interests if either (1) we are a “domestically controlled qualified investment entity” at the Effective Time, or (2) both (a) shares of our Common Stock are treated as regularly traded on an established securities market at the date of the Merger and (b) the non-U.S. holder has held 10% or less of the total fair market value of that class of shares at all times during the shorter of (i) the five-year period ending with the Effective Time and (ii) the non-U.S. holder’s holding period for the shares. As discussed above, we believe that our Common Stock will be regularly traded on an established securities market. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the

Effective Time if non-U.S. holders held directly or indirectly less than 50% in value of our stock at all times during the five-year period ending with the Effective Time. While we believe that we have been and currently are “domestically controlled” as of the date of this proxy statement, no assurances can be given that the actual ownership of our shares has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the Effective Time.

Income Tax Treaties

If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the U.S. federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

U.S. Withholding Tax

As described above, it is not entirely clear whether the receipt of the Common Stock Merger Consideration by a non-U.S. holder will be treated as a sale or exchange of our Common Stock (in the event Notice 2007-55 does not apply) or as a distribution from us that is attributable to gain from the deemed sale of our United States real property interests in the Merger (in the event Notice 2007-55 does not apply). Accordingly, we intend to withhold U.S. federal income tax at a rate of 21% from the portion of the Common Stock Merger Consideration that is, or is treated as, attributable to gain from the sale of United States real property interests and paid to a non-U.S. holder unless such holder qualifies for the 10% exception described above.

A non-U.S. holder may be entitled to a refund or credit against the holder’s U.S. federal income tax liability, if any, with respect to any amount withheld pursuant to FIRPTA; provided, that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisors regarding withholding tax considerations.

Information Reporting and Backup Withholding

Backup withholding, currently at a rate of 24%, and information reporting may apply to the cash received pursuant to the exchange of our Common Stock in the Merger. Backup withholding will not apply, however, to a holder who:

•	in the case of a U.S. holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on an IRS Form W-9 or successor form;

•	in the case of a non-U.S. holder, furnishes an applicable IRS Form W-8 or successor form; or

•	is otherwise exempt from backup withholding and complies with other applicable rules and certification requirements.

Backup withholding is not an additional tax, and any amount withheld under these rules may be credited against the holder’s U.S. federal income tax liability and may entitle the holder to a refund if required information is timely furnished to the IRS.

Possible Legislative Changes—Possible Change in Tax Rates

This discussion is based upon the provisions of the Code, the Treasury Regulations and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences (including applicable tax rates) different from those summarized above. We cannot assure you that a change in law, including the possibility of major tax legislation, possibly with retroactive application, will not significantly alter the tax consequences (including applicable tax rates) that we describe herein. We have not sought and do not plan to seek any ruling from the IRS with respect to statements made and the conclusions reached in the above discussion, and there can be no assurance that the IRS or a court will agree with our statements and conclusions.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, COMMON STOCKHOLDERS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. INCOME AND OTHER TAX LAWS IN THEIR PARTICULAR CIRCUMSTANCES.

Delisting and Deregistration of Our Common Stock and Preferred Stock

If the Merger is completed, our Common Stock and Preferred Stock will no longer be traded on the NYSE and our Common Stock and Preferred Stock will be deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following summarizes the material provisions of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We recommend that you read the Merger Agreement attached to this proxy statement as Annex A carefully and in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The Merger Agreement contains representations and warranties made by, and to, us, Parent and Merger Sub. These representations and warranties, which are set forth in the copy of the Merger Agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the Merger Agreement between the parties, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. In addition, these representations and warranties may be subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement, were made as of specified dates, and may be subject to standards of materiality different from what may be viewed as material to our stockholders. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement. You should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of us or our affiliates.

The Merger

On the closing date, the Company will be merged with and into Merger Sub and the separate existence of the Company will cease. Merger Sub will continue as the Surviving Entity in the Merger, as a wholly owned subsidiary of Parent. At the Effective Time, the Surviving Entity will possess all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub and all of the obligations, liabilities and duties of the Company and Merger Sub will become the obligations, liabilities and duties of the Surviving Entity. Following the completion of the Merger, our Common Stock and Preferred Stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act.

Effective Time; Closing Date

On the closing date, we, Parent and Merger Sub will cause the Merger to be consummated by causing to be filed with, and accepted for record by, the State Department of Assessments and Taxation of the State of Maryland, Articles of Merger and all other filings or recordings required under the MGCL in order to consummate the Merger. The Merger will become effective upon the later of the acceptance for record of the Articles of Merger by the State Department of Assessments and Taxation of Maryland or such later Effective Time and date (not to exceed 30 days after the Articles of Merger are accepted for record by the State Department of Assessments and Taxation of Maryland) that is agreed to by us, Parent and Merger Sub and designated in the Articles of Merger. The consummation of the Merger will take place on the date which is no later than two business days after the date on which all conditions to the Merger described below in the section entitled “-Conditions to the Merger” have been satisfied or waived (to the extent permitted by applicable law) (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) unless another time is mutually agreed to by us, Parent and Merger Sub; provided, that in the event that, as of the date on which all such conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing), we have not obtained certain loan consents, which are not conditions to closing, then the consummation of the Merger shall occur on the earlier of the date that is (i) two business days following the date on which all such consents have been obtained, and (ii) 15 days following the date on which such conditions have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of those conditions).

Organizational Documents

At the Effective Time, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, will be the articles of organization and the limited liability company agreement, respectively, of the Surviving Entity, until, subject to the terms of the Merger Agreement, amended in accordance with applicable law.

Officers and Directors

From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (1) Parent will be the sole member of the Surviving Entity entitled to such rights, duties and obligations as are more fully set forth in the limited liability company agreement of the Surviving Entity and (2) the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Entity.

Treatment of Common Stock, Preferred Stock and Compensatory Awards

Common Stock

The Merger Agreement provides that, at the Effective Time, each share of our Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Excluded Shares) will be automatically cancelled and extinguished and automatically converted into the right to receive the Common Stock Merger Consideration, and less any applicable withholding taxes. Excluded Shares will be automatically cancelled and retired without any conversion thereof and will cease to exist with no consideration being paid with respect thereto in connection with, or as a consequence of, the Merger.

Preferred Stock

The Merger Agreement provides that, immediately prior to the Effective Time, the Company will effect the redemption of all outstanding shares of Preferred Stock, at a redemption price payable in cash, by or on behalf of the Company, in an amount equal to the Preferred Stock Merger Consideration. As of the Effective Time, the Preferred Stock will no longer be outstanding and all rights of the holders thereof will terminate, except for the right to receive the Preferred Stock Merger Consideration.

Restricted Stock Unit Awards

The Merger Agreement provides that, immediately prior to the Effective Time, each RSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically become fully vested and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of shares of Common Stock underlying such RSU Award, less (ii) any applicable withholding taxes.

Performance Stock Unit Awards

The Merger Agreement provides that, immediately prior to the Effective Time, each PSU Award that is outstanding immediately prior to the Effective Time, whether vested or unvested, will automatically become fully vested with respect to a number of shares of Common Stock underlying such PSU Award based on the actual level of achievement of the performance-based vesting conditions applicable to such PSU Award measured through immediately prior to the Effective Time, as determined by the Board or a committee thereof in accordance with the terms of such PSU Award, and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Common Stock Merger Consideration, multiplied by (B) the number of so-determined shares of Common Stock underlying such PSU Award, less (ii)  any applicable withholding taxes.

No Further Ownership Rights

From and after the Effective Time, holders of our Common Stock outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Common Stock, except as otherwise provided for in the Merger Agreement or by applicable law. The Common Stock Merger Consideration paid in accordance with the terms of the Merger Agreement upon the conversion or surrender of the shares of our Common Stock or stock awards will be deemed to have been paid in full satisfaction of all rights pertaining to such shares of our Common Stock or stock awards.

Payment Procedures

Prior to the Effective Time, Parent will deposit, or cause to be deposited, with a paying agent reasonably acceptable to us, in trust for the benefit of the holders of the Common Stock and Preferred Stock, cash in an amount sufficient to pay the Common Stock Merger Consideration and Preferred Stock Merger Consideration in respect of such shares outstanding immediately prior to the Effective Time. Parent will further cause the Surviving Entity to make the payments due to the holders of RSU Awards and PSU Awards through the Surviving Entity’s payroll system as a special payroll (or, in the case of non-employees, through accounts payable) on the closing date, or at such later time as is necessary to avoid the imposition of penalties or adverse tax consequences under Section 409A of the Code.

Within five business days after the Effective Time, Parent and the Surviving Entity will cause the paying agent to, in accordance with, and as required by the paying agent’s customary procedures, mail to each holder of record of certificates that, immediately prior to the Effective Time, represented outstanding shares of the Common Stock and Preferred Stock, whose shares of Common Stock and Preferred Stock were converted into the right to receive or be exchanged for the Common Stock Merger Consideration and Preferred Stock Merger Consideration, a form of letter of transmittal and instructions for use in effecting the surrender of certificates previously representing such shares of Common Stock and Preferred Stock in exchange for payment therefor. Upon surrender to the paying agent of such certificates (or an affidavit of loss in lieu of a certificate as described below), together with a properly executed letter of transmittal, the holder of such certificates will promptly receive in exchange therefor the amount of cash to which such holder (or transferee) is entitled pursuant to the Merger Agreement. Exchange of book-entry shares or book-entry units representing shares of Common Stock and Preferred Stock will be effected in accordance with the paying agent’s customary procedures with respect to securities represented by book entry.

If any certificate has been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, to the reasonable satisfaction of Parent and the paying agent and the taking of such actions as may be reasonably requested by the paying agent, including, if required by the Surviving Entity or the paying agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made with respect to such certificates, the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable, payable in respect thereof pursuant to the Merger Agreement, the paying agent will pay in exchange for such lost, stolen or destroyed certificate the cash amount payable in respect thereof pursuant to the Merger Agreement.

Each of Parent, the Company, Merger Sub and the paying agent will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to the Merger Agreement to any person such amount as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and Treasury Regulations promulgated thereunder, or any provision of state, local or foreign tax law, and such amounts so deducted and withheld will be treated as having been paid to the person in respect of which such deduction and withholding was made.

As of the Effective Time, our stock transfer books will be closed and thereafter there will be no further registration of transfers of any shares of Common Stock and Preferred Stock outstanding immediately prior to the Effective Time on our records. If, after the Effective Time, certificates representing such shares of Common Stock and Preferred Stock are presented to the Surviving Entity for transfer, they will be cancelled and exchanged as provided in the Merger Agreement.

On or after the first anniversary of the Effective Time, the Surviving Entity will be entitled to cause the paying agent to deliver to the Surviving Entity any funds made available by Parent to the paying agent which have not been disbursed to holders of certificates or book-entry shares, and thereafter such holders will be entitled to look to the Surviving Entity as general creditors therefore for payment of the Common Stock Merger Consideration or Preferred Stock Merger Consideration, as applicable. Neither the paying agent nor the Surviving Entity will be liable for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

Representations and Warranties

We have made customary representations and warranties in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement or in the disclosure schedules delivered in connection therewith. These representations and warranties relate to, among other things:

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the organization, valid existence, and good standing of the Company and its subsidiaries and the power and authority to carry on our business as currently conducted and to own, lease and operate the properties and assets and the qualification and license to do business and good standing in any jurisdiction in which the nature of our business so requires, except where the failure to be so qualified or licensed would not have a material adverse effect;

•	our charter and bylaws and the similar organizational documents of us and our subsidiaries;

•	the capital structure and indebtedness of us and our subsidiaries, including our equity awards, the absence of restrictions or liens with respect to the equity interests of us and our subsidiaries;

•

our power to execute and deliver the Merger Agreement, perform our obligations under the Merger Agreement and, subject to receipt of the Company Stockholder Approval in respect of the Merger, to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement against us;

•	the Company Stockholder Approval required in connection with the approval of the Merger and the other transactions contemplated by the Merger Agreement;

•

the Board’s resolutions in respect of the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby and its recommendation to the Common Stockholders to approve the Merger;

•

the absence of conflicts with, or violations or breaches of, organizational documents of us and our subsidiaries or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which we or any of our subsidiaries is a party, in each case, in connection with the performance of the Merger Agreement and our obligations thereunder;

•

absence of any governmental permits, filings, consents or other notifications required in connection with the execution, delivery and performance by us of the Merger Agreement and the consummation of the transactions contemplated thereby;

•	our SEC filings for the last three years, and the financial statements contained in those filings;

•	our system of internal accounting controls and preparation of financial statements in accordance with GAAP;

•	our internal controls over financial reporting and disclosure controls and procedures;

•	our compliance with current listing requirements of the NYSE;

•	the absence of certain undisclosed liabilities;

•	the accuracy of the information supplied by us in this proxy statement;

•

the conduct of business in the ordinary course of business in all material respects consistent with past practice, the absence of any material adverse effect and certain other changes and events with respect to us and our subsidiaries since December 31, 2024, through the date of the Merger Agreement;

•	the absence of certain lawsuits, court actions, arbitrations or other court proceedings related to us or our subsidiaries or any investigations by any governmental entity;

•

our and our subsidiaries’ compliance with all applicable laws and governmental permits for the past three years and their possession of all governmental permits required to conduct our business as presently conducted and to own, lease and, to the extent applicable, operate the properties and compliance with such governmental permits and validity and full force and effect of those governmental permits during the past three years and the absence of any events that would reasonably be expected to result in the revocation or termination of any such governmental permits;

•	our and our subsidiaries’ employee benefit plans;

•	labor matters related to us and our subsidiaries;

•	environmental matters relating to us and our subsidiaries;

•	tax matters affecting us and our subsidiaries;

•	our and our subsidiaries’ material contracts and the absence of certain violations, breaches or defaults under the provisions of such material contracts;

•	our and our subsidiaries’ insurance policies;

•	real property owned and leased by us and our subsidiaries;

•	our and our subsidiaries’ leases;

•	ownership of or rights with respect to the intellectual property of us and our subsidiaries;

•	the inapplicability of restrictions on business combinations, control share acquisition, fair price, moratorium or other similar antitakeover statutes or regulations;

•	the absence of any stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which we are a party;

•

the conduct by us and our subsidiaries of our and our subsidiaries’ businesses in compliance with applicable laws; including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder;

•

except for JLL Securities and Raymond James, the absence of any financial advisor, investment banker, broker, finder agent or other person who would be entitled to any finders’ fee or agents’ commission from the acquired companies in connection with the transactions contemplated by the Merger Agreement;

•	the receipt by the Board of an opinion from each of JLL Securities and Raymond James;

•	our and our subsidiaries’ status under the Investment Company Act of 1940, as amended; and

•	our and our subsidiaries’ compliance relating to privacy and the collection, processing, storage, transfer, and/or use of personal information and security measures.

Many of our representations and warranties are qualified by the concept of a “Material Adverse Effect.” Under the Merger Agreement, a “Material Adverse Effect” means any event, change, circumstance, occurrence, development, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by the Merger Agreement before the Outside Date or would reasonably be expected to do so;provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, development, effect or state of facts to the extent resulting from:

•	any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

•	any changes generally affecting the commercial real estate industry resulting from any regulatory and political conditions or developments in general;

•	the commencement, occurrence, continuation or escalation of any war (whether or not declared), civil disobedience, sabotage, armed hostilities, military or para-military actions or acts of terrorism;

•	any changes in GAAP or any other accounting standards or principles or the interpretation of the foregoing;

•	any changes in applicable law or the interpretation thereof;

•

any change in the market price or trading volume of the equity securities of the Company; provided, however, that the exception in this bullet shall not prevent the underlying facts giving rise or contributing to such change from being taken into account in determining whether a Material Adverse Effect has occurred;

•

the failure of the Company to meet any internal or public projections for any period ending on or after the date of this Agreement; provided, however, that the exception in this bullet shall not prevent the underlying facts giving rise or contributing to such failure from being taken into account in determining whether a Material Adverse Effect has occurred;

•

stockholder litigation arising from or relating to the Merger Agreement or the Merger (it being understood and agreed that the exception in this bullet shall apply to the effects arising out of or relating to the bringing of such litigation and not those arising out of or resulting from an actual breach (or other claim) that is the subject thereof)the availability or cost of equity, debt or other financing to Parent and Merger Sub;

•

any action expressly required by the terms of the Merger Agreement, or taken with the prior written consent or at the written direction of Parent (or any action not taken as a result of Parent expressly withholding its consent to an action requiring Parent’s consent hereunder);

•	any damage or destruction of any owned property that is substantially covered by insurance; or

•

provided, that, with respect to the first, second, third, fourth and fifth bullets, if the impact of such event, change, circumstance, occurrence, development, effect or state of facts has had a disproportionate adverse effect on the Company or any of the Company’s subsidiaries relative to other companies operating in the industry or industries in which the Company and the Company’s subsidiaries operate then the incremental disproportionate adverse impact shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

The Merger Agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the organization, valid existence, good standing and power and authority to own, lease and, to the extent applicable, operate their properties and to carry on their businesses as currently conducted;

•

the partnership or limited liability company power and authority to execute and deliver the Merger Agreement, to perform their obligations under the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the enforceability of the Merger Agreement against them;

•

the absence of conflicts with, or violations or breaches of, organizational documents of Parent and Merger Sub or any applicable law and the absence of any consents, notices or approvals under, or breaches of any obligation or defaults under, contracts or permits to which we or any of our subsidiaries is a party, in each case, in connection with the performance of the Merger Agreement and our obligations thereunder;

•

absence of any governmental permits, filings, consents or other notifications required in connection with the execution, delivery and performance by Parent and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby;

•	the accuracy of the information supplied by Parent and Merger Sub in this proxy statement;

•	no financial advisor, investment banker, broker, finder, agent, or other person being entitled to any finders’ fee or agent’s commission from any acquired company in connection with the transactions;

•	the ownership of Merger Sub, and absence of prior conduct of business of Merger Sub;

•

the Equity Commitment Letter and Debt Commitment Letter (the “Commitment Letters”) having been delivered by Parent to us, the enforceability thereof by each party thereto, and, assuming the satisfaction or waiver of the conditions to Parent and Merger Sub’s obligation to consummate the Merger and the accuracy of our representations and warranties under the Merger Agreement, at the closing, assuming the accuracy of our representations and warranties set forth in the Merger Agreement and the performance in all material respects by us of our obligations under the Merger Agreement, the aggregate proceeds of the equity financing and debt financing (the “Financing”), assuming funded in accordance with the Commitment letters, will be sufficient to (i) fund all amounts required to be provided by Parent and/or Merger Sub for the consummation of the transactions and (ii) perform all of Parent’s payment obligations under the Merger Agreement, the payments made in respect of equity compensation obligations to be paid, the payment of all amounts in connection with the repayment of any outstanding indebtedness required by the Merger Agreement and the payment of all associated costs and expenses of the transactions;

•

Parent is not in default or breach under the terms and conditions of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes or could constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters;

•

the absence of any side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could reasonably be expected to materially delay the availability of, or reduce the aggregate principal amount of, the Financing contemplated by the Commitment Letters in any respect, other than those set forth in the Commitment Letters;

•	the limited guarantee executed by the guarantors;

•	the solvency of each of Parent and the Surviving Entity as of the Effective Time and immediately after the consummation of the Merger;

•	the absence of beneficial ownership of our capital stock and their status as not being “interested stockholders” of the company (as defined in the MGCL) within the past two years; and

•

the absence of any lawsuits, court actions, arbitrations or other court proceedings against Parent or any of its subsidiaries that would reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by the Merger Agreement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the closing of the Merger.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, we have agreed that, subject to certain exceptions in the Merger Agreement and the disclosure schedules delivered in connection therewith, between the date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “Interim Period”), we will, and will cause our subsidiaries to:

•	carry on its business in the ordinary course of business consistent with past practice; and

•

use commercially reasonable efforts to preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants, preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and preserve the Company’s status as a REIT.

We have also agreed that, subject to certain exceptions in the Merger Agreement and the disclosure schedules delivered in connection therewith, during the Interim Period, without the prior written consent of Parent (which consent may not be unreasonably withheld, conditioned or delayed), we will not, and will not permit any of our subsidiaries to, among other things:

•

declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (x) dividends by a wholly owned subsidiary of the Company to its parent or distributions to the extent required for the Company to maintain its status as a REIT or to avoid or reduce the incurrence of any entity-level income or excise taxes by the Company and (y) the regular quarterly distributions made in respect of the Preferred Stock in accordance with the Company’s charter, (ii) except as required by the Merger Agreement, purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest;

•

except for transactions among the Company and one or more wholly owned subsidiaries of the Company or among one or more wholly owned subsidiaries of the Company, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of the Common Stock or Preferred Stock including pursuant to contracts as in effect on the date of the Merger Agreement;

•

amend or otherwise change, or authorize or propose to amend or otherwise change, the organizational documents of the Company and its subsidiaries (other than amendments to the governing documents of any wholly owned subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by the Merger Agreement);

•

directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of any corporation, partnership, association, other business organization or division thereof or assets (other than assets (other than real property) in the ordinary course of business not in excess of $100,000), or (ii) any interest in real property or commence any developmental activity on any of the real property owned and leased by us and our subsidiaries;

•

directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any lien, other than permitted liens under the terms of the Merger Agreement, or otherwise dispose of, or effect a deed in lieu of foreclosure with respect to any of the real property owned and leased by us and our subsidiaries in whole or in part or any interest therein;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

(i) incur, create, assume or otherwise become liable for, or repay or prepay, any indebtedness, or amend, modify or refinance any indebtedness or any documents evidencing or securing any such indebtedness, in each case other than with respect to indebtedness solely among the Company and its wholly owned subsidiaries, except for any permitted draw down made in the ordinary course pursuant to the terms of the Merger Agreement, or (ii) make any loans, advances or capital contributions to, or investments in, any other person, other than the Company or any direct or indirect wholly owned subsidiary of the Company;

•

incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except (i) pursuant to the Company’s operating budget, (ii) capital expenditures for tenant improvements required under Company leases, (iii) capital expenditures for unplanned emergency building systems repairs for HVAC, elevator, mechanical or other building systems up to $500,000 upon prior written notice to Parent, and (iv) capital expenditures necessary to repair any casualty losses or restore any condemnation actions or other takings pursuant to any power of eminent domain (collectively, “Takings”) in an amount up to $100,000 in the aggregate or to the extent such losses are covered by existing insurance proceeds or awards from such Takings, as applicable;

•

(i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, (iii) make, waive, release or transfer any title claim, or (iv) with respect to any Company Property (or real property that if owned or leased by the Company or any of the Company’s Subsidiaries on the date of this Agreement would be a Company Property) and except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject Company Property (A) initiate or consent to any zoning reclassification, approved site plan, or other land use entitlement, or (B) amend, modify, terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any Permit required for the ownership, use or operation of such Company Property;

•

enter into, renew, modify, amend, terminate, cancel or extend, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any contract that, if existing as of the date hereof, would be a Material Contract), other than any renewals, modifications, amendments, terminations, cancellations or extensions, or waivers, releases, compromises or assignments of any rights or claims, in each case, that are made in the ordinary course of business and do not materially adversely affect the Company;

•

commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than any settlement of an Action that provides solely for amounts to be paid by the Company that are less than $100,000 in the aggregate, in each case, other than Actions commenced in the ordinary course of business by the Company;

•

fail to maintain all financial books and records in all material respects in accordance with GAAP or change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

•	change our fiscal year;

•

other than as required to comply with applicable Law or the terms of a Company Plan in effect as of the date hereof, (i) grant any current or former Service Provider any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former Service Provider not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former Service Provider, (ii) grant or pay to any current or former Service Provider any severance, termination, change in control, transaction, retention or similar payments or benefits, or make any modifications thereto or increases therein, (iii) grant or amend any stock-based award, (iv) recognize or certify any labor or trade union, works council or other employee representative as the bargaining representative for any Service Providers, or adopt or enter into any Collective Bargaining Agreement, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) establish, adopt or enter into any new employee benefit or compensation plan or arrangement or materially amend, materially alter, or terminate any existing Company Plan, in each case for the benefit of any current or former Service Provider;

•	hire any officer or any other Service Provider;

•	terminate any officer or any other Service Provider with an annual base compensation in excess of $100,000, in each case other than for cause;

•

permit any insurance policy naming the Company or any of its Subsidiaries or directors or officers as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy; provided, however, that, with respect to any renewal of any such policy, the Company shall (i) use commercially reasonable efforts to obtain favorable terms with respect to the assignment or other transfer of such policy and termination fees or refunds payable pursuant to such policy and (ii) (A) provide Parent a reasonable opportunity to review and consider the terms of any such policy and (B) consider in good faith any comments Parent may provide to the Company with respect to the terms of any such policy;

•	fail to timely file all material reports and other material documents required to be filed with any Governmental Entity, subject to extensions permitted by Law or applicable rules or regulations;

•	enter into any new line of business outside of its existing business;

•	assign, transfer, exclusively license, abandon, waive or permit to lapse any material Company Intellectual Property;

•	enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

•

take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any subsidiary of the Company to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT subsidiary, a Taxable REIT subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

•

enter into or modify in a manner adverse to the Company or Parent or their respective Subsidiaries any Tax Protection Agreement applicable to the Company or any subsidiary of the Company, make, change or rescind any income or other material election relating to Taxes, change a material method of

Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim, assessment or dispute, enter into any closing agreement related to Taxes, surrender any right to claim any Tax refund, or request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

•

take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any of the Company Properties to be in violation of any applicable Law or Property Requirement;

•	take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger not being satisfied; or

•	authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in the Merger Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time.

Stockholders Meeting

Under the Merger Agreement, we are required to use commercially reasonable efforts, as promptly as reasonably practicable, in accordance with our governing documents, to (1) establish a record date for and give notice of a meeting of the holders of our Common Stock, for the purpose of voting upon the approval of the Merger and (2) as promptly as reasonably practicable after the date of the Merger Agreement (and in no event more than 45 days after the date on which the SEC confirms that it has no further comments on this proxy statement (the “SEC clearance date”)) duly call, convene and hold the Special Meeting.

We may postpone, recess or adjourn the Special Meeting:

(i)	with the consent of Parent;

(ii)	for the absence of a quorum;

(iii)

to solicit additional proxies for the purpose of obtaining the required Company Stockholder Approval (unless the Board has effected an adverse recommendation change in accordance with the provisions described below under the sections entitled “-No Solicitation of Acquisition Proposals” and “-Obligation of Our Board of Directors with Respect to Its Recommendation”); or

(iv)

to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the Board has determined in good faith (after consultation with its outside legal counsel) is necessary under applicable law or the failure of which to provide would reasonably be expected to be inconsistent with the directors’ duties under applicable law and for such supplemental or amended disclosure to be disseminated to and reviewed by the holders of Common Stock prior to the Special Meeting;

provided, however, in the case of clauses (ii) and (iii), the Special Meeting must not be postponed or adjourned to a date that is (a) more than 10 days after the date for which the Special Meeting was originally scheduled (excluding any adjournments or postponements required by applicable law) or (b) more than five Business Days after the Outside Date.

Unless our the Board has effected an adverse recommendation change in accordance with the provisions describe in the sections entitled “-No Solicitation of Acquisition Proposals” and “-Obligation of Our Board of Directors with Respect to Its Recommendation,” we are required to use commercially reasonable efforts to solicit proxies in favor of the approval of the Merger and provide and include the recommendation of the Board to holders of our Common Stock that they vote in favor of the Merger in this proxy statement. We will cooperate with and keep Parent reasonably informed on a reasonably current basis regarding our solicitation efforts and voting results following the dissemination of the proxy statement to our stockholders.

Unless the Merger Agreement is terminated:

•

the approval of the Merger will be the only matter (other than matters of procedure and matters required by applicable law to be voted on by our stockholders in connection with the Merger Agreement or the approval of the Merger) that we will propose to be acted on by our stockholders at the Special Meeting; and

•	we will not submit to the vote of our stockholders any Acquisition Proposal (other than the Merger Agreement).

Notwithstanding anything to the contrary in the Merger Agreement, we are not required to hold the Special Meeting if the Merger Agreement is terminated. Unless the Merger Agreement is terminated in accordance with its terms, our obligations with respect to calling, giving notice of, convening and holding the Special Meeting and mailing the proxy statement (and any amendment or supplement thereto that may be required by law) to our stockholders will not be affected by an adverse recommendation change.

For purposes of the Merger Agreement, “Acquisition Proposal” means any proposal or offer from a third party, whether in one transaction or a series of related transactions, relating to any:

•

any acquisition or purchase by any person, directly or indirectly, of twenty percent (20%) or more of (i) any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares) or (ii) twenty percent (20%) or more of the consolidated revenue, net income, assets or properties (measured by the fair market value thereof) of the Company and its subsidiaries;

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares);

•

any merger, consolidation, dissolution, liquidation, partnership, share exchange, business combination, joint venture, recapitalization, reorganization or other transaction involving the Company (or any of the Company’s subsidiaries) and a person pursuant to which the Company Stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares); or

•

any sale, lease, exchange, spin-off, transfer or other disposition to a Person of twenty percent (20%) or more of the consolidated net revenues, net income or total assets or properties of the Company and the Company’s subsidiaries (measured by the fair market value thereof and including equity interests of any of the Company’s subsidiaries).

Consents and Filings

Subject to the terms and conditions of the Merger Agreement, the parties to the Merger Agreement will use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using commercially reasonable efforts to accomplish the following:

•	obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any material contract;

•

obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any action by, any governmental entity; and

•	execute and deliver any additional instruments necessary to consummate the transactions contemplated under the Merger Agreement and fully to carry out the purposes of the Merger Agreement.

The Merger Agreement provides that we, Parent and Merger Sub will furnish to each other all information required for any application or other filing under the rules and regulations of any applicable law in connection with the transactions contemplated by the Merger Agreement; provided, however Parent has the sole right to control and direct all antitrust strategy in connection with review of the transactions contemplated by the Merger Agreement by any governmental entity, or any litigation by, or negotiations with, any antitrust authority or other person relating to any antitrust law and will take the lead in all meetings, discussions, and communications with any governmental entity relating to obtaining antitrust approval from the transactions contemplated by the Merger Agreement; provided that Parent will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation, or strategy.

The Merger Agreement further provides that, without limiting the generality of anything described in this section, each party to the Merger Agreement will:

•	give the other parties prompt notice of the making or commencement of any proceeding by a governmental authority with respect to the transactions;

•	keep the other parties reasonably informed as to the status of any such proceeding described in the immediately preceding bullet;

•

each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement;

•

as promptly as practicable furnish the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective subsidiaries, from any governmental entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances; and

•

shall provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any filing, investigation or other inquiry in connection therewith.

No Solicitation of Acquisition Proposals

From and after the date of the Merger Agreement until the earlier of the closing or the date on which the Merger Agreement is terminated in accordance with its terms, we have agreed that, except as permitted by certain exceptions described below, we will not, and will cause each of our subsidiaries and our and their directors and officers not to, and will instruct our and our subsidiaries’ other representatives not to, directly or indirectly:

•

solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal;

•

enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal; or

•	resolve, propose or agree to do any of the foregoing.

We have further agreed that immediately following the execution of the Merger Agreement, we will, and will cause each of our subsidiaries and our and their directors and officers to, and will instruct our and our subsidiaries’ other representatives to, (A) promptly cease and cause to be terminated all existing discussions and negotiations with any person with respect to any Acquisition Proposal or potential Acquisition Proposal and promptly terminate all physical and electronic data room access previously granted to any such person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement, which may include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant a limited waiver of any standstill provision solely to the extent necessary to permit any person to make a non-public Acquisition Proposal to the Board and solely to the extent that the Board has determined in good faith, after consultation with its outside counsel), that failure to take such action (i) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Board and (ii) would constitute, or would reasonably be expected to constitute, a breach of its fiduciary duties under applicable law.

Subject to compliance with the other provisions described in this section “-No Solicitation of Acquisition Proposals” and in the section entitled “-Obligation of Our Board of Directors with Respect to Its Recommendation,” at any time prior to the earlier of obtaining the Company Stockholder Approval and the termination of the Merger Agreement in accordance with its terms, if (1) we or any of our subsidiaries has received a bona fide written acquisition proposal from a third party (that did not result from a breach of our obligations described under this section “-No Solicitation of Acquisition Proposals” and in the section entitled “-Obligation of Our Board of Directors with Respect to Its Recommendation”), (2) the Board determines in good faith, after consultation with its financial and outside legal advisors, that such acquisition proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal (as described below) and (3) the Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in the bullets below would reasonably be expected to result in a breach of its fiduciary duties under applicable law, then we and our representatives may:

•

enter into an acceptable confidentiality agreement with such third party and/or its representatives and furnish non-public information, and afford access to the books or records or officers of the Company and its subsidiaries, to such third party and its representatives; and

•	engage in discussions and negotiations with such third party and its representatives with respect to the Acquisition Proposal.

We will promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the we or any of our subsidiaries or representatives receive (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer (including the identity of the person making any such indication, inquiry, request, proposal or offer) and a copy of any written proposal, offer or draft agreement provided by such Person. We shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.

None of the Company and its subsidiaries will, after the date of the Merger Agreement, enter into any confidentiality or similar agreement with any person that would prohibit any of the Company or its subsidiaries from providing any information required to be provided to Parent in accordance with the Merger Agreement.

For purposes of the Merger Agreement, “Superior Proposal” means a means any unsolicited bona fide binding written Acquisition Proposal (with references in the definition thereof to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) that the Board determines in good faith (after consultation with outside counsel and the Company Financial Advisors), taking into account all relevant legal, financial, regulatory and other terms, conditions, and aspects of the proposal as determined by the Board in good faith to be relevant and the Person making the proposal, and the certainty of their financing, is (A) more favorable to the Common Stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis..

Obligation of Our Board of Directors with Respect to Its Recommendation

Except in the circumstances and pursuant to the procedures described below, neither the Board nor any committee thereof will:

•

withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, its recommendation that the Common Stockholders approve the Merger (the “Board Recommendation”);

•	adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal;

•

if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within five Business Days after Parent’s written request that the Company or the Board do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Board Recommendation within such five Business Day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five Business Days prior to the then-scheduled meeting, fail to take the actions referred to in this bullet);

•	within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer;

•	fail to include the Board Recommendation in the Proxy Statement;

•	cause or permit us or our subsidiaries to enter into any Alternative Acquisition Agreement; or

•	resolve, agree or propose to take any such actions

We refer to any action in the first five bullets above as an “Adverse Recommendation Change.”

Superior Proposal

Prior to obtaining the required Company Stockholder Approval, if we have received an unsolicited written bona fide acquisition proposal after the date of the Merger Agreement that did not result from a breach of our obligations under the section entitled “-No Solicitation of Acquisition Proposals” or under this section “-Obligation of Our Board of Directors with Respect to Its Recommendation,” the Board will be permitted to (A) cause us to, and we will be permitted to, terminate the Merger Agreement in accordance with its terms to concurrently enter into a definitive Alternative Acquisition Agreement providing for the implementation of such acquisition proposal and/or (B) make any adverse recommendation change, if and only if:

•

the Company and its subsidiaries have complied with the applicable obligations described in the section entitled “-No Solicitation of Acquisition Proposals,” and have complied in all material respects with the obligations described in this section “-Obligation of Our Board of Directors with Respect to Its Recommendation”;

•

the Board has determined in good faith, after consultation with our financial and outside legal advisors, that such acquisition proposal constitutes a Superior Proposal and that, after consultation with our outside legal advisors, the failure to take such action would reasonably be expected to be inconsistent with our directors’ duties under applicable law;

•

we have provided at least five calendar days (the “Notice Period”) in advance, written notice (a “notice of superior proposal adverse recommendation change”) to Parent that we intend to take such action (it being understood the delivery of a notice of superior proposal adverse recommendation change and any amendment or update thereto or the determination to so deliver such notice, amendment or update will not, by itself, constitute an adverse recommendation change), which notice includes written notice of the material terms of the Superior Proposal which enabled the Board to make the determination that the acquisition proposal is a superior proposal and the information specified in the section entitled “-No Solicitation of Acquisition Proposals” with respect to such Superior Proposal;

•

we have, and have caused our representatives to, until the last day of the Notice Period, negotiate with Parent in good faith (to the extent Parent desire to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement so that such Superior Proposal ceases to constitute a superior proposal; and

•

following the end of the Notice Period, the Board has determined in good faith, after consultation with our financial and outside legal advisors, taking into account any changes to the Merger Agreement offered in writing by Parent in response to the notice of superior proposal adverse recommendation change or otherwise, that the superior proposal giving rise to the Notice of Superior Proposal Adverse Recommendation Change continues to constitute a Superior Proposal and that the failure to make such Adverse Recommendation Change and/or terminate the Merger Agreement in accordance with its terms to concurrently enter into a definitive Alternative Acquisition Agreement providing for the implementation of such Superior Proposal would, after consultation with our outside legal advisors, continue to reasonably be expected to be inconsistent with our directors’ duties under applicable law, in each case, if the revisions offered in writing by Parent were given effect.

Intervening Event

Prior to obtaining the required Company Stockholder Approval, if an Intervening Event (as defined herein) has occurred, the Board will be permitted to make an Adverse Recommendation Change if and only if:

•

the acquired companies have complied with the applicable obligations described in the section entitled “-No Solicitation of Acquisition Proposals,” and have complied in all material respects with the obligations described in this section “-Obligation of Our Board of Directors with Respect to Its Recommendation”;

•

the Board has determined in good faith (after consultation with our outside legal advisors), that the failure to effect an adverse recommendation change would reasonably be expected to be inconsistent with our directors’ duties under applicable law;

•

we have provided at least five calendar days notice (the “intervening event notice period”) written notice (a “notice of intervening event”) to Parent that we intend to take such action (it being understood that the delivery of a notice of intervening event and any amendment or update thereto and the determination to so deliver such notice, amendment or update will not, by itself, constitute an adverse recommendation change), which notice includes reasonably detailed information describing the intervening event;

•

we have, and have caused our representatives to, until the last day of the Intervening Event Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments to the terms and conditions of the Merger Agreement in response to such Intervening Event in order to obviate the need to make such Adverse Recommendation Change; and

•

following the end of the Intervening Event Notice Period, the Board has determined in good faith, after consultation with its outside legal advisors, taking into account any changes to the Merger Agreement offered in writing by Parent in response to the Notice of Intervening Event or otherwise, that the failure to make such Adverse Recommendation Change would continue to reasonably be expected to be inconsistent with our directors’ duties under applicable law, in each case, if the revisions offered in writing by Parent were given effect.

For purposes of the Merger Agreement, “Intervening Event” means any circumstance, effect or change that materially affects the business, assets or operations of the Company or any of its subsidiaries that (A) is unknown (or if known, the probability or magnitude of consequences of which were not known) to the Board as of the date hereof or not reasonably foreseeable by the Board, and (B) does not relate to any Acquisition Proposal; provided, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (1) the receipt, terms or existence of any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (2) the fact that, in and of itself, the market price or trading volume of the capital stock of the Company or any of its subsidiaries changes (provided, that the underlying reasons for the change in the market price or trading volume of the capital stock of the Company may constitute an Intervening Event unless excluded by any other exclusion in this definition), (3) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (4) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to the Merger Agreement.

Nothing contained in the Merger Agreement prohibits us, the Board or our representatives from:

•	taking and disclosing a position contemplated by Rule 14e 2(a), Rule 14d 9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act); or

•

making any “stop, look and listen” communication to the Common Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act if the Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable law.

Provided, however, that the Board (or any committee thereof) will not make any Adverse Recommendation Change, except in accordance with the terms of the Merger Agreement.

Employee Benefits

For a period of 12 months after the Effective Time, Parent will, or will cause the Surviving Entity to, provide to each of our employees who continues employment with the Surviving Entity following the Effective Time (each, a “continuing employee”) (for so long as such continuing employee remains employed with the Surviving Entity or any controlled affiliate of the Surviving Entity) with (1) a base salary and annual cash bonus opportunity that are each no less favorable than the base salary and annual cash bonus opportunity, in each case, as provided to such continuing employee immediately prior to the Effective Time and (2) other compensation and benefits (including severance benefits, paid-time off and health insurance, but excluding equity-based compensation, long-term incentive compensation, retention bonuses or payments, defined benefit pension plans, retiree health and welfare benefits and any post-termination or post-employment health benefits) that are substantially comparable, in the aggregate, to the other compensation and benefits as provided to each such continuing employee immediately prior to the Effective Time.

Parent will cause the Surviving Entity to ensure that, as of the Effective Time, each continuing employee receives full credit (for purposes of eligibility, vesting and entitlement to benefits) for service with us or our subsidiaries (or predecessor employers to the extent we provide such past service credit) under the comparable employee benefit plans, programs and policies of the Surviving Entity and any of its controlled affiliates, as applicable, in which such employees became participants; provided, however, that the foregoing will not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits.

With respect to each health or welfare benefit plan maintained by the Surviving Entity or any of its controlled affiliates for the benefit of continuing employees, Parent will cause the Surviving Entity to (1) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan and (2) cause each continuing employee to be given credit under such plan for all amounts paid by such continuing employee under any similar benefit plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by the Surviving Entity or any of its controlled affiliates, as applicable, for the plan year in which the Effective Time occurs.

From and after the closing date, Parent will cause the Surviving Entity and its controlled affiliates to honor in accordance with its terms, each employee benefit plan (other than any equity-based plan) and each other existing (as of immediately prior to the Effective Time) employment, bonus, change in control, retention, severance and termination protection plan, policy or agreement of or between us or our subsidiaries and any current or former officer, director or employee, in each case in accordance with the terms of the Merger Agreement and the disclosure schedules delivered in connection therewith. Parent acknowledges and agrees that the transactions contemplated by the Merger Agreement constitute a “change in control” for purposes of each of our benefit plans that uses such term or a similar term, including, without limitation, certain specified employment agreements.

Financing of the Merger

General

Parent has informed us that in connection with the closing of the Merger, Parent expects to assume the outstanding indebtedness under our unsecured credit facility, our outstanding term loan and certain mortgage loans to be prepaid or remain outstanding. As of June 30, 2025, we had approximately $647 million in aggregate principal amount of consolidated unsecured indebtedness outstanding, including $258 million under our unsecured credit facility, $25 million under our term loan and $367 million under our mortgage loans. As of the date hereof, the term loan has been repaid from the net proceeds from the sale of certain of the Phoenix Assets and no amount remains outstanding.

We anticipate that the total amount of funds necessary to complete the Merger, the sale of the Company’s Phoenix Assets and the transactions contemplated by the Merger Agreement will be approximately $1.1 billion, including the funds needed to:

•

pay the Common Stock Merger Consideration and the Preferred Stock Merger Consideration due to holders of Common Stock and Preferred Stock, respectively, under the Merger Agreement, and make payments in respect of outstanding RSU Awards and PSU Awards under the Merger Agreement;

•	pay, redeem or otherwise terminate, or assume any of our outstanding indebtedness in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

•	pay all fees, expenses and other obligations required to be paid or satisfied in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Parent expects this amount to be funded through a combination of the following: (1) the equity financing in an aggregate amount of up to $275 million; and (2) the debt financing in an aggregate principal amount of up to $400 million.

Equity Financing

On July 23, 2025, Elliott entered into an equity commitment letter (the “Equity Commitment Letter”) with Parent pursuant to which Elliott committed to contribute (or cause to be contributed) to Parent an aggregate amount of up to $275 million in cash (the “Equity Commitment”) on the terms and subject to the conditions set forth in the Equity Commitment Letter. The Equity Commitment is subject to certain customary conditions, including, among others, the satisfaction or waiver of the conditions to the obligations of the parties to consummate the Merger, the funding of the Debt Financing or confirmation of the availability of the debt financing to be funded at the closing and the substantially simultaneous consummation of the Merger in accordance with the terms of the Merger Agreement.

In addition, Elliott agreed to guarantee certain payment obligations of Parent under the Merger Agreement, including payment of the Parent Termination Fee (as described in more detail under “The Merger Agreement—Termination Fees—Parent Termination Fee”) and reimbursement of certain costs and expenses.

Debt Financing

On July 23, 2025, Parent entered into a debt commitment letter with Apollo (the “Debt Commitment Letter”), providing for the debt financing in an aggregate principal amount of up to $400 million, on the terms and subject to the conditions set forth in the Debt Commitment Letter. The lenders’ obligations to provide the debt financing under the Debt Commitment Letter are subject to a number of conditions, including, among others, the execution and delivery of definitive documentation with respect to the debt financing, completion of Apollo’s due diligence investigations and there being no material adverse effect (as defined therein).

Financing Efforts

The Merger Agreement does not contain a financing condition to the closing of the Merger. Parent has agreed to use best efforts to take, or cause to be taken, those actions reasonably necessary and customary to obtain the proceeds of the Equity Financing and the Debt Financing. If any portion of the Debt Financing contemplated by the Debt Commitment Letter becomes unavailable, Parent is required to use its reasonable best efforts to obtain alternative financing, in an amount sufficient to consummate the Merger and make all payments required to be made in connection therewith, with terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable than those in the Debt Commitment Letter, and provided that the Company is not required to incur materially more (when taken as a whole) fees, original issue discounts or pricing relative to the current pricing or fee terms. We have agreed to use our reasonable best efforts to, and cause our representatives to use their reasonable best efforts to, provide such cooperation as is reasonably requested by Parent in writing in connection with the Debt Financing and is customarily provided for issuers in financings of the type contemplated by the Debt Commitment Letter.

Pre-Closing Transactions

We will use commercially reasonable efforts to provide cooperation to Parent regarding modifications to the structure of the transactions contemplated by the Merger Agreement that Parent reasonably requests, including such modifications that are intended to mitigate, reduce, or eliminate any transfer tax or other tax that may be borne by any us, our subsidiaries, Parent, Merger Sub, the Surviving Entity or any affiliate thereof, or any direct or indirect owner of Parent; provided, that (1) any such changes do not have an adverse effect on us or our stockholders, including any adverse effect on the time by which the Merger may be consummated, (2) neither us nor any of our subsidiaries will be required to take any action in contravention of any organizational document, material contract or applicable law, (3) any such modifications or other obligations of us or our subsidiaries to incur any liabilities with respect thereto (other than customary and reasonable joinder agreements), will be contingent upon all of the conditions set forth in the Merger Agreement having been satisfied or waived and receipt by us of a written notice from Parent to such effect and that Parent and Merger Sub are prepared to proceed immediately with the closing and any other evidence reasonably requested by us that the closing will occur, (4) such modifications (or the inability to complete such modifications) will not affect or modify in any respect the obligations of Parent or Merger Sub under the Merger Agreement, including the amount of or timing of payment of the Common Stock Merger Consideration, and (5) neither us nor any of our subsidiaries will be required to take any such action that could adversely affect our classification as a REIT, or would reasonably be expected to adversely affect the intended tax treatment of the transactions contemplated by the Merger Agreement.

Certain Other Covenants

The Merger Agreement contains certain other covenants of the parties to the Merger Agreement relating to, among other things:

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on this proxy statement;

•

giving Parent and its representatives reasonable access during normal business hours and upon reasonable advance written notice to our and our subsidiaries’ properties and other facilities, personnel and books and records;

•	confidentiality;

•	actions necessary to eliminate or minimize the effects any applicable anti-takeover statutes on the Merger Agreement , the Merger and the transactions contemplated by the Merger Agreement.;

•	provide notice of any communication received from any governmental entity in connection with the Merger or the transactions contemplated thereby;

•	the indemnification of our and our subsidiaries’ directors and officers;

•	the interim operations of Merger Sub;

•

providing notice to Parent, and giving Parent the opportunity to participate in, any legal proceeding relating to the Merger Agreement, the Merger or the transactions contemplated by the Merger Agreement;

•	the delisting of our Common Stock and Preferred Stock from the NYSE and the deregistration of our Common Stock and Preferred Stock under the Exchange Act;

•	the consultation regarding any press releases or other public statements with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	certain accrued dividends;

•	obtain required consents in connection with certain loan documents;

•	actions necessary to effect the redemption of our preferred stock;

•	certain tax matters;

•	make certain amendments to the Phoenix PSA without the prior written consent of Parent;

•	certain employee benefit matters; and

•	certain matters related to Section 16(a) of the Exchange Act and Rule 16b-3 thereunder;

Conditions to the Merger

The respective obligations of each party to the Merger Agreement to consummate the merger are subject to the satisfaction (or, to the extent permitted by law, written waiver by all parties to the Merger Agreement) at or prior to the closing of each of the following conditions:

•	the required Company Stockholder Approval has been obtained; and

•

no governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any applicable law or governmental order after the date of the Merger Agreement which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction (or, to the extent permitted by law, written waiver by Parent), at or prior to the closing, of the following further conditions:

•	each of the representations and warranties made by us regarding our organization, power and authority to enter into the Merger Agreement and enforceability thereof, receipt of the Board recommendation and use of brokers and certain representations and warranties made by us regarding our capital structure and the capital structure of our subsidiaries must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date as if made on the closing date, except for representations and warranties that speak as of a particular date, which must be true and correct in all respects as of such date only;

•	The Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing;

•

Parent must have received at the closing a certificate signed on our behalf by our Chief Executive Officer or our Chief Financial Officer, certifying that the conditions specified in the first, second and third bullet points above have been satisfied;

•

Since the date of the Merger Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

•

the Parent must have received a written tax opinion of our counsel, DLA Piper (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and us), dated as of the closing date and addressed to us (which opinion will be subject to customary assumptions, qualifications and representations, including representations made by the acquired companies in officer’s certificates), to the effect that, commencing with our taxable year ended December 31, 2014 and ending with our taxable year that ends with the Merger, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code;

•	no event of default that is incapable of being cured or capable of being cured but still continuing shall have occurred and be continuing under certain of the Company’s loan documents; and

•

the receipt of consents from the applicable third parties relating to certain ground leases required under the Phoenix PSA and the sale of the certain Phoenix Assets shall have been consummated pursuant to and in accordance with the Phoenix PSA.

Our obligation to consummate the Merger is subject to the satisfaction, or waiver by us, at or prior to closing, of the following conditions:

•

the representations and warranties of Parent and Merger must be true and correct in all material respects as of the date hereof and as of the closing date as if made at and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct in all material respects only as of such earlier date);

•	each of Parent and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement on or prior to the closing date; and

•

we must have received at the closing a certificate signed on behalf of Parent by an executive officer of Parent certifying that the conditions specified in the first and second bullet points above have been satisfied.

Termination of the Merger Agreement

We and Parent may mutually agree to terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, even after we have obtained the required Company Stockholder Approval.

Termination by Either the Company or Parent

In addition, we, on the one hand, or Parent, on the other hand, may terminate the Merger Agreement upon notice to the other party at any time prior to the Effective Time (with respect to the first two bullets below, even after we have obtained the required Company Stockholder Approval), if:

•	the closing has not occurred on or before January 19, 2026, provided, that the right to terminate the Merger Agreement pursuant to this bullet may not be exercised by any party to the Merger Agreement whose failure (and in the case of Parent, the failure of Merger Sub) to perform any covenant or obligation under the Merger Agreement has been the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

•

any governmental authority of competent jurisdiction has issued a judgment, order, injunction, rule or decree that has the effect of permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger and such law or governmental order has become final and non-appealable provided, however, that the right to terminate the Merger Agreement pursuant to this bullet may not be exercised by any party to the Merger Agreement whose failure (and in the case of Parent, the failure of Merger Sub) to perform any covenant or obligation under the Merger Agreement has been the has been the primary cause of, or the primary factor that resulted in the issuance of such judgment, order, injunction, rule or decree; or

•

the Special Meeting (including any adjournments and postponements thereof) has been held and completed and our Common Stockholders have voted on a proposal to approve the Merger and the Merger has not been approved at the Special Meeting (and has not been approved at any adjournment or postponement of the Special Meeting) by the required Company Stockholder Approval.

Termination by the Company

We may also terminate the Merger Agreement by written notice to Parent at any time prior to the Effective Time, even after we have obtained the required Company Stockholder Approval (except as otherwise specified below), if:

•

(i) there is any breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in the Merger Agreement that would give rise to the failure of any closing condition relating to their representations, warranties, covenants or agreements, (ii) we have delivered written notice to Parent of such breach, and (iii) such breach cannot or be or has not been cured by Parent or Merger Sub on or before the earlier of (a) the third Business Day prior to the Outside Date and (b) the date that is 30 calendar days following the date of our delivery of such written notice to Parent; provided, however, that we do not have the right to terminate the Merger Agreement pursuant to this bullet if we are then in breach of any of our covenants or obligations under the Merger Agreement;

•

prior to receipt of the required Company Stockholder Approval, the Board has effected an Adverse Recommendation Change in order to enter into a definitive agreement with respect to a Superior Proposal; provided that we have complied with the requirements described below in the sections entitled “The Merger Agreement—No Solicitation of Acquisition Proposals” and “The Merger Agreement—Obligation of Our Board of Directors with Respect to Its Recommendation,” simultaneously such termination, we enter into the Alternative Acquisition Agreement with respect to such Superior Proposal and prior to or concurrently pay the Company Termination Fee (and such termination of the Merger Agreement will not be effective until we have paid the Company Termination Fee); and

•	all of the following requirements are satisfied:

•

all of the mutual conditions to the parties’ obligations to consummate the Merger and the additional conditions to the obligations of Parent and Merger Sub to effect the Merger have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of delivery of the notice referred to in the third sub-bullet of this section capable of being satisfied as if such time were the closing);

•	Parent and Merger Sub fail to consummate the Merger on the date the closing should have occurred pursuant to the Merger Agreement;

•	on or after the date the closing of the Merger should have occurred pursuant to the Merger Agreement, we have delivered written notice to Parent confirming that all of the mutual conditions to the parties’ obligations to effect the Merger and the additional conditions to the obligations of Parent and Merger Sub to consummate the Merger have been satisfied or waived by Parent (other than those conditions that by their terms are to be satisfied by actions taken at the closing, so long as such conditions are at the time of delivery of the notice referred to in this sub-bullet of this section capable of being satisfied as if such time were the closing) and we are willing and able to consummate the Merger at such time; and

•	Parent fails to consummate the Merger within three business days after the delivery of the notice described in the immediately preceding sub-bullet.

Termination by Parent

Parent may also terminate the Merger Agreement by written notice to us at any time prior to the Effective Time, even after we have obtained the required Company Stockholder Approval (except as otherwise specified below), if:

•

(i) there is any breach by the Company of any representation, warranty, covenant or agreement of the Company set forth in the Merger Agreement that would give rise to the failure of any closing condition relating to our representations, warranties, covenants or agreements, (ii) Parent has delivered written notice to the Company of such breach, and (iii) such breach cannot or be or has not been cured by the Company on or before the earlier of (a) the third Business Day prior to the Outside Date and (b) the date that is 30 calendar days following the date of our delivery of such written notice to the Company; provided, however, that Parent does not have the right to terminate the Merger Agreement pursuant to this bullet if Parent is then in breach of any of its covenants or obligations under the Merger Agreement; or

•

(i) prior to receipt of the required Company Stockholder Approval, the Board has effected an Adverse Recommendation Change, or (ii)  we or any of our subsidiaries enters into any Alternative Acquisition Agreement.

Termination Fees

Company Termination Fee

We have agreed to pay Parent a termination fee of $16 million (the “Company Termination Fee”), if:

•

we terminate the Merger Agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company”;

•

Parent terminates the Merger Agreement pursuant to the provision described in the second bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; or

•	All of the following requirements are satisfied;

•

we or Parent validly terminate the Merger Agreement pursuant to the provision described in the first bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent” (and at the time of such termination we are not able to terminate the Merger Agreement pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company” or the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent”), or Parent validly terminate the Merger Agreement pursuant to the provision described in the first bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Parent”; and

•	(1) a third party has made an Acquisition Proposal to us or our representatives or has publicly proposed or made (or publicly announced an intention, whether or not conditional, to make) an

Acquisition Proposal (and in the case of a termination pursuant to the provision described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent,” such Acquisition Proposal or publicly proposed or announced intention was made prior to the date of the Special Meeting (including any adjournments and postponements thereof)), and (2) within 12 months of such termination of the Merger Agreement, we enter into a definitive agreement providing for the implementation of any Acquisition Proposal or any Acquisition Proposal is consummated (provided, however, that for purposes of this bullet, the references to “20%” in the definition of “Acquisition Proposal” will be deemed to be references to “80%”).

The Company has also agreed that in the event the Merger Agreement is terminated by either the Company or Parent pursuant to the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either the Company or Parent” under circumstances in which the Company Termination Fee is not payable pursuant to the third bullet in “The Merger Agreement—Termination Fees—Company Termination Fee,” then the Company shall reimburse Parent and its affiliates for all of their reasonable documented, out-of-pocket fees and expenses, up to a maximum of $2 million.

Parent Termination Fee

Parent has agreed to pay to us a termination fee of $35 million (the “Parent Termination Fee”) if we validly terminate the Merger Agreement pursuant to the provisions described in the third bullet in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by the Company.”

Specific Performance

The parties to the Merger Agreement have agreed that irreparable harm would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached and that each party will be entitled, prior to the valid termination of the Merger Agreement, to an injunction, specific performance and other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement (other than Parent and Merger Sub’s obligation to effect the closing, which is governed by the next sentence). The parties to the Merger Agreement have further agreed that, prior to the valid termination of the Merger Agreement and any dispute over the right to termination having been finally resolved, we will be entitled to an injunction, specific performance or other equitable remedy to specifically enforce Parent and Merger Sub’s obligation to effect the closing on the terms and conditions set forth in the Merger Agreement in the event that (1) the mutual conditions to the parties’ obligations to effect the Merger and the additional conditions to the obligations of Parent and Merger Sub to effect the Merger (other than those conditions that by their nature are to be satisfied at the closing; provided, that each such condition is then capable of being satisfied at the closing) have been satisfied or waived, (2) the debt financing is available to be funded or will be funded or will be funded if the equity financing is funded, in each case in accordance with the terms of the Debt Commitment Letter, (3) Parent has failed to consummate the closing at the time when it was required under the Merger Agreement, and (4) we have irrevocably confirmed in writing to Parent that if specific performance were granted and the debt financing and equity financing were funded, then the closing will occur within five business days after receipt of such irrevocable confirmation.

Amendment and Waiver

Any provision of the Merger Agreement may be amended or waived prior to the effective time if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the Merger Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that no amendment or waiver may be made subsequent to receipt of the required Company Stockholder Approval which requires further approval of our stockholders pursuant to the MGCL without such further stockholder approval.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information available to us, as of August 21, 2025, the latest practicable date prior to the date of this filing, with respect to our equity securities beneficially owned by:

•	each person who is a beneficial owner of 5% or more of our outstanding Common Stock;

•	each director;

•	each named executive officer; and

•	all directors and executive officers as a group.

In accordance with SEC rules, each listed person’s beneficial ownership includes all shares the person actually owns beneficially or of record, all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days, except as otherwise set forth in the footnotes to the table.

Unless otherwise indicated, each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person and none of our directors or executive officers has pledged shares of Common Stock as collateral. Unless otherwise noted, the address for each beneficial owner is 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8.

Name of Beneficial Owner	Number of Shares of Common Stock		Percentage Ownership (1)
Directors and Named Executive Officers:
James Farrar(2)	701,090		1.7%
Gregory Tylee(2)	615,710		1.5%
Anthony Maretic	227,778		*
John Sweet	63,015		*
Michael Mazan(2)	41,900		*
John McLernon(2)	41,179		*
Sabah Mirza	18,813		*
Mark Murski	38,337		*
All directors and executive officers as a group (8 persons)	1,747,822		4.3%
5% or Greater Holders:
Newtyn Management, LLC 60 East 42nd Street, 9th Floor New York, NY 10165	3,938,000	(3)	9.8%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	3,584,637	(4)	8.9%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	2,063,397	(5)	5.1%

*	Less than 1.0%.
(1)	Based on 40,363,640 shares of our Common Stock outstanding as of August 21, 2025. Excludes acceleration and vesting of RSU Awards and PSU Awards upon closing of the Merger.
(2)	Share amount includes indirect ownership through family members, trusts, corporations and/or partnerships.
(3)	The number of shares of our Common Stock in the table above and the information in this footnote are based solely on the Schedule 13G/A filed on November 14, 2024.
(4)	The number of shares of our Common Stock in the table above and the information in this footnote are based solely on the Schedule 13G/A filed on February 5, 2025.
(5)	The number of shares of our Common Stock in the table above and the information in this footnote are based solely on the Schedule 13G/A filed on January 31, 2025.

NO DISSENTERS’ RIGHTS OF APPRAISAL

We are organized as a corporation under Maryland law. Because our Common Stock was listed on the NYSE on the Record Date for determining stockholders entitled to vote at the Special Meeting, our stockholders holding Common Stock do not have any appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the MGCL in connection with the Merger. In addition, holders of our Preferred Stock do not have appraisal rights, dissenters’ rights or the rights of an objecting stockholder under the MGCL in connection with the Merger because such holders are not entitled to vote on the Merger Proposal.

STOCKHOLDER PROPOSALS

We will not hold an annual meeting of stockholders in 2026 if the Merger is completed because we will no longer be held by public stockholders. However, if the Merger Agreement is terminated for any reason, we expect to hold an annual meeting of stockholders in 2026.

If the Company holds a 2026 annual meeting, any proposal or proposals by a Common Stockholder intended to be included in the proxy statement and form of proxy relating to the annual meeting of Common Stockholders to be held in 2026 must comply with the procedures set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion, your proposal(s) must have been received by the Company no later than November 12, 2025. Proposals should be sent to the Corporate Secretary of the Company at its principal executive offices, 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the annual meeting of stockholders to be held in 2026 any Common Stockholder proposal which may be omitted from the proxy materials according to applicable regulations of the SEC in effect at the time the proposal is received.

Stockholders who wish to submit a stockholder proposal outside of the processes of Rule 14a-8, but rather in compliance with the Company’s bylaws, must comply with the requirements of the bylaws, which provide that, among other things, for business to be properly brought before the annual meeting by a stockholder, but not included in the Company’s proxy statement, the stockholder must deliver the required materials to the Company’s Secretary at the above address and give timely notice in writing not earlier than October 13, 2025, nor later than the close of business on November 12, 2025 at 5:00 p.m., Eastern Time, which is the time period that is not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced or delayed by more than 30 days, notice must be received by the Secretary of the Company not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which the Company first publicly announces the date of the annual meeting. As to each matter, the notice must contain the information specified in the bylaws regarding the stockholder giving the notice and the business proposed to be brought before the annual meeting. If such notice is received by the Secretary of the Company on or after the close of business on November 12, 2025, then such notice will be considered untimely. Stockholder proposals submitted in this manner will not be included in the Company’s proxy statement or form of proxy. The Company reserves the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

The Company’s bylaws provide that a stockholder of record, both at the time of the giving of the required notice set forth in this sentence and at the time of the 2026 Annual Meeting, entitled to vote at the annual meeting may nominate persons for election to the Board by delivering the required materials to the Secretary of the Company at the above address and giving timely notice in writing not earlier than October 13, 2025, nor later than the close of business on November 12, 2025 at 5:00 p.m., Eastern Time, which is the time period that is not more than 150 days nor less than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, that in the event the annual meeting is advanced or delayed by more than 30 days, notice must be received by the Secretary of the Company not earlier than the 150th day prior to the date of the annual meeting and not later than the close of business on the later of the 120th day prior to the date of the annual meeting or the 10th day following the day on which the Company first publicly announces the date of the annual meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as one of the Company’s directors, if elected.

In addition to our bylaws, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act, and the rules and regulations thereunder. The provisions of our Bylaws do not affect any right of a stockholder to request inclusion of a proposal in, or our right to omit a proposal from, our Proxy Statement pursuant to Rule 14a-8 (or any successor provision).

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules which permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Availability of Proxy Materials addressed to those stockholders. A number of brokers with account holders who are stockholders of the Company “household” the Company’s proxy materials in this manner. If you have received notice from your broker it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report or Notice of Availability of Proxy Materials, please notify your broker and the Company’s Investor Relations department by email at investorrelations@cioreit.com or by telephone at (604) 806 3366. If you currently receive multiple copies of the Notice of Availability of Proxy Materials or proxy statement at your address and would like to request householding of your communications, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

OTHER MATTERS

Pursuant to our bylaws, only the matters set forth in the notice of special meeting may be brought before the Special Meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make our SEC filings available free of charge at the “Investor Relations” section of our website at www.cioreit.com as soon as reasonably practicable after such materials are filed with or furnished to the SEC. Information contained on our website is not incorporated by reference into this proxy statement, and you should not consider information contained on our website to be part of this proxy statement. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. Our reference to the SEC’s website is intended to be an inactive textual reference only.

SEC rules allow us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to have been modified or superseded to the extent that a statement contained in this proxy statement, or in any other document we subsequently file with the SEC that also is incorporated or deemed to be incorporated by reference in this proxy statement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this proxy statement. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2024;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December  31, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2025;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2025 and June 30, 2025;

•	our Current Report on Form 8-K filed with the SEC on April 14, 2025, May 5, 2025, July 24, 2025, August 15, 2025; and

•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the Special Meeting.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this proxy statement.

We will provide without charge to each person, including any beneficial owner of the Common Stock, to whom a proxy statement is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this proxy statement, other than exhibits to those documents unless those exhibits are specifically incorporated by reference into those documents. A request should be addressed to City Office REIT, Inc., 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8, Attention: Investor Relations, by email at investorrelations@cityofficereit.com or by telephone at (604) 806 3366.

If you have any questions about this proxy statement, the Special Meeting or the Merger, or if you would like additional copies of this proxy statement, please contact us at:

City Office REIT, Inc.

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

Attention: Corporate Secretary

(604) 806 3366

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR IN ADDITION TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT OR IN ANY OF THE MATERIALS THAT ARE INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2025. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES, AND THE MAILING OF THIS PROXY STATEMENT TO COMMON STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

MCME CARELL HOLDINGS, LP,

MCME CARELL MERGER SUB, LLC

and

CITY OFFICE REIT, INC.

Dated as of July 23, 2025

A-i

A-ii

Exhibit A	REIT Qualification Opinion
Exhibit B	Sample Representation Letter

A-iii

INDEX OF DEFINED TERMS

Definition	Location
Acquisition Amounts	4.7(j)
Acquisition Proposal	5.2(i)(i)
Action	3.10
Adverse Recommendation Change	5.2(b)
Affiliate	8.3(a)
Agreement	Preamble
Alternative Acquisition Agreement	5.2(b)
Alternative Financing	5.9(c)
Annual Premium Amount	5.8(c)
Articles of Merger	1.3(a)
Book-Entry Shares	2.3(b)
Breakup Fee	7.3(b)
Business Day	8.3(b)
Census	3.13(a)
Certificates	2.4(b)
Closing	1.2
Closing Date	1.2
Closing Failure Fee	7.3(d)
Code	2.4
Collective Bargaining Agreement	8.3(d)
Commitment Letters	4.7(b)
Common Shareholders	3.4(a)
Company	Preamble
Company 401(k) Plan	5.21(f)
Company Board	Recitals
Company Board Recommendation	3.4(b)
Company Charter	2.1(c)
Company Common Share	2.1(a)
Company Debt Agreements	8.3(e)
Company Disclosure Letter	Article III
Company Financial Advisors	3.24
Company Group Organizational Documents	3.1(b)
Company Incentive Plan	8.3(f)
Company Intellectual Property	3.19(b)
Company Leases	3.18(d)
Company Organizational Documents	3.1(b)
Company Plan	8.3(g)
Company Preferred Share	2.1(c)
Company Preferred Share Consideration	2.1(c)
Company Properties	3.18(b)
Company PSU Award	8.3(h)
Company RSU Award	8.3(i)
Company SEC Documents	3.6(a)
Company Stock Awards	3.2(b)
Company Stockholder Approval	3.4(a)
Company Stockholders Meeting	5.3(b)
Confidentiality Agreement	5.4
Continuing Employee	5.21(a)
Contract	8.3(j)

A-i

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Control	8.3(k)
Cure Period	6.2(f)
Data Protection Requirements	8.3(l)
Debt Commitment Letter	4.7(a)
Debt Financing	4.7(a)
Definitive Debt Financing Agreements	5.9(a)
Environmental Law	8.3(m)
Equity Commitment Letter	4.7(b)
Equity Financing	4.7(b)
Equity Investors	4.7(b)
ERISA	8.3(n)
ERISA Affiliate	8.3(o)
Exchange Act	3.5(b)
Excluded Shares	2.1(d)
Financing	4.7(b)
Financing Conditions	4.7(d)
Financing Source Parties	8.3(p)
Financing Sources	8.3(p)
Fraud	8.3(r)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Guarantors	Recitals
Hazardous Substance	8.3(s)
Indebtedness	8.3(t)
Indemnified Parties	5.8(a)
Intellectual Property	8.3(u)
International Company Plan	3.12(e)
Intervening Event	8.3(v)
IRS	8.3(w)
Knowledge of Parent	8.3(w)
Knowledge of the Company	8.3(y)
Landlord Leases	3.18(d)
Law	3.5(a)
Leased Properties	3.18(b)
Liens	3.2(a)
Limited Guarantee	Recitals
Loan Consent Party	5.15(a)
Loan Consents	3.5(a)
Material Adverse Effect	8.3(z)
Material Contract	3.16(a)
Measurement Date	3.2(a)
Merger	Recitals
Merger Consideration	2.1(a)
Merger Effective Time	1.3(a)
Merger Sub	Preamble
MGCL	Recitals
NYSE	3.5(b)
Outside Date	7.1(b)(i)

A-ii

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Owned Properties	3.18(b)
Parent	Preamble
Parent Disclosure Letter	Article IV
Parent Expenses	7.3(c)
Parent Group	8.3(aa)
Parent MAE	8.3(bb)
Parent Parties	Preamble
Parent Plan	5.21(b)
Parties	Preamble
Party	Preamble
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Payoff Letter	5.9(f)
Permits	3.11
Permitted Liens	3.18(a)
Person	8.3(cc)
Personal Information	8.3(dd)
Potential Transferred Properties	5.15(b)
Preferred Stock Redemption Amount	5.18
Preferred Stock Redemption Notice	5.18
Prohibited Modification	5.9(b)
Property Level Loan Documents	3.16(a)(iv)
Property Management Agreements	3.18(m)
Property Requirements	3.18(f)
Proxy Statement	3.8
PSU Consideration	2.2(b)
Qualified REIT Subsidiary	8.3(ff)
Registered Intellectual Property	3.19(a)
REIT	8.3(gg)
Related Party	3.22
Representatives	5.2(a)
RSU Consideration	2.2(a)
Sarbanes-Oxley Act	3.6(a)
SDAT	1.3(a)
SEC	3.6(a)
Securities Act	3.5(b)
Security Incident	3.27(c)
Service Provider	8.3(hh)
Solvent	4.9
Specified Loan Consents	5.15(a)
Specified Loan Documents	5.15(a)
Subsidiary	8.3(ii)
Superior Proposal	5.2(i)(ii)
Surviving Company	1.1(a)
Takeover Laws	3.20
Takings	3.18(c)
Tax Protection Agreement	8.3(jj)
Tax Return	8.3(ll)

A-iii

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Taxable REIT Subsidiary	8.3(kk)
Taxes	8.3(mm)
Tenant Leases	3.18(d)
Third-Party Closing Consent Counterparties	5.15(a)(i)
Third-Party Closing Consents	5.15(a)
Title Policy	3.18(i)
Transfer Taxes	5.19(a)
WARN Act	8.3(nn)
Willful and Material Breach	8.3(oo)

A-iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 23, 2025, between MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), MCME Carell Merger Sub, LLC, a Maryland limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and City Office REIT, Inc., a Maryland corporation (the “Company”). Parent, Merger Sub, and the Company are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Parties wish to effect the merger of the Company with and into Merger Sub (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend approval of the Merger by the Common Shareholders of the Company;

WHEREAS, the general partner of Parent has (i) determined that it is in the best interests of Parent and its equityholders, and declared it advisable, to enter into this Agreement and (ii) approved this Agreement and declared the transactions contemplated hereby, including the Merger, to be advisable and in the best interests of Parent and its equityholders;

WHEREAS, the sole member of Merger Sub has taken all actions required for the execution of this Agreement by Merger Sub and to approve the consummation by Merger Sub of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (collectively, the “Guarantors”), have delivered to the Company a limited guarantee (the “Limited Guarantee”) with respect to certain of Parent’s obligations under this Agreement; and

WHEREAS, the Parent Parties and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parent Parties and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the MGCL, at the Merger Effective Time, Merger Sub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into Merger Sub and the separate existence of the Company shall thereupon cease and (ii) Merger Sub shall be the surviving entity of the Merger (the “Surviving Company”).

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place (a) at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166, as soon as practicable (and, in any event, within two Business Days) following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions); or (b) at such other place, date, or time as the Parties may mutually agree in writing; provided, that in the event that, as of the date on which the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing), the Company has not obtained any Specified Loan Consent with respect to any Potential Transfer Property that has not been sold, transferred or distributed by the Company, then the Closing Date shall be the earlier of the date that is (i) two Business Days following the date on which all such Specified Loan Consents have been obtained, so long as the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) as of such date, and (ii) 15 days following the date on which the conditions set forth in Article VI have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions); provided, further, that that the Closing may occur remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the Parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. At the Closing, Merger Sub and the Company shall duly execute and file articles of merger with respect to the Merger in a form that complies with the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL. The Merger shall become effective upon such time as the Articles of Merger have been accepted for record by the SDAT, or such later time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the SDAT) which the Parties shall have agreed upon and designated in such filing in accordance with the MGCL as the effective time of the Merger (the “Merger Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

Section 1.5 Organizational Documents of the Surviving Company. At the Merger Effective Time, the articles of organization and limited liability company agreement of Merger Sub, as in effect immediately prior to the Merger Effective Time, shall be the articles of organization and limited liability company agreement of the Surviving Company, until thereafter supplemented or amended as provided therein and in accordance with applicable Law.

Section 1.6 Officers. From and after the Merger Effective Time, the officers of Merger Sub immediately prior to the Merger Effective Time shall be the officers of the Surviving Company, each to serve in accordance with the MGCL and the governing documents of the Surviving Company until their respective successors shall have been duly elected and qualify, or until their earlier death, resignation or removal in accordance with the MGCL and the governing documents of the Surviving Company.

ARTICLE II

EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1 Effects on Company Common Shares and Company Preferred Shares. At the Merger Effective Time, by virtue of the Merger (except for Section 2.1(b) below, which will be effected independently of, but subject to the consummation of, the Merger) and without any action on the part of the holders of shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock of the Company, par value $0.01 per share (a “Company Common Share”) issued and outstanding immediately prior to the Merger Effective Time (other than Excluded Shares) shall be converted automatically into and shall thereafter represent the right to receive $7.00 per share in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Merger Effective Time, all such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid without interest.

(b) Each share of 6.625% Series A Cumulative Redeemable Preferred Stock of the Company, par value $0.01 per share (a “Company Preferred Share”), issued and outstanding immediately prior to the Merger Effective Time shall be redeemed by the Company, effective immediately prior to the Merger Effective Time, for an amount in cash equal to $25.00 per Company Preferred Share, plus any accrued and unpaid distributions (whether or not declared), and subject to deduction for any required withholding Tax (the “Company Preferred Share Consideration”), in accordance with Section 5 of the Articles Supplementary of the Articles of Amendment and Restatement of the Company (the “Company Charter”). As of the Merger Effective Time, all Company Preferred Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Company Preferred Share Consideration, if any, to be paid without interest.

(c) Each Company Common Share or Company Preferred Share owned, directly or indirectly, by the Parent Parties or any Subsidiary of the Company immediately prior to the Merger Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) The issued and outstanding equity of Merger Sub immediately prior to the Merger Effective Time shall not be converted or otherwise affected by the Merger, but shall continue to represent the issued and outstanding equity of the Surviving Company.

(e) If at any time during the period between the date of this Agreement and the Merger Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Company Common Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 2.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2 Treatment of Company Stock Awards.

(a) Immediately prior to the Merger Effective Time, each Company RSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Merger Effective Time and without any action by Parent, the Company or the holder thereof, automatically become fully vested and be cancelled and converted into the right to receive an amount in cash equal to (i) (A) the Merger Consideration, multiplied by (B) the number of Company Common Shares underlying such Company RSU Award, less (ii) any applicable Taxes required to be withheld in accordance with Section 2.4 with respect to such payment (the “RSU Consideration”).

(b) Immediately prior to the Merger Effective Time, each Company PSU Award that is outstanding as of immediately prior to the Merger Effective Time, whether vested or unvested, shall, by virtue of the occurrence of the Merger Effective Time and without any action by Parent, the Company or the holder thereof, (i) become vested with respect to a number of Company Common Shares underlying such Company PSU Award based on the actual level of achievement of the performance-based vesting conditions applicable to such Company PSU Award measured through immediately prior to the Merger Effective Time as determined by the Company Board or a committee thereof in accordance with the terms of such Company PSU Award and (ii) be cancelled and converted into the right to receive an amount in cash equal to (A) (1) the Merger Consideration, multiplied by (2) the number of so-determined Company Common Shares underlying such Company PSU Award that become vested in accordance with this Section 2.2(b), less (B) any applicable Taxes required to be withheld in accordance with Section 2.4 with respect to such payment (the “PSU Consideration”).

(c) The Company shall take all actions necessary prior to the Merger Effective Time to establish a “special payroll” run on the Closing Date in respect of the payments required under this Section 2.2 (together with the employer portion of Taxes payable in respect thereof), and Parent shall cause the Surviving Company to pay the RSU Consideration and PSU Consideration, as applicable, through the Surviving Company’s payroll, as a “special payroll,” or, with respect to non-employees, accounts payable, on the Closing Date, in each case, in accordance with the terms of the Company Incentive Plan and the applicable form(s) of award agreement(s) evidencing such Company Stock Awards.

(d) Prior to the Merger Effective Time, the Company shall take all actions necessary to ensure that, as of the Merger Effective Time, (i) the Company Incentive Plan shall terminate and (ii) no holder of a Company Stock Award or any participant in the Company Incentive Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Company, or any of their Subsidiaries, except the right to receive the payments contemplated by this Section 2.2 in cancellation and settlement thereof.

(e) To the extent that Parent determines in its reasonable discretion that any award or amount described in this Section 2.2 constitutes nonqualified deferred compensation subject to Section 409A of the Code, any payment contemplated hereby with respect to such award or amount shall be made in accordance with this Agreement and the applicable terms thereof or, if later, at the earliest time permitted under the terms thereof that will not result in the application of additional tax or penalty under Section 409A of the Code.

Section 2.3 Exchange and Payment.

(a) On or before the Merger Effective Time, at its sole cost and expense, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Company Common Shares, and Company Preferred Shares (other than holders to the extent they hold Excluded Shares), cash in an amount sufficient to pay the aggregate Merger Consideration and the Company Preferred Share Consideration, as applicable and held separate and apart by the Paying Agent, in accordance with Section 2.1(b) and Section 2.1(c) (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II. Any and all interest earned on cash deposited in the Payment Fund shall be paid to the Surviving Company.

(b) As soon as reasonably practicable (and, in any event, within five Business Days) after the Merger Effective Time, the Surviving Company shall cause the Paying Agent, in accordance with, and as required by the Paying Agent’s customary procedures, to mail to each holder of record of a certificate (“Certificates”) that, immediately prior to the Merger Effective Time, represented outstanding Company Common Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Company Common Shares formerly represented by such Certificate (other than Excluded Shares) the Merger Consideration for each such Company Common Share (subject to deduction for any required withholding Tax pursuant to Section 2.4), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Merger Effective Time (and, in any event, not later than the third Business Day thereafter), the Surviving Company shall cause the Paying Agent to issue and send to each holder of uncertificated Company Common Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the applicable Merger Consideration.

(c) Each Company Preferred Share issued and outstanding immediately prior to the Merger Effective Time shall be redeemed in accordance with the terms of Section 5.18, and from and after the Merger Effective Time, shall no longer be deemed outstanding and all rights of the holders of such shares shall terminate, except that such holders shall retain the right to receive, and shall receive, payment of the Company Preferred Share Consideration in accordance with the terms of Section 5.18.

(d) If payment of the Merger Consideration or the Company Preferred Share Consideration, as applicable, is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of Merger Consideration or the Company Preferred Share Consideration, as applicable, to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(e) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Merger Effective Time, to represent only the right to receive Merger Consideration or the Company Preferred Share Consideration, as applicable, payable in respect thereof pursuant to this Article II, without any interest thereon.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Shares or Company Preferred Shares formerly represented by such Certificates or Book-Entry Shares. At the Merger Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Company Common Shares that were outstanding immediately prior to the Merger Effective Time. If, after the Merger Effective Time, Certificates are presented to the Surviving Company or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. To the extent that there are losses with respect to such investments, or the cash portion of the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration or Company Preferred Share Consideration as contemplated hereby, Parent shall, as promptly as reasonably practicable, replace or restore the cash portion of the Payment Fund lost through investments or other events so as to ensure that the cash portion of the Payment Fund is, at all times, maintained at a level sufficient to make all such payments.

(h) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares one year after the Merger Effective Time shall be delivered to the Surviving Company free and clear of all claims, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares) shall thereafter look only to the Surviving Company as general creditors thereof for payment of the Merger Consideration or the Company Preferred Share Consideration (subject to abandoned property, escheat or other similar laws), without interest.

(i) None of the Parent Parties, the Company, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Paying Agent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such a customary amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Company with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration or Company Preferred Share Consideration, as applicable, payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Each of the Parties and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Company Common Shares, Company RSU Awards, Company PSU Awards, Company Preferred Shares or otherwise pursuant to this Agreement such amounts that are required to be deducted and withheld under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld, such withheld amounts shall be paid over to the appliable Governmental Entity and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Section 2.5 Dissenting Shares. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby, including any remedy under Section 3-201 et seq. of the MGCL.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (x) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to the Parent Parties immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on its face), or (y) as set forth in the Company SEC Documents furnished or filed since January 1, 2024 and available on the SEC’s Electronic Data Gathering and Retrieval System (excluding any information or documents incorporated by reference therein, or filed as exhibits thereto, and excluding any disclosures contained in such documents under the “Risk Factors” or “Forward-Looking Statements” sections of the Company SEC Documents and any other cautionary, predictive or forward-looking disclosures contained therein), the Company represents and warrants to the Parent Parties as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously made available to Parent true and complete copies of (i) the Company Charter and the third amended and restated bylaws of the Company (together with the Company Charter, the “Company Organizational Documents”), and (ii) the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, (together with the Company Organizational Documents, the “Company Group Organizational Documents”), and each Company Group Organizational Document as so provided is in full force and effect. Neither the Company nor any of its Subsidiaries is in material violation of any provision of the applicable Company Group Organizational Documents.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 Company Common Shares and 100,000,000 shares of preferred stock, par value $0.01 per share, of which 5,600,000 have been designated as Company Preferred Shares. As of the close of business on July 23, 2025 (the “Measurement Date”), (i) 40,363,640 Company Common Shares were issued and outstanding, (ii) 4,480,000 Company Preferred Shares were issued and outstanding, and (iii) 1,951,584 Company Common Shares were issuable pursuant to the Company Incentive Plan, of which (x) 602,270 Company Common Shares were issuable in respect of Company RSU Awards, (y) 899,542 Company Common Shares were issuable in respect of Company PSU Awards (based on a 100% target level of achievement), and (z) 449,772 Company Common Shares were reserved for the grant of additional awards under the Company Incentive Plan. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance (including pursuant to the settlement of Company RSU Awards and Company PSU Awards) will be, when issued, duly authorized, validly issued, fully paid and nonassessable (if applicable) and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MGCL, the Company Group Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or is otherwise bound. Except as provided in Section 3.3 of the Company Disclosure Letter, all outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary of the Company are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”). No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to any preemptive rights. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, or notes having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the equityholders of the Company or any of its Subsidiaries on any matter. Except as set forth above in this Section 3.2(a), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) except as expressly provided for in this Agreement, obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or to the Knowledge of the Company with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company RSU Awards and Company PSU Awards granted under the Company Incentive Plan (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Company Common Shares subject to such Company Stock Award, the date of grant, vesting schedule, payment schedule (if different from the vesting schedule) and the number of unvested Company Common Shares subject to such Company Stock Award. Except for the Company Stock Awards, no option to purchase Company Common Shares or any other similar rights to purchase or receive Company Common Shares or Company Preferred Shares or other equity or equity-linked awards are outstanding and no such awards or rights have been promised. The Company has made available to Parent true and complete copies of the Company Incentive Plan and the forms of all award agreements evidencing outstanding Company Stock Awards. All Company Stock Awards were granted in accordance with the Company Incentive Plan, and, in all material respects, all applicable Laws, and all applicable securities exchange rules. All Company Stock Awards are evidenced by written award agreements substantially in the forms that have been made available to Parent prior to the date hereof.

Section 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation and the percentage owned, directly or indirectly, by the Company. Except for the capital stock of, or other equity or voting interests in, such Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the Merger by the holders (the “Common Shareholders”) of at least a majority of the outstanding Company Common Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the Parent Parties, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, for and on behalf of the Company, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the Common Shareholders of the Company for approval, and (iv) resolving to recommend that the Company’s Common Shareholders vote in favor of the approval of the Merger (the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the consummation of the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of the transactions contemplated hereby to be consummated by the Company other than the Merger.

Section 3.5 No Conflict; Consents and Approvals.

(a) Other than the consents set forth in Section 3.5(a) of the Company Disclosure Letter, including those consents of lenders to the Property Level Loan Documents (such lender consents, the “Loan Consents”), copies of which have been made available to Parent, the execution, delivery and performance of this Agreement by the Company and its Subsidiaries does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Group Organizational Documents, (ii) any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (provided, that clause (4) of the proviso in the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.5(a)).

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other applicable state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Certificate of Merger with the SDAT as required by the MGCL, (iii) any filings and approvals required under the rules and regulations of the New York Stock Exchange (“NYSE”) and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided, that clause (4) of the proviso in the definition of Material Adverse Effect shall be disregarded for purposes of this Section 3.5(b)).

Section 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by it during the preceding three years (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be (including, in each case, the rules and regulations promulgated thereunder), and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Except as provided in Section 3.6(b) of the Company Disclosure Letter, the financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Regulation S-X of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the promulgated rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. During the preceding three years, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The principal executive officer and principal financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d) The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting, which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and

(ii) any Fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth in Section 3.6(d) of the Company Disclosure Letter.

(e) Except as set forth in Section 3.6(e) of the Company Disclosure Letter, during the preceding three years, (i) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents are subject to ongoing review or outstanding SEC comment or investigation. The Company has made available to Parent true, correct and complete copies of all material written correspondence between the SEC, on the one hand, and the Company or any of its Subsidiaries, on the other hand, occurring over the past three years.

(g) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(h) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of the NYSE, in each case, that are applicable to the Company.

(i) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 3.7 No Undisclosed Liabilities. Except as set forth on Section 3.7 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the audited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2024 included in the Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2024 filed by the Company with the SEC on February 20, 2025 (without giving effect to any amendment thereto filed on or after the date hereof) and (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2024 that are not material to the Company and its Subsidiaries, taken as a whole.

Section 3.8 Certain Information. Subject to the next sentence, the Proxy Statement will not, at the time it is first mailed to the Company’s Common Shareholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference therein. For purposes of this Agreement, the letter to the Common Shareholders, notice of meeting, proxy statement and form of proxy to be distributed to the Common Shareholders in connection with the Merger (including any amendments or supplements) are collectively referred to as the “Proxy Statement”.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2024: (a) the Company and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business consistent with past practice; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; (c) neither the Company nor any of its Subsidiaries has suffered any material loss, damage, destruction or other casualty affecting any of its properties or assets, whether or not covered by insurance; and (d) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1(a), Section 5.1(b), Section 5.1(d), Section 5.1(e), Section 5.1(f), Section 5.1(v), Section 5.1(x) and Section 5.1(y).

Section 3.10 Litigation. Except as set forth on Section 3.10 of the Company Disclosure Letter, there is no action, suit, claim, arbitration, investigation, inquiry, or other proceeding (each, an “Action”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets, or, to the Knowledge of the Company, any officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 3.11 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 3.11 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received, in the past three years, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 3.12 Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a current, true, correct and complete list of each material Company Plan and separately identifies each material Company Plan that is administered in, or that covers employees or other Service Providers providing services in, any jurisdiction outside of the United States. The Company has provided or made available to Parent a current, true and complete copy of each material Company Plan (or a written description, if such Company Plan is unwritten). With respect to each material Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the IRS, (iii) any summary plan description, summary of material modifications, and other similar material written communications (or a written description of any material oral communications) to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, and (v) any material and non-routine correspondence with a Governmental Entity in the last three years.

(b) None of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates sponsors, maintains, administers, contributes to or is required to contribute to or has any liability (contingent or otherwise) with respect to, nor has, in the past six years, sponsored, maintained, administered, contributed to or been required to contribute to or has or would reasonably be expected to have any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, (iii) a “multiple employer plan” as defined in Section 413 of the Code, (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) a “voluntary employees’ beneficiary association” (as defined in Section 501(c)(9) of the Code).

(c) With respect to the Company Plans:

(i) each Company Plan has been established, maintained and operated in all material respects with its terms and applicable Law, including the applicable provisions of ERISA and the Code;

(ii) no reportable event, as defined in Section 4043 of ERISA, no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or no accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions, premiums and other payments required to be made under the terms of any Company Plan have been timely made, and all contributions, premiums and other payments not yet required to be made with respect to any Company Plan as of the date hereof have been properly accrued for on the Company’s or its applicable Subsidiary’s financial statements, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a timely favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified, and nothing has occurred and, to the Knowledge of the Company, no circumstances exist that could adversely affect the qualified status of such Company Plan; and

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending or, to the Knowledge of the Company, threatened relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits), nor, to the Knowledge of the Company, are there any facts or circumstances that exist that could reasonably give rise to any such Action, in each case, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) No Company Plan provides or promises, and neither the Company nor any of its Subsidiaries has any current or projected liability for, post-termination or retiree medical, disability, life or other welfare benefits to any person for any reason, except as may be required by Section 601, et seq. of ERISA and Section 4980B(b) of the Code or other applicable similar law regarding health care coverage continuation for which the applicable person pays the full cost of coverage.

(e) Each Company Plan that covers Service Providers who perform services primarily outside of the United States (each, an “International Company Plan”) (i) has been maintained, funded and administered in accordance with its terms and all applicable Laws, in all material respects, (ii) if required to have been approved by any Governmental Entity (or permitted to have been approved to obtain any beneficial Tax or other status), has been so approved, and (iii) if intended to qualify for special Tax treatment, meets all the requirements for such treatment. The assets of each International Company Plan that provides retirement, medical or life insurance benefits following retirement or other termination of service or employment (x) are at least equal to the liabilities of such International Company Plan (determined based on reasonable actuarial assumptions) or (y) if such International Company Plan is wholly or partially unfunded, accrued to the extent required by the accounting standards applicable to the Company or its applicable Subsidiary that sponsors, maintains or contributes to such International Company Plan.

(f) Neither the execution or delivery of this Agreement nor the consummation of the Merger (either alone or in combination with any other event) could, directly or indirectly, (i) entitle any current or former Service Provider to any compensation or benefits, (ii) accelerate the time of payment funding or vesting, require payments or benefits to be funded or otherwise secured, or increase the amount of any compensation or benefits due any current or former Service Provider, or (iii) limit or restrict the right of the Company or any of its Subsidiaries or, after the Closing, Parent or any of its Affiliates, to merge, amend or terminate any Company Plan.

Section 3.13 Labor Matters.

(a) Set forth on Section 3.13(a) of the Company Disclosure Letter is a true, correct and complete list of each employee as of the date hereof, including for each such individual, as applicable: (i) title or position held, (ii) work location, (iii) date of hire or commencement of service (or other service crediting date, if applicable), (iv) whether paid on an hourly, salary, commission or other basis and whether classified as exempt or non-exempt from the Fair Labor Standards Act or equivalent legislation for employees outside the United States, (v) annual salary or hourly rate (or other manner of compensation), (vi) most recent annual bonus received and current annual bonus opportunity, and (vii) whether active or on leave (and if on leave, the expected return date) (the “Census”). Each employee set forth on the Census is terminable at-will or is identified as an employee whose employment is subject to a jurisdiction where at-will employment is not lawful. Ten days prior to the Closing Date, the Company shall provide Parent with a true, correct, and complete revised version of the Census, updated as of such date.

(b) The Company and its Subsidiaries are, and during the past three years have been, in compliance in all material respects with all applicable Laws relating to labor and employment, including those relating to wages, hours, vacation and statutory holidays, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity (including pay equity), occupational health and safety (including bullying, harassment and sexual harassment), age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and other statutory deductions and contributions, and continuation coverage with respect to group health plans. Neither the Company nor any of its Subsidiaries has taken any action that would reasonably be expected to cause Parent or any of its Affiliates to have any liability or other obligation following the Closing Date under the WARN Act.

(c) Neither the Company nor any of its Subsidiaries is or has been a party to or bound by, nor is negotiating or entering into nor has any current plans to negotiate or enter into, a Collective Bargaining Agreement. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened, activity on behalf of any labor union, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries or any work stoppage, slowdown, labor strike or lockout against the Company or any of its Subsidiaries by employees. Neither the consent of, consultation with, nor the rendering of formal advice by any labor organization is required for the Company to enter into this Agreement or to consummate the Merger.

(d) Neither the Company nor any of its Subsidiaries is, or during the past three years has been, a party or subject to any pending or, to the Knowledge of the Company, threatened Action brought by or on behalf of any applicant for employment, any current or former employee, or any group or class of the foregoing, or any Governmental Entity (including, without limitation, the National Labor Relations Board or the Equal Employment Opportunity Commission, or such equivalent entities outside the United States) alleging violation of any labor or employment law, breach of any Collective Bargaining Agreement or similar labor agreement or wrongful termination of employment.

(e) To the Knowledge of the Company, no current executive-level employee or officer of the Company or any of its Subsidiaries has provided written notice of any intent to terminate his or her employment relationship with such entity following the consummation of the transactions contemplated hereby.

(f) Except as set forth on Section 3.13(f) of the Company Disclosure Letter, in the past three years, there has not been any Action relating to, or any act or allegation of or relating to, any discrimination, harassment or misconduct policy of the Company or any of its Subsidiaries relating to the foregoing, in each case involving the Company or any of its Subsidiaries or any current or former employee, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matters, nor to the Knowledge of the Company has any such Action been threatened.

(g) Neither the Company nor any of its Subsidiaries is, nor has been in the past three years, the subject of any audit, investigation or other similar action from the U.S. Department of Homeland Security, including the Immigration and Customs Enforcement (or any predecessor thereto, including the U.S. Customs Service or the Immigration and Naturalization Service), or any other Governmental Entity, concerning compliance with any Laws concerning immigration.

(h) To the Knowledge of the Company, no employee is a party to, or is otherwise bound by, any enforceable written agreement, including any confidentiality, noncompetition or proprietary rights agreement, that affects: (i) the performance of any such employee’s duties as an employee to the Company or any of its Subsidiaries, or (ii) the ability of the Company and its Subsidiaries to conduct their business.

Section 3.14 Environmental Matters. Except as would not reasonably be expected to be material (individually or in the aggregate) to the Company, (i) the Company and each of its Subsidiaries are, and for the past three years, have been, in compliance with any applicable Environmental Laws; (ii) the Company and its Subsidiaries have obtained all Permits of all Governmental Entities and any other Person that are required under any Environmental Law; (iii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other Person in any manner that has given or would reasonably be expected to give rise to any remedial or investigative obligation, corrective action requirement or liability of the Company or any of its Subsidiaries under applicable Environmental Laws; (iv) neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law that remain unresolved; (v) no Hazardous Substance has been disposed of, arranged to be disposed of, or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, in each case, on, at, under or from any current or former properties or facilities owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location; and (vi) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

Section 3.15 Taxes.

(a) Except as provided in Section 3.15(a) of the Company Disclosure Letter, each of the Company and its Subsidiaries has timely filed (or had filed on their behalf) all income and other material Tax Returns required to be filed by any of them (after giving effect to any filing extension granted by a Governmental Entity), and all such Tax Returns are correct, complete and accurate in all material respects. All material Taxes payable by or on behalf of each of the Company and its Subsidiaries (whether or not shown on a Tax Return) have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in accordance with GAAP with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing.

(b) The Company (i) for all taxable years commencing with its first taxable year ending December 31, 2014, through and including its taxable year ending December 31 of the year immediately prior to the year in which the Merger Effective Time occurs, has been subject to U.S. federal taxation as a REIT within the meaning of Section 856 of the Code and has been and will be organized and operated in conformity with all requirements to qualify as a REIT for such years, (ii) for its taxable year in which the Merger Effective Time occurs, has been organized and operated in conformity with all requirements to qualify as a REIT through the end of its taxable year that will end as of the Merger Effective Time, (iii) has operated at all times for all taxable years commencing with its first taxable year ending December 31, 2014, through and including its taxable year ending December 31 of the year immediately prior to the year in which the Merger Effective Time occurs, and intends to continue to operate for the taxable year that includes the Closing, in such a manner as to permit it to qualify as a REIT for the taxable year that will include the Merger, and (iv) has not taken or omitted to take any action that would reasonably be expected to result in the Company’s failure to qualify as a REIT and no challenge to the Company’s status or qualification for taxation as a REIT is pending or, to the Knowledge of the Company, threatened. Section 3.15(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its classification for U.S. federal income tax purposes as of the date hereof. Each entity that is listed in Section 3.15(b) of the Company Disclosure Letter as a disregarded entity for U.S. federal income tax purposes has been treated as a disregarded entity from and after the date of its formation except as set forth in Section 3.15(b) of the Company Disclosure Letter and each entity listed in Section 3.15(b) of the Company Disclosure Letter as a partnership for U.S. federal income tax purposes has been treated as a disregarded entity or partnership from and after the date of its formation except as set forth in Section 3.15(b) of the Company Disclosure Letter. Each entity that is listed in Section 3.15(b) of the Company Disclosure Letter as a corporation has, since the later of the date of its formation or the date on which the Company acquired an interest in such entity, been treated for U.S. federal income tax purposes as a REIT, a Qualified REIT Subsidiary or a Taxable REIT Subsidiary as set forth on such schedule except as set forth in Section 3.15(b) of the Company Disclosure Letter. No Subsidiary of the Company is treated for U.S. federal income tax purposes as a Qualified REIT Subsidiary.

(c) No material deficiencies for any Taxes have been asserted or assessed in writing against the Company or any of its Subsidiaries and remain outstanding as of the date of this Agreement.

(d) No entity in which the Company directly or indirectly owns an interest is or at any time since the later of its acquisition or formation has been a “publicly traded partnership” taxable as a corporation under Section 7704(b) of the Code.

(e) Neither the Company nor any of its Subsidiaries (other than a Taxable REIT Subsidiary of the Company) has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any of its Subsidiaries has engaged in any transaction that would give rise to

“redetermined rents”, “redetermined deductions”, “excess interest” or “redetermined TRS service income”, in each case as defined in Section 857(b)(7) of the Code.

(f) There are no Tax Protection Agreements to which the Company, any of its Subsidiaries, or any other entity in which the Company or any of its Subsidiaries has an interest, is directly or indirectly subject.

(g) Except as provided in Section 3.15(g) of the Company Disclosure Letter, each of the Company and its Subsidiaries: (i) is not currently the subject of any audits, examinations, investigations or other proceedings in respect of any material Taxes by any Governmental Entity; (ii) has not received any notice in writing from any Governmental Entity that such an audit, examination, investigation or other proceeding is contemplated or pending; (iii) has not waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency; (iv) has not received a request for waiver of the time to assess any material Taxes, which request is still pending; (v) is not contesting any liability for material Taxes before any Governmental Entity; (vi) is not subject to a claim by a Governmental Entity in a jurisdiction where such Company or Subsidiary does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to material taxation by that jurisdiction; (vii) has no outstanding requests for any Tax ruling from any Governmental Entity and has not received a Tax ruling; and (viii) is not the subject of a “closing agreement” within the meaning of Section 7121 of the Code (or any comparable agreement under applicable state, local or foreign Tax Law).

(h) Taking into account all distributions to be made by the Company in its taxable year in which the Merger Effective Time occurs, the Company will have distributed cash to its stockholders for such taxable year in an amount equal to or in excess of its “real estate investment trust taxable income” as defined under Section 857(b)(2) of the Code and determined for this purpose without regard to the deduction for dividends paid (as defined in Section 561 of the Code).

(i) Each of the Company and its Subsidiaries: (i) has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes, (ii) has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate Governmental Entity all material amounts required to be withheld and paid over on or prior to the due date thereof under all applicable Laws, (iii) has in all material respects properly completed and timely filed all IRS Forms W-2 and 1099 required thereof, and (iv) has collected and remitted to the appropriate Governmental Entity all material sales and use Taxes, or has been furnished properly completed exemption certificates and have in all material respects maintained all such records and supporting documents in a manner required by all applicable sales and use Tax statutes and regulations.

(j) There are no liens for Taxes upon any property or assets of the Company or any of its Subsidiaries except for Permitted Liens.

(k) Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes, or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither the Company nor any of its Subsidiaries is a party to any Tax indemnity, allocation or sharing agreement or similar agreement or arrangement with any Person, other than (i) any agreement or arrangement solely between the Company and any of its Subsidiaries (or solely between any of the Subsidiaries of the Company), and (ii) provisions in customary commercial contracts not primarily relating to Taxes.

(m) Except for ordinary course transactions that may be “reportable transactions” solely on account of the recognition of a tax loss, neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction” as such term is used in the Treasury Regulations under Section 6011 of the Code.

(n) The Company does not have and will not have, as of the Closing, any current or accumulated “earnings and profits” for U.S. federal income tax purposes which would constitute “earnings and profits accumulated in any non-REIT year” (determined for purposes of Section 857(a)(2)(B) of the Code).

(o) The Company does not directly or indirectly hold any asset the disposition of which would subject it to U.S. federal, state or local tax on built-in gain pursuant to IRS Notice 88-19, Section 1.337(d)-7 of the Treasury Regulations, or any other temporary or final regulations issued under Section 337(d) of the Code, any elections made thereunder or any similar state or local law.

(p) In the last two years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(q) The Company has made available to Parent correct and complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending since the Company’s taxable year ended December 31, 2019 and (ii) any material audit report issued by a Governmental Entity within the last four years relating to any Taxes due from or with respect to the Company or any of its Subsidiaries.

(r) Except as provided in Section 3.15(r) of the Company Disclosure Letter, no power of attorney with respect to any Tax matter is currently in force.

(s) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event), directly or indirectly, result in any amount, individually or in the aggregate, constituting an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(t) Each Company Plan that provides for payments and/or benefits that could constitute “nonqualified deferred compensation” subject to Section 409A of the Code has been and is in compliance in all material documentary and operational respects with Section 409A of the Code.

Section 3.16 Contracts.

(a) Section 3.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound:

(i) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Company) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights except for any such provision that may be contained in the Company Leases entered into in the ordinary course of business consistent with past practice;

(ii) any Contract with respect to the formation, creation, operation, management or control of a joint venture or other similar agreement or arrangement;

(iii) any Contract relating to Indebtedness (A) of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $200,000; or (B) secured by a Lien encumbering any of the Company Properties (such Contracts described in this clause (B), the “Property Level Loan Documents”);

(iv) any Contract requiring or involving (A) any pending or contemplated merger, consolidation or similar business transaction, or (B) the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets, properties or capital stock or other equity interests (other than acquisitions or dispositions of immaterial assets or inventory in the ordinary course of business consistent with past practice);

(v) any Contract that by its terms calls for aggregate payment or receipt by the Company or any of its Subsidiaries under such Contract of more than $200,000 over the remaining term of such Contract, except for Contracts that are terminable for convenience by the Company or any of its Subsidiaries, as applicable, with a 30-day notice, the Property Level Loan Documents, Company Leases, and the Company Credit Agreement;

(vi) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations;

(vii) any Contract pursuant to which the Company grants or receives a license to Intellectual Property, other than (A) non-exclusive, object code licenses to commercially available, off-the-shelf software, (B) non-exclusive licenses granted in the ordinary course of business, and (C) Contracts wherein the license to Intellectual Property is ancillary to the primary purpose of the Contract;

(viii) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $200,000;

(ix) any Contract not entered into in the ordinary course of business between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company;

(x) any Contract with any Governmental Entity;

(xi) any Collective Bargaining Agreement; or

(xii) any Property Management Agreement.

Each contract set forth in Section 3.16(a) of the Company Disclosure Letter, together with (1) the Contracts referred to in Section 3.16(c), and (2) the Company Leases, are referred to herein collectively as “Material Contracts” and each, individually, as a “Material Contract.”

(b) For purposes of this Section 3.18(b), no Company Leases shall be a Material Contract (Company Leases being the subject of Section 3.18).

(i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms;

(ii) The Company and each of its Subsidiaries, and, to the Knowledge of the Company, each other party thereto, has performed all material obligations required to be performed by it under each Material Contract; and

(iii) There is no default under any Material Contract by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

(c) All Contracts, including amendments thereto, required to be filed as an exhibit to any Company SEC Documents filed over the past three years, pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC have been filed, except as would not result in the Company’s ineligibility to use Form S-3 promulgated by the SEC. All such filed Contracts shall be deemed to have been made available to Parent.

Section 3.17 Insurance. The Company and each of its Subsidiaries is covered by valid and currently effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are customary and adequate for companies of similar size in the industries and locations in which the Company operates. Section 3.17 of the Company Disclosure Letter sets forth, as of the date hereof, a true and complete list of all material insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. With respect to each such insurance policy, (a) such policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and has not taken any action or failed to take any action which (with or without notice or lapse of time, or both) would constitute such a breach or default, or would permit termination or modification of, any such policy and (c) to the Knowledge of the Company, no insurer issuing any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation. No notice of cancellation or termination has been received with respect to any such policy, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby. Except as set forth in Section 3.17 of the Company Disclosure Letter, there is no pending material claim by the Company or any of its Subsidiaries against any insurance carrier under any insurance policy held by or for the benefit of the Company or any of its Subsidiaries.

Section 3.18 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible personal property, a valid leasehold interest in, all of its tangible personal properties that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens for taxes and assessments not yet past due or the amount or validity of which is being contested in good faith in accordance with Laws by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice and not yet due or payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (iii) Liens not yet due and payable and incurred in the ordinary course of business in connection with any trade debt or equipment leases, (iv) Liens disclosed or reflected on the consolidated balance sheet of the Company included in the Company’s most recent periodic report filed with the SEC pursuant to the Exchange Act, and the footnotes thereto, (v) Liens not yet due and payable and created in the ordinary course of business as the result of, or specifically disclosed in or permitted under property management agreements, broker agreements for the purchase or sale of real property, and leasing commission agreements, true and complete copies of which have been made available to Parent, and (vi) such matters of record and imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets that they encumber for the business of the Company and its Subsidiaries as currently conducted (collectively, the “Permitted Liens”). Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the tangible personal property currently used in the operation of the business of the Company and its Subsidiaries is in good working order (reasonable wear and tear excepted).

(b) A true and complete list (including the vested owner and the street address) of all real property (i) owned by the Company or any of its Subsidiaries (collectively, the “Owned Properties”) is set forth in Section 3.18(b)(i) of the Company Disclosure Letter, and (ii) leased, licensed or otherwise occupied under any lease, license or other use or occupancy agreement by any of the Company or any of its Subsidiaries is set forth in Section 3.18(b)(ii) of the Company Disclosure Letter (collectively, the “Leased Properties” and together with the Owned Properties, collectively, the “Company Properties”). Each of the Company and its Subsidiaries has (i) good and insurable title in fee simple to all of its Owned Properties, and (ii) a valid leasehold interest in all of its Leased Properties, in each case free and clear of all Liens except Permitted Liens.

(c) There are no (i) zoning or other public land use proceedings or (ii) condemnation actions or other takings pursuant to any power of eminent domain (collectively, “Takings”) that are pending or, to the Knowledge of the Company, threatened against any of the Owned Properties or Leased Properties. Neither the Company nor any of its Subsidiaries has received any written notice of any of the foregoing.

(d) Complete and correct copies, in all material respects, of all (i) leases pursuant to which the Company or any of its Subsidiaries is a lessor (at any level), and all amendments and modifications thereto (collectively, the “Landlord Leases”), and (ii) leases pursuant to which the Company or any of its Subsidiaries is a lessee (at any level), and all amendments and modifications thereto (collectively, the “Tenant Leases” and together with the Landlord Leases, the “Company Leases”), have been made available to Parent and are in full force and effect. There exists no uncured default under any of the Company Leases by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any written notice of any such default or potential default.

(e) A rent roll for each Company Property as of the date of this Agreement for each Company Lease as used by the Company in connection with the operation of such Company Property is set forth in Section 3.18(e) of the Company Disclosure Letter. Such rent rolls are true and correct in all material respects as to the information thereon as of the date stated thereon.

(f) There are no contractual or legal restrictions that preclude or restrict the ability to use any of the Company Properties by the Company or any of its Subsidiaries for the current use of such real property, except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Material Adverse Effect. To the Knowledge of the Company, there are no uncured violations of (i) Laws, (ii) declarations, covenants, conditions, or restrictions or other matters of record, or (iii) any certificates of occupancy, permits, consents or other approvals issued by any Governmental Entity with respect to any of the Company Properties or the use or occupancy thereof (matters the subject of clauses (i) through (iii), collectively, the “Property Requirements”), and none of the Company nor any of its Subsidiaries has received any written notice or claim of any such violation.

(g) To the Knowledge of the Company, there are no latent defects or adverse physical conditions affecting any of the Company Properties that would prevent any such property from being insured at commercially reasonable rates or from being used in accordance with the Property Requirements for their respective current uses, that would prevent or materially impair any such property from being leased to third parties at market rates, or that would make any use thereof materially more expensive than comparable properties, and all buildings, structures and other improvements on each of the Company Properties are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted and in accordance with Property Requirements.

(h) Each of the Company’s Subsidiaries party to a Tenant Lease enjoys peaceful and undisturbed possession of the applicable Leased Property under such Tenant Lease.

(i) With respect to each Owned Property, and each Leased Property (if any) that is held pursuant to a ground lease, (i) an owner’s or leasehold policy of title insurance (as applicable, together with all endorsements thereto, a “Title Policy”) has been issued to the Company or the applicable Subsidiary showing title vesting in the fee or leasehold owner of the applicable property as identified in Section 3.18(i) of the Company Disclosure Letter, (ii) no written claim has been made against any Title Policy by the Company or any Subsidiary that, to the Knowledge of the Company, remains outstanding, (iii) all Title Policies have been made available to Parent, and (iv) the most recent American Land Title Association survey prepared for or otherwise received by the Company or any of its Subsidiaries has been made available to Parent and, to the Knowledge of the Company, there are no active boundary disputes or material encroachments, changes in boundaries, or any other new matters that would be shown on a current survey of real property, since the date of such survey.

(j) To the Knowledge of the Company, each of the Company Properties has sufficient direct or indirect access to and from publicly dedicated streets for its current use and operation, without any unreasonable constraints on the normal use, occupancy and operation thereof as currently used and operated.

(k) Except for the Phoenix PSA and as set forth on Section 3.18(k) of the Company Disclosure Letter, there are no written agreements to which the Company or any of its Subsidiaries is a party pursuant to which the Company or any such Subsidiary is obligated to purchase, acquire, sell, convey, transfer, lease or license any interest in real property on or after the date of this Agreement. Neither the Company nor any of its Subsidiaries has granted any unexpired options, rights of first offer or rights of first refusal to purchase or otherwise convey any real property interest in the Company Property or any portion thereof. To the Knowledge of the Company, there do not exist any other unexpired rights in favor of any Persons to purchase or otherwise acquire, or negotiate for the acquisition of, any interest in the Company Property or any portion thereof. Except with respect to the transactions contemplated by the Phoenix PSA, there are no brokerage commissions or brokerage fees which are now due or which may be due in the future relating to the purchase or sale of any interest(s) in real property.

(l) Section 3.18(l) of the Company Disclosure Letter sets forth a list of each Company Property with respect to which any material capital improvement work, including ground-up development, is ongoing as of the date hereof, including a reasonably detailed description thereof and the budget therefor and the undisbursed amounts with respect thereto. Such list is true and correct in all material respects as to the information thereon as of the date hereof.

(m) Section 3.18(m) of the Company Disclosure Letter lists, as of the date of this Agreement, the parties (other than the Company or a Subsidiary of the Company) providing third party property management services for any of the Company Properties, the number of Company Properties managed by each such party, and a description of the property management agreement pursuant to which such Company Properties are being managed (collectively, the “Property Management Agreements”).

(n) Section 3.18(n) of the Company Disclosure Letter lists in all material respects each Company Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) subject to a binding agreement for development or commencement of construction by the Company or any of its Subsidiaries, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) The Company has provided to Parent a true and correct copy of the most recent third-party property management report provided to the Company, which is set forth in Section 3.18(o) of the Company Disclosure Letter.

(p) Except as would not have, or would not reasonably be expected to have, (individually or in the aggregate) a Material Adverse Effect, (i) to the Knowledge of the Company, there are no structural defects relating to any Company Property that have not been cured, (ii) there are no Company Properties whose building systems are not in working order, or (iii) there is no physical damage to any Company Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to any deductions or retentions).

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Intellectual Property owned by the Company or any of its Subsidiaries that is the subject of a pending application, certificate, filing, registration or document issued by, filed with or recorded by any Governmental Entity or domain name registrar (the “Registered Intellectual Property”), together with all material unregistered trademarks. All material Registered Intellectual Property is subsisting and, to the Knowledge of the Company, valid and enforceable.

(b) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property used in their respective businesses as currently conducted (collectively, the “Company Intellectual Property”).

(c) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened claims by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the Intellectual Property rights of any Person; (ii) the conduct of the businesses of the Company and its Subsidiaries has not, within the last three years, infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person; (iii) neither the Company nor any of its Subsidiaries has, within the last three years, made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property; and (iv) to the Knowledge of the Company, no Person is infringing, misappropriating or diluting any Company Intellectual Property.

(d) The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality of their trade secrets and other confidential information, and the security of their computer systems and networks. To the Knowledge of the Company, (i) no such trade secrets or confidential information has been disclosed by the Company or any of its Subsidiaries to any other Person other than pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other material confidential information by such Person, and (ii) no unauthorized access to or use of the Company’s or its Subsidiaries’ computer systems or networks has occurred.

(e) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any third party to terminate any of the Company’s or any of its Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

Section 3.20 State Takeover Statutes. The Company Board has taken all actions so that the restrictions applicable to business combinations contained in the applicable provisions of Maryland General Corporation Law are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (including the restrictions on business combinations with an interested stockholder contained in Subtitle 6 of Title 3 of the MGCL and the restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL) (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Organizational Documents is, or at the Merger Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

Section 3.21 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 3.22 Related Party Transactions. Except as set forth in Section 3.22 of the Company Disclosure Letter, no director, executive officer, stockholder, partner, member, employee or Affiliate of the Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K that has not been so disclosed. Except as set forth in Section 3.22 of the Company Disclosure Letter, no Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 3.23 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the Knowledge of the Company, any of their respective directors, executives, representatives, agents or employees), over the past three years, in any material respect, (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

Section 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc. (“Raymond James”) and Jones Lang LaSalle Americas, Inc. (“JLL,” and together with Raymond James, the “Company Financial Advisors”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has made available to Parent a true and complete copy of any Contract between the Company and either of the Company Financial Advisors pursuant to which such Company Financial Advisor could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

Section 3.25 Opinions of Company Financial Advisors. The Company has received the opinions of each of Raymond James and JLL, dated the date of this Agreement, to the effect that, as of such date, and based upon various assumptions, qualifications, limitations and such other factors deemed relevant by Raymond James and JLL, as the case may be, the Merger Consideration to be received by the holders of Company Common Shares (other than Excluded Shares) is fair from a financial point of view to such holders, a signed true and complete copy of which opinion has been or will promptly be made available to Parent.

Section 3.26 Investment Company Act. The Company and its Subsidiaries are not required to be registered under the Investment Company Act of 1940, as amended.

Section 3.27 Data Privacy and Cybersecurity.

(a) The Company and its Subsidiaries, and to the Knowledge of the Company, any processors acting on their behalf, are, and within the past three years, have been in compliance in all material respects with all applicable Data Protection Requirements. Neither the Company nor any of its Subsidiaries has, within the past three years, received any written or, to the Knowledge of the Company, oral notice, or is or has been subject to any audit or investigation, in each case regarding the Processing of Personal Information or alleging a violation of any Data Protection Requirements.

(b) The Company and its Subsidiaries have established, implemented and maintain reasonable technical, physical, administrative and organizational measures, including in compliance in all material respects with applicable Data Protection Requirements designed to ensure the confidentiality, integrity, availability and security of all material Company data and all Personal Information that is Processed by or on behalf of the Company or any of its Subsidiaries and to prevent any unlawful, accidental or unauthorized access thereto or use, disclosure, acquisition, exfiltration, theft, loss, alteration, corruption, destruction, or unavailability thereof.

(c) Neither the Company nor any of its Subsidiaries have experienced any material incident, including any breach of security, in which any Personal Information that is or was Processed by or on behalf of the Company or any of its Subsidiaries was or, to the Knowledge of the Company, may have been, accessed, used, disclosed, acquired, exfiltrated, stolen, lost, altered, corrupted, destroyed or rendered unavailable unlawfully, accidentally or without authorization (a “Security Incident”). Neither the Company nor any of its Subsidiaries has notified or, to the Knowledge of the Company, been required by any Data Protection Requirement to notify any Person (including any Governmental Entity) of a Security Incident.

(d) Following the Closing, Parent and the Surviving Company and its Subsidiaries will have the right to Process, on identical terms and conditions, all Personal Information that was Processed by or on behalf of the Company or its Subsidiaries prior to the Closing.

Section 3.28 No Other Representations or Warranties. The Company acknowledges that (a) none of the Parent Parties or any other Person on behalf of the Parent Parties makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth in this Agreement and (b) no Person has been authorized by the Parent Parties or any other Person on behalf of the Parent Parties to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and the Merger, and if made, such representation or warranty shall not be relied upon by the Company as having been authorized by such entity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the corresponding section or subsection of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), the Parent Parties represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of the Parent Parties (a) is a limited liability company or partnership, as applicable, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization and (b) has all requisite limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent MAE.

Section 4.2 Authority. Each of the Parent Parties has all necessary limited liability company or partnership, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary limited liability company or partnership, as applicable, action on the part of the Parent Parties and no other limited liability company or partnership proceedings on the part of the Parent Parties are necessary to consummate the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of the Merger by Parent as the sole member of Merger Sub. This Agreement has been duly executed and delivered by the Parent Parties and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of each of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of the Parent Parties does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent Parties with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Parent Parties under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) (x) the articles of organization or certificate of limited partnership or (y) limited liability company agreement or limited partnership agreement (or similar organizational documents) of the Parent Parties, (ii) any Contract to which any of the Parent Parties is a party by which any of the Parent Parties or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to the Parent Parties or by which the Parent Parties or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent MAE.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to the Parent Parties in connection with the execution, delivery and performance of this Agreement by the Parent Parties or the consummation by the Parent Parties of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” laws, (ii) the filing of the Certificate of Merger as required by the MGCL, and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent MAE.

Section 4.4 Certain Information. None of the information supplied or to be supplied by or on behalf of the Parent Parties specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first published, distributed or disseminated to the Company’s Common Shareholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, none of the Parent Parties make any representation or warranty with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 4.5 Brokers. No broker, investment banker, financial advisor or other Person that has been retained by or is authorized to act on behalf of any of the Parent Parties is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement, except for Persons whose fees and expenses shall be paid by Parent.

Section 4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding equity interests of Merger Sub are owned directly or indirectly by Parent.

Section 4.7 Financing.

(a) Parent has delivered to the Company a true, complete and correct copy of the fully executed debt commitment letters, dated as of the date of this Agreement, by and among the Financing Source Parties party thereto and Parent providing for debt financing as described therein (together, including all exhibits, schedules and annexes and as amended, amended and restated, supplemented, replaced or otherwise modified in compliance with this Agreement (and including any joinders thereto), the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Financing Source Parties party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b) Parent has delivered to the Company a true, complete and correct copy of the fully executed equity commitment letter, dated as of the date of this Agreement, by and among Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Islands limited partnership (together, the “Equity Investors”) and Parent (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters” and the financing provided for in the Equity Commitment Letter referred to as the “Equity Financing”) pursuant to which, upon the terms and subject to the conditions set forth therein, the Equity Investors have each agreed to invest, directly or indirectly, in Parent the amount set forth in the Equity Commitment Letter (together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that the Company is a third-party beneficiary of, and is entitled to enforce, the Equity Commitment Letter.

(c) Parent has delivered to the Company true, complete and correct copies of fee letters related to the Commitment Letters, subject to redaction solely for confidential provisions related to fees and other economic terms, none of which adversely affect the conditionality, enforceability, availability, termination or amount of the Financing contemplated thereby in any respect.

(d) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the valid, binding and enforceable obligations of Parent, the Financing Source Parties (to the Knowledge of Parent) and the Equity Investors and the other parties thereto (to the Knowledge of Parent), enforceable in accordance with their respective terms. Other than the conditions precedent and termination rights of the Financing Sources set forth in the Commitment Letters (such conditions precedent and termination rights, the “Financing Conditions”), there are no conditions precedent or termination rights related to the funding of the full amount of the Financing contemplated by the Commitment Letters or any contingencies that would permit the Financing Source Parties or the Equity Investors to reduce the aggregate principal amount of the Financing.

(e) As of the date hereof, the Commitment Letters have not been amended or modified in any manner, and are not contemplated by Parent as of the date hereof to be amended or modified in any manner at any time through the Closing, except as expressly permitted by Section 5.9(b), and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to the Knowledge of Parent, any other party thereto.

(f) As of the date of this Agreement, assuming the conditions in Sections 6.1 and 6.2 are satisfied as of the Closing, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Merger Effective Time or (ii) the Financing contemplated by the Commitment Letters will not be available to Parent at the Merger Effective Time, nor to the Knowledge of Parent does any Financing Source Party or Equity Investor intend to not perform its obligations under the Commitment Letters.

(g) Parent is not in default or breach under the terms and conditions of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, constitutes or could constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters.

(h) There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to the Commitment Letters or the Financing that could reasonably be expected to materially delay the availability of, or reduce the aggregate principal amount of, the Financing contemplated by the Commitment Letters in any respect, other than those set forth in the Commitment Letters.

(i) Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letters to be paid on or prior to the date of this Agreement.

(j) Assuming the Financing is funded in accordance with the Commitment Letters, as applicable, Parent will have at and as of the Closing sufficient available funds to consummate the Merger and to make all payments required to be made in connection therewith, including payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the Merger and the other transactions contemplated hereby, the payment of any debt contemplated or required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby (including all Indebtedness of the Company and its Subsidiaries contemplated or required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger and the other transactions contemplated hereby) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to this Agreement and associated costs and expenses in connection with the Merger (such amounts, collectively, the “Acquisition Amounts”). As of the date of this Agreement, Parent has no reason to believe that the representations contained in the immediately preceding sentence will not be true at and as of the Closing Date.

(k) Immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), assuming the satisfaction of all conditions to the obligations of the Parent Parties and the Company to effect the Merger, the accuracy of all representations and warranties of the Company in this Agreement, and the compliance by the Company of all of its covenants and agreements hereunder, (i) Parent and its Subsidiaries, taken as a whole, will not have incurred Indebtedness beyond their ability to pay such Indebtedness in the ordinary course of business as it matures or becomes due, (ii) the then present fair saleable value of the assets of Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable liabilities (including the probable amount of all contingent liabilities) and Indebtedness as it becomes absolute or matured, (iii) the assets of Parent and its Subsidiaries, taken as whole, at a fair valuation, will exceed their probable liabilities (including the probable amount of all contingent liabilities) and Indebtedness and (iv) Parent and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

Section 4.8 Limited Guarantee; Guarantors. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Limited Guarantee, dated as of the date hereof, in favor of the Company, a true and complete copy of which has been made available by Parent to the Company. The Limited Guarantee is in full force and effect as of the date hereof and contains terms sufficient to guaranty the payment and performance obligations of Parent made hereunder. The Guarantors are creditworthy entities with sufficient access to cash to satisfy the full amount of their respective guaranteed obligations under the Limited Guarantee, if and when necessary.

Section 4.9 Solvency. As of the Merger Effective Time, assuming (a) satisfaction of the conditions to each of the Parent Parties’ obligations to consummate the Merger, or waiver of such conditions, (b) the accuracy of the representations and warranties of the Company set forth in Article III hereof and (c) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable, and after giving effect to the transactions contemplated by this Agreement, including the Financing, and the payment of the aggregate Merger Consideration, the RSU Consideration, and PSU Consideration, any other repayment or refinancing of existing indebtedness contemplated by this Agreement or the Financing, payment of all amounts required to be paid in connection with the consummation of the transactions contemplated hereby and payment of all related fees and expenses, Parent, the Surviving Company will be Solvent as of the Merger Effective Time and immediately following the transactions contemplated hereby.

For purposes of this Section 4.9, “Solvent” with respect to each of Parent and the Surviving Company means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of Parent, the Surviving Company, and their respective Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of Parent, the Surviving Company, and their respective Subsidiaries, taken as a whole, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with the applicable federal Laws governing determinations of the insolvency of debtors and (B) the amount that will be required to pay the probable liabilities of Parent, the Surviving Company, and their respective Subsidiaries, taken as a whole on its existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) the Surviving Company will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) each of Parent and the Surviving Company will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.10 Not an Interested Stockholder. None of the Parent Parties or any of their Subsidiaries, or, to the Knowledge of Parent, the “affiliates” or “associates” of any such Person, is, or within the past two years, has been, an “interested stockholder,” or an “affiliate” or an “associate” of an interested stockholder, of the Company, in each case as defined in Section 3-601 of the MGCL.

Section 4.11 Litigation. There is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries, any of their respective properties or assets, or, to the Knowledge of the Parent, any officer, director or employee of Parent or any of its Subsidiaries in such individual’s capacity as such that would reasonably be expected to have, individually or in the aggregate, a Parent MAE. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity that would reasonably be expected to have, individually or in the aggregate, a Parent MAE. There is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12 No Other Representations or Warranties. Each of the Parent Parties acknowledges that (a) none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and the Parent Parties are not relying on any representation, warranty or other information of any Person except for those representations and warranties expressly set forth in this Agreement or any document, agreement, certificate or other instrument contemplated hereby and (b) no Person has been authorized by the Company, the Company’s Subsidiaries or any other Person on behalf of the Company to make any representation or warranty relating to itself or its business or otherwise in connection with this Agreement and the Merger, and if made, such representation or warranty shall not be relied upon by the Parent Parties as having been authorized by such entity. Except for those representations and warranties expressly set forth in this Agreement or any document, agreement, certificate or other instrument contemplated hereby, neither the Company nor any other Person makes or has made any express or implied representation or warranty to Parent with respect to any financial projection, forecast, or estimate relating to the Company or any of its Subsidiaries. Each of the Parent Parties acknowledges that it has conducted, to its satisfaction, its own independent investigation of the condition, operations and business of the Company, including the Company Leases and Material Contracts, and, in making its determination to proceed with the transactions contemplated by this Agreement, including the Merger, each of the Parent Parties has relied solely on the results of its own independent investigation and the terms of this Agreement and, except for the representations and warranties expressly set forth in this Agreement or any document, agreement, certificate or other instrument contemplated hereby, the Parent Parties have not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business. During the period from the date of this Agreement to the Merger Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, (x) carry on its business in the ordinary course of business consistent with past practice, and (y) use commercially reasonable efforts to preserve its assets, rights and properties in good repair and condition, keep available the services of its current officers, employees and consultants, preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it, and preserve the Company’s status as a REIT within the meaning of the Code. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Merger Effective Time, except (1) as set forth in Section 5.1 of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned) or (3) as otherwise specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for (x) dividends by a wholly owned Subsidiary of the Company to its parent or distributions to the extent required for the Company to maintain its status as a REIT under the Code or to avoid or reduce the incurrence of any entity-level income or excise Taxes by the Company and (y) the regular quarterly distributions made in respect of the Company Preferred Shares in accordance with the Company Charter, (ii) except as required by this Agreement, purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) except for transactions among the Company and one or more wholly owned Subsidiaries of the Company or among one or more wholly owned Subsidiaries of the Company, issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Company Common Shares or Company Preferred Shares including pursuant to Contracts as in effect on the date hereof;

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, the Company Group Organizational Documents (other than amendments to the governing documents of any wholly owned Subsidiary of the Company that would not prevent, materially delay or materially impair the Merger or the other transactions contemplated by this Agreement);

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of any corporation, partnership, association, other business organization or division thereof or assets (other than assets (other than real property) in the ordinary course of business not in excess of $100,000), or (ii) any interest in real property or commence any developmental activity on any of the Company Properties;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien, other than Permitted Liens, or otherwise dispose of, or effect a deed in lieu of foreclosure with respect to any of the Company Properties (or real property that if owned or leased by the Company or any of the Company’s Subsidiaries on the date of this Agreement would be a Company Property) in whole or in part or any interest therein;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or any documents evidencing or securing any such Indebtedness, in each case other than with respect to Indebtedness solely among the Company and its wholly owned Subsidiaries, except for any draw down on the Company Credit Agreement made in the ordinary course, or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto, except (i) pursuant to the Company’s operating budget attached as Section 5.1(h) of the Company Disclosure Letter, (ii) capital expenditures for tenant improvements required under the Company Leases, (iii) capital expenditures for unplanned emergency building systems repairs for HVAC, elevator, mechanical or other building systems up to $500,000 upon prior written notice to Parent, and (iv) capital expenditures necessary to repair any casualty losses or restore any Takings in an amount up to $100,000 in the aggregate or to the extent such losses are covered by existing insurance proceeds or awards from such Takings, as applicable;

(i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, (iii) make, waive, release or transfer any title claim, or (iv) with respect to any Company Property (or real property that if owned or leased by the Company or any of the Company’s Subsidiaries on the date of this Agreement would be a Company Property) and except as would not reasonably be expected to materially adversely impair the current use, operation or value of the subject Company Property (A) initiate or consent to any zoning reclassification, approved site plan, or other land use entitlement, or (B) amend, modify, terminate, or fail to use commercially reasonable efforts to avoid the lapse of, any Permit required for the ownership, use or operation of such Company Property;

(j) enter into, renew, modify, amend, terminate, cancel or extend, or waive, release, compromise or assign any rights or claims under, any Material Contract (or any contract that, if existing as of the date hereof, would be a Material Contract), other than any renewals, modifications, amendments, terminations, cancellations or extensions, or waivers, releases, compromises or assignments of any rights or claims, in each case, that are made in the ordinary course of business and do not materially adversely affect the Company;

(k) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries), or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than any settlement of an Action that provides solely for amounts to be paid by the Company that are less than $100,000 in the aggregate, in each case, other than Actions commenced in the ordinary course of business by the Company;

(l) fail to maintain all financial books and records in all material respects in accordance with GAAP or change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) change its fiscal year;

(n) other than as required to comply with applicable Law or the terms of a Company Plan in effect as of the date hereof, (i) grant any current or former Service Provider any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former Service Provider not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former Service Provider, (ii) grant or pay to any current or former Service Provider any severance, termination, change in control, transaction, retention or similar payments or benefits, or make any modifications thereto or increases therein, (iii) grant or amend any stock-based award, (iv) recognize or certify any labor or trade union, works council or other employee representative as the bargaining representative for any Service Providers, or adopt or enter into any Collective Bargaining Agreement, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) establish, adopt or enter into any new employee benefit or compensation plan or arrangement or materially amend, materially alter, or terminate any existing Company Plan, in each case for the benefit of any current or former Service Provider;

(o) hire any officer or any other Service Provider;

(p) terminate any officer or any other Service Provider with an annual base compensation in excess of $100,000, in each case other than for cause;

(q) permit any insurance policy naming the Company or any of its Subsidiaries or directors or officers as a beneficiary or an insured or a loss payable payee, or the Company’s directors and officers liability insurance policy, to be canceled, terminated or allowed to expire unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy; provided, however, that, with respect to any renewal of any such policy, the Company shall (i) use commercially reasonable efforts to obtain favorable terms with respect to the assignment or other transfer of such policy and termination fees or refunds payable pursuant to such policy and (ii) (A) provide Parent a reasonable opportunity to review and consider the terms of any such policy and (B) consider in good faith any comments Parent may provide to the Company with respect to the terms of any such policy;

(r) fail to timely file all material reports and other material documents required to be filed with any Governmental Entity, subject to extensions permitted by Law or applicable rules or regulations;

(s) enter into any new line of business outside of its existing business;

(t) assign, transfer, exclusively license, abandon, waive or permit to lapse any material Company Intellectual Property;

(u) enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(v) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause (i) the Company to fail to qualify as a REIT, or (ii) any Subsidiary of the Company to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT under the applicable provisions of Section 856 of the Code, as the case may be;

(w) enter into or modify in a manner adverse to the Company or Parent or their respective Subsidiaries any Tax Protection Agreement applicable to the Company or any Subsidiary of the Company, make, change or rescind any income or other material election relating to Taxes, change a material method of Tax accounting, file any federal income Tax Return (except to the extent prepared in a manner in accordance with past practice, except as required by applicable Law) or amend any income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim, assessment or dispute, enter into any closing agreement related to Taxes, surrender any right to claim any Tax refund, or request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(x) take any action that would, or fail to take any action, the failure of which to be taken would, reasonably be expected to cause any of the Company Properties to be in violation of any applicable Law or Property Requirement;

(y) take any action (or omit to take any action) if such action (or omission) could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(z) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to the Parent Parties, directly or indirectly, rights to control or direct the operations of the Company or its Subsidiaries prior to the Merger Effective Time.

Section 5.2 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) promptly cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and promptly terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall use commercially reasonable efforts to enforce the provisions of any such agreement, which may include seeking any injunctive relief available to enforce such agreement (provided, that the Company shall be permitted to grant a limited waiver of any standstill provision solely to the extent necessary to permit any Person to make a non-public Acquisition Proposal to the Company Board and solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (I) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board and (II) would constitute, or would reasonably be expected to constitute, a breach of its fiduciary duties under applicable Law). Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a bona fide written Acquisition Proposal, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and the Company Financial Advisors) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clauses (x) or (y) below would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable in the aggregate to the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein); provided, that (I) the Company shall provide Parent a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 5.2 and (II) that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Except as otherwise permitted by this Section 5.2, neither the Company Board nor any committee thereof shall: (i) withdraw, change, amend, modify or qualify, or otherwise publicly propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent the Company Board Recommendation, (ii) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal, (iii) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within five Business Days after Parent’s written request that the Company or the Company Board do so (or subsequently withdraw, change, amend, modify or qualify (or publicly propose to do so), in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such five Business Day period (or, with respect to any Acquisition Proposals or material amendments, revisions or changes to the terms of any such previously publicly disclosed Acquisition Proposal that are publicly disclosed within the last five Business Days prior to the then-scheduled Company Stockholders Meeting, fail to take the actions referred to in this clause (iii), with references to the applicable five Business Day period being replaced such fewer number of Business Days as remains prior to the Company Stockholders Meeting), (iv) within 10 Business Days of a tender or exchange offer relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer, (v) fail to include the Company Board Recommendation in the Proxy Statement (each such action set forth in this Section 5.2(b) being referred to herein as an “Adverse Recommendation Change”), (vi) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement, lease agreement or other agreement relating to any Acquisition Proposal (each, an “Alternative Acquisition Agreement”), or (vii) resolve, agree or propose to take any such actions.

(c) Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2, (x) make an Adverse Recommendation Change in response to an Intervening Event or a Superior Proposal, or (y) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from any material breach of this Section 5.2, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(ii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to an Intervening Event or Superior Proposal or terminate this Agreement pursuant to Section 7.1(d)(ii) unless:

(i) the Company notifies Parent in writing at least five calendar days before taking that action of its intention to do so, and specifies the reasons therefor, including the material terms and conditions of and the identity of the Person making such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new five calendar day period); and

(ii) if Parent makes a proposal during such five calendar day period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and the Company Financial Advisors) that, (A) in the case of a Superior Proposal, such Superior Proposal continues to be a Superior Proposal and (after consultation with outside counsel) the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under applicable Law, or (B) in the case of an Intervening Event, that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties under applicable Law.

During the five calendar day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement pursuant to Section 7.1(d)(ii), the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Breakup Fee pursuant to Section 7.3(b), if applicable).

(d) In addition to the other obligations of this Section 5.2, the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receive (i) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (ii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of and facts surrounding any such indication, inquiry, request, proposal or offer (including the identity of the Person making any such indication, inquiry, request, proposal or offer) and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(a). The Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board at which the Company Board is reasonably expected to consider an Acquisition Proposal.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub, and their respective Affiliates) from the restrictions on any Takeover Law unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(ii).

(g) Nothing contained in Section 5.2(a) shall prohibit the Company from (i) taking and disclosing a position contemplated by Rule 14e 2(a), Rule 14d 9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any “stop, look and listen” communication to the Company stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act if the Company Board (after consultation with outside legal counsel) concludes that its failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that this Section 5.2(g) shall not be deemed to permit the Company or the Company Board to make an Adverse Recommendation Change except in accordance with Section 5.2(c).

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by any Parent Party) at any time relating to any transaction or series of related transactions (other than the Merger) involving: (a) any acquisition or purchase by any Person, directly or indirectly, of twenty percent (20%) or more of (i) any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares) or (ii) twenty percent (20%) or more of the consolidated revenue, net income, assets or properties (measured by the fair market value thereof) of the Company and its Subsidiaries, (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), (c) any merger, consolidation, dissolution, liquidation, partnership, share exchange, business combination, joint venture, recapitalization, reorganization or other transaction involving the Company (or any of the Company’s Subsidiaries) and a Person pursuant to which the Company stockholders immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction (whether by voting power or number of shares) or (d) any sale, lease, exchange, spin-off, transfer or other disposition to a Person of twenty percent (20%) or more of the consolidated net revenues, net income or total assets or properties of the Company and the Company’s Subsidiaries (measured by the fair market value thereof and including equity interests of any of the Company’s Subsidiaries); provided, however, notwithstanding anything contained herein to the contrary, in no instance shall the Phoenix PSA (which is the subject of Section 5.20) or any offer, proposal or indication of interest from a Person relating solely to any Potential Transfer Properties or any of the properties described in Section 6.1(c) of the Company Disclosure Letter (which are the subject of Section 5.15) constitute an Acquisition Proposal.

(ii) “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal (with references in the definition thereof to twenty percent (20%) and eighty percent (80%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) that the Company Board determines in good faith (after consultation with outside counsel and the Company Financial Advisors), taking into account all relevant legal, financial, regulatory and other terms, conditions, and aspects of the proposal as determined by the Board of Directors in good faith to be relevant and the Person making the proposal, and the certainty of their financing, is (A) more favorable to the Common Shareholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis.

Section 5.3 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within 30 calendar days after the date hereof), the Company shall prepare and file a Proxy Statement with the SEC in preliminary form as required by the Exchange Act. As promptly as practicable after the date of this Agreement, the Company shall, in consultation with Parent, set a preliminary record date for the Company Stockholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof. The Company shall obtain and, as promptly as practicable, furnish the information required to be included in the Proxy Statement, shall provide the Parent Parties with any comments that may be received from the SEC or its staff with respect thereto, shall, as promptly as practicable, respond to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall, as promptly as practicable, cause the Proxy Statement in definitive form to be mailed to the Company’s Common Shareholders. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give the Parent Parties and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Parent Parties and their counsel.

(b) As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s Common Shareholders, the Company shall duly call, give notice of, convene and hold a special meeting of its Common Shareholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith (and such Company Stockholders Meeting shall in any event be no later than 45 calendar days after (i) the 10th calendar day after the preliminary Proxy Statement has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the 10th calendar day after the preliminary Proxy Statement has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). The Company may postpone or adjourn the Company Stockholders Meeting solely (i) with the consent of Parent (not to be unreasonably withheld, conditioned or delayed); (ii) (A) due to the absence of a quorum or (B) if the Company has not received proxies representing a sufficient number of Company Common Shares for the Company Stockholder Approval, whether or not a quorum is present, to solicit additional proxies; or (iii) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting; provided, that the Company may not postpone or adjourn the Company Stockholders Meeting more than a total of two times pursuant to clause (ii)(A) and/or clause (ii)(B) of this Section; and provided, further, that no such adjournment or postponement shall delay the Company Stockholders Meeting by more than 10 days, in the aggregate, from the prior-scheduled date or to a date on or after the fifth Business Day preceding the Outside Date. Notwithstanding the foregoing, the Company shall, at the request of Parent, to the extent permitted by Law, adjourn the Company Stockholders Meeting to a date mutually agreed to by the Company and Parent for the absence of a quorum or if the Company has not received proxies representing a sufficient number of Company Common Shares for the Company Stockholder Approval; provided, that the Company shall not be required to adjourn the Company Stockholders Meeting more than two times pursuant to this sentence, and no such adjournment pursuant to this sentence shall be required to be for a period exceeding 10 days, in the aggregate. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company, through the Company Board, shall (i) recommend to its Common Shareholders that they approve the Merger, (ii) include such recommendation in the Proxy Statement and (iii) publicly reaffirm such recommendation within 48 hours after a request to do so by any of the Parent Parties. Without limiting the generality of the foregoing, the Company agrees that (x) except in the event of an Adverse Recommendation Change specifically permitted by Section 5.2(b), the Company shall use its reasonable best efforts to solicit proxies to obtain the Company Stockholder Approval and (y) its obligations pursuant to this Section 5.3(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change; provided, however, that if the public announcement of an Adverse Recommendation Change occurs less than ten calendar days prior the Company Stockholders Meeting, the Company shall be entitled to postpone the Company Stockholders Meeting to a date not more than ten calendar days after such event. Notwithstanding the foregoing, unless this Agreement has been validly terminated pursuant to Section 7.1(b)(ii), the Company shall submit the Merger to the Common Shareholders of the Company for approval at the Company Stockholders Meeting in accordance with this Section 5.3(b) and shall not submit any Acquisition Proposal for approval by the Common Shareholders of the Company.

Section 5.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to the Parent Parties and their respective Representatives reasonable access during normal business hours, during the period prior to the Merger Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as the Parent Parties may reasonably request, including Tax Returns filed and those in preparation and the work papers of its auditors (in each case, in a manner so as to not interfere with the normal business operations of the Company or any of the Company’s Subsidiaries); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. Except as expressly permitted by this Agreement, all confidential information of the Parties shall be held confidential in accordance with the terms of the Confidentiality Agreement between Morning Calm Management, LLC and the Company dated as of July 25, 2024, as amended on the date hereof (the “Confidentiality Agreement”); provided, however, that the Company and its Representatives may, subject to the terms of Section 5.2, disclose such information to any Person that has a reasonable need to know such information in connection with the marketing of any Potential Transfer Properties and negotiating the potential sale thereof, so long as each such Person (i) is informed of the terms of the Confidentiality Agreement and agrees in writing to be bound by the Confidentiality Agreement as if a party thereto or (ii) enters into a confidentiality agreement with the Company in a form reasonably satisfactory to the Company and Parent.

Section 5.5 Regulatory Approvals; Consents.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall commit to the payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary in this Agreement, Parent has the sole right to control and direct all antitrust strategy in connection with review of the transactions contemplated by this Agreement by any Governmental Entity, or any litigation by, or negotiations with, any antitrust authority or other Person relating to any antitrust law and will take the lead in all meetings, discussions, and communications with any Governmental Entity relating to obtaining antitrust approval from the transactions contemplated by this Agreement; provided that Parent will consult with and consider in good faith the comments of the Company in connection with any filing, communication, defense, litigation, negotiation, or strategy. Each of the Parties hereto shall furnish to each other Party such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other Party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

(b) Notwithstanding any other provision of this Agreement to the contrary, in no event shall Parent or any of its Affiliates be required to (i) agree or proffer to divest or hold separate (in a trust or otherwise), or take any other action with respect to, any of the assets or businesses of Parent or any of its Affiliates or, assuming the consummation of the Merger, the Surviving Company or any of its Affiliates, (ii) agree or proffer to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Company Common Shares), (iii) enter into any agreement that in any way limits the ownership or operation of any business of Parent, the Company, the Surviving Company, or any of their respective Affiliates, (iv) agree to obtain prior approval or other approval from a Governmental Entity, or submit a notification or otherwise notify the Governmental Entity, prior to consummating any future transaction (other than the transactions contemplated by this Agreement) or (v) defend against the entry of any decree, order, or judgment that would restrain, prevent or delay consummation of the Agreement, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement.

Section 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such Party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) any Action commenced or, to such Party’s knowledge, threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder.

Section 5.8 Indemnification, Exculpation and Insurance.

(a) From and after the Merger Effective Time, Parent shall cause the Surviving Company to indemnify and hold harmless each present and former director and officer of the Company determined as of the Merger Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action arising out of the fact that such Indemnified Party is or was a director or officer of the Company, whether asserted or claimed prior to, at or after the Merger Effective Time, to the fullest extent that the Company would have been permitted under the Laws of the State of Maryland and the Company Group Organizational Documents in effect on the date of this Agreement to indemnify such Person (and Parent and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Company Group Organizational Documents; provided, that the Person to whom expenses are advanced shall provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

(b) For six years after the Merger Effective Time, Parent shall cause to be maintained in effect the provisions in the Company Group Organizational Documents in existence on the date of this Agreement and made available to Parent regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Merger Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other transactions contemplated by this Agreement).

(c) At or prior to the Merger Effective Time, the Company shall purchase a six year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries, with respect to matters arising at or prior to the Merger Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than two hundred percent (200%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Annual Premium Amount”), and if the cost of such “tail” policy would otherwise exceed the Annual Premium Amount, the Company shall be permitted to purchase as much coverage as reasonably practicable for the Annual Premium Amount. The Company shall in good faith cooperate with Parent prior to the Merger Effective Time with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) The rights and obligations under this Section 5.8 shall survive consummation of the Merger and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions thereof.

Section 5.9 Financing and Financing Cooperation.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, advisable or proper to obtain the proceeds of the Financing contemplated by the Commitment Letters at or prior to the Closing on the terms and conditions described in the Commitment Letters, including by: (i) maintaining in effect the Commitment Letters and any Definitive Debt Financing Agreements and complying with its obligations thereunder in all material respects; (ii) negotiating and entering into definitive debt financing agreements on the terms and conditions consistent with the Debt Commitment Letter (the “Definitive Debt Financing Agreements”); and (iii) satisfying on a timely basis all conditions, within the control of Parent, to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements and complying in all material respects with their obligations thereunder. Parent shall comply with its obligations in all material respects, and enforce its rights, under the Commitment Letters and Definitive Debt Financing Agreements in a timely and commercially reasonable manner and shall not take any action (or fail to take any action) which would give rise to a right of any Financing Source Party to terminate the Debt Commitment Letter. Without limiting the generality of the foregoing, in the event that all conditions contained in any Commitment Letters or the Definitive Debt Financing Agreements (other than the consummation of the Merger and those conditions that by their nature are to be satisfied on the Closing Date or, with respect to the Debt Financing, the availability of the Equity Financing) have been satisfied, Parent shall cause the Financing Source Parties and Equity Investors party thereto to comply with their respective obligations thereunder, including to fund the Financing and to pay related fees and expenses on the Closing Date; provided that in no event shall Parent be required to commence any litigation or other proceeding against any Financing Source Party or Equity Investor or other financial institution to compel performance of its portion of the Financing or otherwise comply with its obligations under the applicable Commitment Letter or Definitive Debt Financing Agreement. Parent shall keep the Company reasonably informed on a regular and current basis and in reasonable detail of the status of its efforts to arrange the Financing contemplated by the Commitment Letters and any other financing and shall give the Company prompt notice of (x) any fact, change, event or circumstance that is reasonably likely to have, individually or in the aggregate, an adverse impact on the Financing, or the availability of the Financing, contemplated by the Commitment Letters and (y) any actual or threatened material breach or default or cancellation, termination or repudiation by any party to the Commitment Letters or Definitive Debt Financing Agreements of which Parent obtains actual knowledge and shall deliver to the Company copies of any written notice or other written communication from any Financing Source Party, Equity Investor or other financing source of any such actual or threatened material breach or default or cancellation, termination or repudiation.

(b) Prior to the Merger Effective Time, Parent shall not, without the Company’s prior written consent: (i) agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any provision under, the Commitment Letters or Definitive Debt Financing Agreements; provided that Parent may, without the Company’s prior written consent, (A) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letters or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to, (x) reduce the amount of the Financing contemplated by the Commitment Letters (taken as a whole, and giving effect to any concurrent increase in the amount of commitments under the Equity Commitment Letters) below the amount necessary to pay the Acquisition Amounts, (y) adversely affect the ability of Parent to enforce its rights against any other party to the Commitment Letters or the Definitive Debt Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Parent to enforce its rights against the other parties to the Commitment Letters as in effect on the date hereof or (z) prevent, delay or impede the consummation of the Merger, the Financing or the other transactions contemplated by this Agreement; and (B) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, delay or impede the consummation of the Merger, the Debt Financing or the other transactions contemplated by this Agreement, but only, with respect to the foregoing clauses (A) and (B), to the extent doing so would not impose new or additional conditions or expand any existing condition to the amount, receipt or availability of the Financing (any amendment, replacement, supplement or other modification that is prohibited by this Section 5.9(b) without the Company’s prior written consent, a “Prohibited Modification”); or (ii) terminate the Commitment Letters or the Definitive Debt Financing Agreements, except in connection with any replacement of the Debt Commitment Letter in accordance with the foregoing clause (i)(B). Upon any such amendment, replacement, supplement modification or waiver, the term “Debt Commitment Letter”, “Equity Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter, Equity Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Parent shall promptly deliver to the Company copies of any such amendment, replacement, supplement or other modification and/or such waiver of any provision of the Debt Commitment Letter, Equity Commitment Letter and/or Definitive Debt Financing Agreements.

(c) If all or any portion of the Debt Financing becomes unavailable, or any of the Debt Commitment Letter or Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, then Parent shall (i) use its reasonable best efforts to arrange and obtain, as promptly as practicable, from the same and/or alternative financing sources, alternative financing with terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable, in the aggregate, to Parent and its Affiliates than the terms and conditions (taken as a whole) in the applicable Debt Commitment Letter as of the date hereof (including with respect to funding and timing of funding) in an amount sufficient to consummate the transactions contemplated by this Agreement and pay the Acquisition Amounts and which does not include any Prohibited Modification including conditions to the consummation of such Alternative Financing that are more onerous than the conditions set forth in the Commitment Letters as of the date hereof; provided that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required to (x) pay or incur materially more (taken as a whole) fees, original issue discounts or pricing relative to the pricing or fee terms of the applicable Debt Commitment Letter, as in effect on the date hereof, or (y) seek equity financing from any Person other than the Equity Investors or in an amount in excess of the Equity Financing contemplated by the Equity Commitment Letters as of the date hereof or on terms and conditions that, in the aggregate, when taken as a whole, are not materially less favorable to Parent than the terms and conditions (taken as a whole) in the Equity Commitment Letters as of the date hereof and (ii) promptly notify the Company of such unavailability and the reason therefor. In the event any alternative financing is obtained in accordance with this Section 5.9(c) (“Alternative Financing”), references in this Agreement to the Debt Financing shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letter and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Parent pursuant to this Section 5.9 shall be applicable thereto to the same extent as Parent’s obligations with respect to the Debt Financing.

(d) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, use reasonable best efforts to provide such cooperation as is reasonably requested by Parent in writing in connection with the Debt Financing and is customarily provided for issuers in financings of the type contemplated by the Debt Commitment Letter, including using reasonable best efforts to:

(i) upon reasonable prior written notice cause the participation by appropriate and applicable senior management of the Company in a reasonable number of meetings, presentations, roadshows, conference calls, drafting sessions, due diligence sessions (including accounting due diligence sessions) and meetings with prospective lenders upon reasonable prior written notice (but not more than six primary bank meetings), and ratings agencies, in each case, which may be, at the Company’s option, on a telephonic or videoconference basis;

(ii) provide reasonable and customary assistance to Parent and the Financing Sources in the preparation of customary syndication memoranda, lenders and ratings agency presentations, offering memoranda, private placement memoranda (including under Rule 144A and/or Regulation S under the Securities Act), registration statements, and prospectuses and prospectus supplements under the Securities Act and other marketing materials in connection with a syndicated financing, securities (including CMBS) offering or other debt offering in connection with the Debt Financing, including the execution and delivery of customary authorization letters, confirmations and undertakings related thereto (including customary representations with respect to the presence or absence of material non-public information in the public-side versions of documents and the absence of material misstatements or omissions);

(iii) provide (x) Parent and the Financing Sources and their respective Representatives with historical financial statements, rent rolls, occupancy reports, operating statistics regarding the Company Properties, real estate tax bills, tax abatement agreements, operating and capital budgets, pay-off letters, tax returns and other pertinent financial information regarding the Company and its Subsidiaries, and reasonably cooperate with such Financing Sources and their respective Representatives with respect to other reasonable and customary due diligence requests; and (y) customary and reasonable assistance to Parent in the preparation of pro forma financial statements and pro forma financial information; it being understood that Parent shall be responsible for the preparation of any pro forma financial statements for the Debt Financing (including the preparation of any pro forma calculations, any post-Closing or other pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments that may be included therein), and (z) pertinent information, and update the same reasonably requested, to Parent describing the Company or its Subsidiaries to be used in marketing or offering materials prepared in accordance with normal customary practice in connection with the Debt Financing such that, after giving effect to such updates, (A) such information, when taken as a whole, does not contain as of the time provided, any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made, and (B) the financial statements and other financial information included in such updated information are sufficiently current pursuant to Rule 3-12 under Regulation S-X to the extent applicable and permit the Company’s independent auditors to issue a customary comfort letter, including customary “negative assurance” comfort (in accordance with normal practices and procedures);

(iv) provide Parent and the Financing Sources and their respective Representatives with (x) upon Parent’s reasonable request, access to any of the Company Properties during normal business hours to conduct inspections and appraisals thereof, (y) customary and reasonable assistance with respect to (i) obtaining estoppel certificates and, if reasonably required by the Financing Sources, SNDAs with respect to any of the Company Properties, and (ii) other due diligence requests regarding the Company Properties, including reports and other information regarding title, survey, tax, environmental (including Phase I environmental site assessments and, if appropriate, Phase II environmental site assessments), engineering, seismic, property condition, legal, zoning, and other licensing and permitting matters;

(v) instruct the Company’s certified independent auditors to provide to Parent and the Financing Sources (x) customary consent to use of their audit reports in any materials relating to the Debt Financing, including SEC filings and offering memoranda that include or incorporate the party’s consolidated financial information and their reports thereon in accordance with normal customary practice, and (y) customary comfort letters (including “negative assurances” comfort) with respect to historical financial information in connection with the Debt Financing relating to the Company and its Subsidiaries in customary form;

(vi) furnish Parent and the Financing Sources promptly, and in any event at least four Business Days prior to the Closing Date (to the extent requested at least nine Business Days prior to the Closing Date), all documentation and other information required under the Debt Commitment Letter to the extent required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act of 2001 and rules adopted by the Financial Crimes Enforcement Network of the U.S. Treasury Department, but in each case, solely as relating to the Company and its Subsidiaries and their respective joint venture partners and property managers;

(vii) cause (x) the taking of such corporate actions within the control of the Company as reasonably necessary to permit the completion of the Debt Financing, and (y) solely to the extent full draft and final copies of such documentation that are available have been provided to the Company and its attorneys, the execution and delivery to Parent or the Financing Sources, as applicable, of customary evidence of authority and customary officer’s certificates, in each case, that have been prepared by Parent and solely to the extent related to the Company and its Subsidiaries and solely as reasonably requested in writing by Parent; provided, however, that no officer or director of the Company or any of its Subsidiaries who is not remaining in such position following the Closing shall be obligated to execute any evidence, certificate or other document contemplated by this Section 5.9(d) in connection with the Debt Financing and no such evidence, certificate or other document shall be effective prior to the Closing; and

(viii) provide reasonable and customary assistance to Parent in the preparation and execution of the definitive documentation in connection with the Debt Financing, including the execution and delivery by the Company and its Subsidiaries to Parent or the Financing Sources, as may be requested by Parent, effective only upon the Closing, of, or completing any schedules or other customary informational requirements relating to the Company and its Subsidiaries with respect to, any credit agreements, purchase agreements, indentures, guarantees, pledge and security documents, other definitive financing documents or other certificates or documents contemplated by the Debt Financing, hedging agreements reasonably requested by Parent and otherwise facilitating the creation and perfection of the security interests in the collateral contemplated by the Debt Financing; provided that no such document or certificate or the creation or perfection of any security interest in any of the equity of or assets owned by the Company and its Subsidiaries shall be effective prior to Closing.

Notwithstanding anything to the contrary in this Agreement (A) no obligations of the Company or any of its Subsidiaries or any of its or their Representatives under any certificate, document or instrument delivered pursuant to this Section 5.9(d) (except for the passing of resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing) shall be required to be effective until the Merger Effective Time. In addition, notwithstanding anything in this Section 5.9 to the contrary, in fulfilling its obligations pursuant to this Section 5.9, none of the Company, its Subsidiaries or its or their respective Representatives shall be required to (i) pay any commitment or other fee, provide any security or incur any liability or obligation in connection with the Debt Financing or any other financing, (ii) take or permit the taking of any action that would conflict with the Company Group Organizational Documents, (iii) take or permit the taking of any action that would reasonably be expected to conflict with, result in any material violation or breach of, or default (with or without lapse of time, or both) under, any applicable Law or Contracts of the Company or any of its Subsidiaries, (iv) provide access to or disclose information that the Company or any of its Subsidiaries determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries, (v) prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (vi) pass resolutions or consents or approve or authorize the execution of or amendment of, or execute or amend, the Debt Financing or the Definitive Debt Financing Agreements or any agreement, document or instrument of any kind (other than any customary authorization letters), except for (x) resolutions or consents which are subject to the occurrence of the Closing passed by directors or officers continuing in their positions following the Closing and (y) as otherwise specified in this Section 5.9(d), (vii) cause any director, officer or employee or stockholder of the Company or any of its Subsidiaries to incur any personal liability, (viii) take or permit the taking of any action that would cause any representation or warranty in this Agreement to be breached by the Company or any of its Subsidiaries or (ix) provide any cooperation that, in the reasonable opinion of the Company, would materially and adversely interfere with the ongoing operations of the Company and its Subsidiaries; (B) nothing in this Section 5.9(d) shall require the Company or any of its Subsidiaries, prior to the Merger Effective Time, to be an issuer or other obligor with respect to the Debt Financing; and (C) Parent is authorized to use in connection with the Debt Financing, the Equity Financing and the Specified Loan Consents any and all information and materials provided, or caused to be provided, by the Company and its Subsidiaries under this Section 5.9(d), including delivery of such information and materials to the Financing Sources, Equity Investors and/or Loan Consent Parties.

(e) All non-public or otherwise confidential information regarding the Company or its Subsidiaries obtained by Parent or its Representatives pursuant to this Section 5.9 shall be kept confidential and otherwise treated in accordance with Section 5.4, the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Financing Source Parties, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter or other customary confidentiality undertakings in the context of customary syndication practices from Financing Source Parties not party to the Debt Commitment Letter). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.

(f) At Parent’s written request, the Company shall use its commercially reasonable efforts to facilitate the delivery of a customary payoff letter, in form and substance reasonably acceptable to Parent, executed by the lenders (or their duly authorized agent or representative) under the Company Credit Agreement (the “Payoff Letter”) at least one Business Day prior to Closing and cooperate with any back-stop, “roll-over” or termination of any existing letters of credit under the Company Credit Agreement. Contemporaneously with the Closing, Parent shall pay (or cause to be paid) to the lenders under the applicable Company Credit Agreement the amount specified in the Payoff Letter with respect thereto (including after giving effect to any per diem amount specified therein, to the extent applicable) in cash in immediately available funds to the bank account(s) specified therein to discharge all obligations of the Company and its Subsidiaries outstanding under the applicable Company Credit Agreement (including the release and discharge of any related guarantees, liens and security interests) and to terminate the commitments thereunder.

(g) Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of Parent’s obligations hereunder.

Section 5.10 Stockholder Litigation. The Company shall give Parent the opportunity to participate in (but not control) the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to the Merger or any of the other transactions contemplated by this Agreement. The Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company and/or its directors or officers relating to the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 5.11 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of the NYSE to enable the delisting by the Surviving Company of the Company Common Shares and the Company Preferred Shares from the NYSE and the deregistration of the Company Common Shares and the Company Preferred Shares under the Exchange Act as promptly as practicable after the Merger Effective Time, and in any event no more than 15 days after the Closing Date.

Section 5.12 Public Announcements. Except with respect to any Adverse Recommendation Change or announcement made with respect to any Acquisition Proposal or Superior Proposal expressly permitted by Section 5.2, the Parent Parties, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the Parties.

Section 5.13 Tax Representation Letter. The Company shall (a) use its reasonable best efforts to obtain or cause to be provided, as appropriate, the opinion of counsel referred to in Section 6.2(e) and (b) deliver to DLA Piper LLP (US), counsel to the Company, or other counsel described in Section 6.2(e), a tax representation letter, dated as of the Closing Date and signed by an officer of the Company, containing customary representations of the Company as shall be reasonably necessary or appropriate to enable DLA Piper LLP (US) (or such other counsel described in Section 6.2(e)) to render the opinion described in Section 6.2(e) on the date of the Merger Effective Time.

Section 5.14 Accrued Dividends. In the event that a distribution of Company Common Shares permitted under the terms of this Agreement has (a) a record date prior to the Merger Effective Time and (b) has not been paid as of the Merger Effective Time, the holders of shares of Company Common Shares shall be entitled to receive such distribution from the Company as of immediately prior to the time such shares or units are exchanged pursuant to Article II.

Section 5.15 Property Level Loan Documents.

(a) The Company shall, and shall cause its Subsidiaries and Representatives to, (i) use commercially reasonable efforts to obtain (x) each of the Loan Consents specified on Section 5.15(a) of the Company Disclosure Letter (the “Specified Loan Consents”), pursuant to the applicable Property Level Loan Documents specified on Section 5.15(a) of the Company Disclosure Letter (the “Specified Loan Documents”) from the applicable counterparties thereto (each, a “Loan Consent Party”) and (y) the third-party consents described in Section 6.1(c) of the Company Disclosure Letter (the “Third-Party Closing Consents”), in each case, promptly after the date of this Agreement, including the preparation and delivery of any information relating to the Company and its Subsidiaries as may be reasonably requested by any such lender, any loan servicer on behalf of any lender or any rating agency and, to the extent applicable to the Specified Loan Consents or Specified Loan Documents, such information and materials as the Company is required to provide or cause to be provided under and in accordance with Section 5.9(d) with respect to Debt Financing and (ii) act in a coordinated manner with Parent and pursuant to the reasonable direction of Parent with respect to obtaining the Specified Loan Consents and Third-Party Closing Consents. Without limiting the foregoing, the Company agrees as follows:

(i) the Company (x) shall keep Parent informed in all material respects of any communications and notices, whether formal or informal, oral or written, from, or on behalf of, any Loan Consent Party or any of the applicable counterparties or their Representatives in connection with the Third-Party Closing Consents (the

“Third-Party Closing Consent Counterparties”) received by the Company or any of its Subsidiaries or Representatives, which notification shall include a copy of any applicable correspondence (or summaries thereof if verbal) and (y) shall not, and shall not cause or permit any of its Subsidiaries or Representatives to, (A) deliver any communications or notices to any Loan Consent Party or their Representatives or any of the Third-Party Closing Consent Counterparties or their Representatives, in each case, without Parent’s prior approval (not to be unreasonably withheld, conditioned or delayed), or (B) engage or participate in any meeting or discussion, whether telephonic or in-person, with any Loan Consent Party or their Representatives or with any of the Third-Party Closing Consent Counterparties or their Representatives with respect to the Specified Loan Consents, the Third-Party Closing Consents, the Merger or the transactions contemplated pursuant to this Agreement without giving Parent prior notice of such meeting or discussion and the reasonable opportunity to attend or participate in such meeting or discussion;

(ii) the Company shall not deliver any documents or communicate or participate in meetings or discussions (other than ordinary course, non-substantive administrative communications or discussions) with any Loan Consent Party or any of the Third-Party Closing Consent Counterparties or any other third party in connection therewith without Parent’s prior consent and approval of such document or communication (in each case, not to be unreasonably withheld, conditioned or delayed);

(iii) the Company shall not, without Parent’s prior consent (not to be unreasonably withheld, conditioned, or delayed), enter into any agreement, or otherwise agree or commit to any arrangement or agreement, that would bind or commit the Company or any of its Subsidiaries in connection with (subject to the limitations set forth in Section 6.1(c) of the Company Disclosure Letter) the Third-Party Closing Consents or the Specified Loan Consents;

(iv) the Company shall, upon the reasonable request of Parent or if required or requested by any Loan Consent Party or Third-Party Closing Consent Counterparties, participate in meetings or discussions (x) between Parent and any Loan Consent Party or their Representatives with respect to the Loan Consents and (y) between Parent and any Third-Party Closing Consent Counterparties or their Representatives with respect to the Third-Party Closing Consents, and take such actions as reasonably requested by Parent with respect to obtaining ratings as required for the Loan Consents or the Third-Party Closing Consents (including the participation in such meetings or discussions of the Company’s senior management);

(v) the Company shall take such actions as reasonably requested by Parent with respect to establishing or maintaining, as of the Closing, bank and other accounts and blocked account agreements and lock box arrangements in connection with any Indebtedness the subject of or related to any Loan Consent and Third-Party Closing Consents;

(vi) the Company shall take such actions as reasonably requested by Parent with respect to obtaining waivers, consents, estoppels and approvals, to the extent reasonably necessary, proper or advisable in connection with any Loan Consent or Third-Party Closing Consents, from other parties to the Company Leases, the Property Level Loan Documents, encumbrances on any Company Property and any other Contracts to which the Company or any Subsidiary of the Company is a party;

(vii) the Company shall execute and deliver customary certificates, legal opinions, or other documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Indebtedness underlying the Loan Consents and Third-Party Closing Consents as may be reasonably requested by Parent, any Loan Consent Party or Third-Party Closing Consent Counterparty; provided, that the Company may elect to form a committee comprised of one or more individuals designated by Parent to be appointed by the Company as a director immediately prior to the Merger Effective Time to execute any such documents;

(viii) the Company shall take all corporate actions, subject to the occurrence of the Closing, reasonably necessary or customary to permit the consummation of any Loan Consent and any Third-Party

Closing Consents on the Closing Date (including executing and delivering certificates with respect to solvency matters and cooperating with respect to any request any lender or any loan servicer on behalf of any such lender has with respect to a new non-consolidation opinion); provided, that the Company may elect to form a committee comprised of one or more individuals designated by Parent to be appointed by the Company as a director immediately prior to the Company Merger Effective Time to execute any such documents;

(ix) the Company (x) shall take commercially reasonable efforts to ensure that it complies in all material respects with the terms of each of the Property Level Loan Documents and refrain from taking any action that would reasonably be expected to lead to a non-curable and material breach, violation or default under any of the Property Level Loan Documents (other than actions in connection with the Merger, the Debt Financing, the Loan Consents, and the other transactions contemplated by this Agreement that are taken at the written direction of Parent), and (y) shall not, except as otherwise expressly permitted under this Agreement, enter into any waiver, amendment or modification, or otherwise supplement or change any of the Property Level Loan Documents (other than in connection with obtaining the Loan Consents and the Third-Party Closing Consents in accordance with the terms of this Agreement);

(b) The Company shall engage in a process to market for sale or facilitate consensual disposition with specified lenders of each of the Company Properties set forth on Section 5.15(b) of the Company Disclosure Letter and Section 6.1(c) of the Company Disclosure Letter (the “Potential Transfer Properties”) in accordance with terms set forth in Section 5.15(b) of the Company Disclosure Letter; provided, that the Company shall not enter into any definitive Contract with respect to the potential sale, transfer or distribution of any of the Potential Transfer Properties that would become effective prior to the Closing without the prior written consent of Parent.

(c) Notwithstanding anything to the contrary in the foregoing, Parent and the Company shall jointly control the strategy for securing the Third-Party Closing Consents and Loan Consents as soon as practicable.

(d) Parent and its Affiliates shall not be obligated to make any payment or commercial concession to any third party, or incur any liability, as a condition to, or in connection with, effecting any consents or amendments contemplated by the Loan Consents or the Third-Party Closing Consents. Notwithstanding the foregoing, Parent shall reasonably cooperate with the Company, including but not limited to, with respect to any assignment and assumption process between the Company and any lender or third-party in connection with the satisfaction or waiver of the conditions set forth in Schedule 6.1(c) of the Company Disclosure Letter, and make its Representatives reasonably available to, and provide information, documents, and any other materials that may be required to be provided to, any Loan Consent Party, lender, any loan servicer on behalf of any lender, any rating agency, or any third party, in relation to the satisfaction or waiver of the conditions set forth in Schedule 6.1(c) of the Company Disclosure Letter, including the Third-Party Closing Consents, pursuant to the terms of the applicable Property Level Loan Documents, in each case, solely with respect to the matters set forth in this Section 5.15 and Section 6.1(c). The Company and its Subsidiaries (i) shall not be required to execute any document or make any statements, certifications, or analysis for the benefit of Parent or any other person, other than documents, statements, certifications and analyses to become effective immediately upon the Closing and (ii) shall not be required to pay any commitment or other similar fee, pay or incur any costs, fees, or expenses (unless reimbursable by Parent or otherwise expressly provided for in this Agreement) or incur any other material obligation or liability in connection with this Section 5.15 prior to the Merger Effective Time and, except as expressly set forth in Section 6.1(c) of the Company Disclosure Letter, the Company and its Subsidiaries shall not, without Parent’s prior written consent make any such payments or commitments; provided, that the Company shall agree to any such payments or take any such actions, if either permitted by Section 6.1(c) of the Company Disclosure Letter or directed by Parent. Parent shall make available funds in connection with obtaining the Loan Consents, as set forth in Section 5.15(d) of the Company Disclosure Letter. For the avoidance of doubt, any such funds shall be payable by Parent regardless of whether the Merger and the transactions contemplated pursuant to this Agreement are actually consummated in accordance with the terms of this Agreement. Without the prior written consent of Parent, except as provided in Section 5.15(d) and Section 5.1(i) of the Company Disclosure Letter, (A) the Company shall not prepay all or any portion of any Indebtedness or establish or fund any reserves in connection with obtaining the Loan Consents (except as expressly set forth in Section 6.1(c) of the Company Disclosure Letter), and (B) the Company shall not, and it shall not agree to, amend, modify, supplement or waive the terms and conditions of the outstanding Indebtedness, including, without limitation, changing any of the parties subject to the obligations of such Indebtedness of the Company, increasing the principal amount or interest due or changing the maturity date.

(e) Notwithstanding anything to the contrary in this Section 5.15 and Section 6.1(c), but subject in all respects to the terms of Section 5.1, the Company and its Subsidiaries shall be permitted to, without the prior consent of Parent, take such actions as are necessary in the ordinary course of business for the Company and its Subsidiaries to maintain compliance with the debt obligations of the Company and its Subsidiaries.

Section 5.16 Updated Portfolio Data Tape and Rent Rolls.

(a) The Company shall make available to Parent, (i) within three Business Days after the end of each calendar month, if requested in writing by Parent for such calendar month and (ii) three Business Days prior to the anticipated Closing Date, an update of the type of ordinary course reports prepared and provided to the Company’s management team on a regular basis regarding the Company’s business operations, as of (x) in respect of clause (i), the end of the preceding calendar month and (y) in respect of clause (ii), the most recent practicable date prior to the anticipated Closing Date.

(b) The Company shall update the rent rolls provided to Parent pursuant to Section 3.18(e) of the Company Disclosure Letter on a monthly basis and deliver to Parent such updated rent roll (i) no later than the third Business Day following the last day of each preceding month and (ii) three Business Days prior to the anticipated Closing Date.

Section 5.17 Director and Officer Resignations. If requested in writing by Parent, the Company shall obtain and deliver to Parent at the Closing, in form reasonably satisfactory to Parent, resignations effective as of the Merger Effective Time executed by each director and officer of Company and its Subsidiaries in office immediately prior to the Merger Effective Time.

Section 5.18 Redemption of Company Preferred Shares (a) The Company shall deliver to each holder of record of Company Preferred Shares a notice of redemption (the “Preferred Stock Redemption Notice”) with respect to the Company Preferred Shares held by such holder in accordance with the requirements set forth in the Company Organizational Documents; (b) at or prior to the Merger Effective Time, Parent, on behalf of the Company and the Surviving Company, shall irrevocably set aside and deposit with the Paying Agent as part of the Payment Fund, separate and apart from its other funds, in trust for the benefit of the holders of the Company Preferred Shares, cash in immediately available funds in an amount equal to the aggregate amount of Company Preferred Share Consideration payable to the holders of Company Preferred Shares (such amount, the “Preferred Stock Redemption Amount”) and (c) Parent and the Company shall, effective as of immediately prior to the Merger Effective Time, give irrevocable instructions to the Paying Agent for the payment of the Preferred Stock Redemption Amount in accordance with the Company Organizational Documents and the terms of this Agreement. At and following the Closing, the Surviving Company shall perform any and all things and take any actions as may be needed to confirm the complete redemption of the Company Preferred Shares in accordance with the Company Organizational Documents and Preferred Stock Redemption Notices, and shall cause payment of the Company Preferred Share Consideration to be made by the Paying Agent in accordance with Section 2.3. The Preferred Stock Redemption Notices shall be prepared by the Company and be reasonably acceptable to Parent, and shall comply in all material respects with the specifications and timing requirements of the Company Organizational Documents for the Company Preferred Shares and shall state that the Company Preferred Shares shall be redeemed effective as of immediately prior to, and conditioned upon the occurrence of, the Merger Effective Time.

Section 5.19 Tax Matters.

(a) Parent and the Company shall cooperate in good faith in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Parent shall pay or cause to be paid all Transfer Taxes.

(b) The Company shall cooperate and consult in good faith with Parent with respect to maintenance of the REIT status of the Company (and any of the Company’s Subsidiaries that is a REIT) for the Company’s 2025 taxable year, including by providing Parent information supporting amounts distributed and the calculation of the amount required to be distributed pursuant to Section 857(a) of the Code.

Section 5.20 Phoenix PSA. The Company shall (a) promptly deliver to Parent copies of all waivers, notices, requests for consents and other material communications delivered by or to the Company or any of its Subsidiaries pursuant to the terms of, or otherwise in connection with, the Phoenix PSA, including with respect to any consents of third parties that are conditions to the closing of the transactions contemplated therein, and (b) not amend, modify or restate the Phoenix PSA, or cause or permit any of the foregoing, or take, or cause or permit the taking of, any action with respect to the Phoenix PSA that would result in (i) the waiver of any material the rights of, or terms or conditions in favor of, Seller (as defined in the Phoenix PSA), (ii) Buyer (as defined in the Phoenix PSA) having the right to terminate the Phoenix PSA, or (iii) Seller (as defined in the Phoenix PSA) exercising the Seller Termination Right (as defined in the Phoenix PSA), in each case, without the prior written consent of Parent.

Section 5.21 Employee Benefit Matters.

(a) From and after the Closing and for a period of 12 months immediately following the Closing, Parent shall provide or cause its Subsidiaries, including, following the Closing, the Company, to provide each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Closing (each, a “Continuing Employee”) and for so long as such Continuing Employee continues to be an employee of the Surviving Company or any of its Subsidiaries during such 12-month period, with (i) a base salary or hourly wage rate, as applicable, and a target annual cash bonus opportunity, in each case, that is no less favorable than as provided to such Continuing Employee immediately prior to the Closing and (ii) employee benefits (excluding equity-linked and other long-term incentive compensation opportunities, transaction, change in control, retention and similar bonuses and payments, perquisites, and nonqualified deferred compensation, defined benefit pension and retiree medical benefits) that are no less favorable, in the aggregate, than those provided to such Continuing Employee immediately prior to the Closing.

(b) Parent shall, and shall cause its Subsidiaries to, provide each Continuing Employee with service credit for such individual’s period of service with the Company and its Subsidiaries prior to the Closing for purposes of eligibility, vesting and, with respect to vacation and severance benefits, benefit accrual under each employee benefit plan sponsored by Parent or any of its Subsidiaries or Affiliates (each a “Parent Plan”) to the same extent such service was recognized for such purposes under the analogous Company Plan by the Company or any of its Subsidiaries as of immediately prior to the Closing, except, in each case, to the extent such treatment would result in a duplication of benefits or compensation. For purposes of each Parent Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (i) waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under such Parent Plan to the same extent such conditions did not apply to such Continuing Employee under an analogous Company Plan as of immediately prior to the Closing, and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under any Company Plan during the plan year in which the Closing occurs for purposes of satisfying such year’s deductible and co-payment limitations applicable to such Continuing Employee under the relevant Parent Plans.

(c) Parent shall provide, or cause to be provided, each Continuing Employee whose employment terminates during the 12 month period following the Closing Date with severance benefits to which the Continuing Employee would have been entitled to receive as of immediately prior to the Closing pursuant to the terms of the severance policies, agreements, or arrangements set forth on Section 5.21(c) of the Company Disclosure Letter.

(d) Notwithstanding the foregoing, nothing contained herein, express or implied, (i) shall be treated as the creation or establishment of, an amendment of or an undertaking to amend, or shall limit or alter the ability of Parent or any of its Affiliates or any of Parent’s joint- or co-investors (or, following the Closing, the Company or any of its Subsidiaries) to amend, modify or terminate, any Company Plan, Parent Plan or any other employee benefit plan, program or arrangement, as applicable, (ii) is intended to or shall confer any rights, benefits, remedies, obligations or liabilities of any nature whatsoever hereunder upon any Person (including, without limitation, any director, officer or employee and any dependent or beneficiary thereof) other than the Parties and their respective successors and assigns, or (iii) guarantees the employment of any Continuing Employee or of any other Person for any specific period of time following the Closing or otherwise limits the ability of Parent or any of its Affiliates or any of Parent’s joint- or co-investors (including, following the Closing, the Company or any of its Subsidiaries) to terminate the employment of any Continuing Employee at any time and for any reason.

(e) Effective on the Closing Date, the Company shall, or shall cause its applicable Subsidiary to, terminate the employment of the employees set forth in Section 5.21(e) of the Company Disclosure Letter (collectively “Executives” and each an “Executive”) without Cause, as such term is defined in each of the Executives’ employment agreements entered into between the Company (or any of its Affiliates) and the respective Executive (each, as amended, an “Executive Employment Agreement”) and, in connection with each such termination, the Executives shall be entitled to receive the severance payments and benefits set forth in Section 10 of their respective Executive Employment Agreement in accordance with the terms therein.

(f) Unless otherwise notified by Parent no fewer than five days prior to the Closing Date, the Company (or its applicable Affiliate), effective as of no later than one Business Day prior to the Closing Date, shall take all actions necessary and appropriate to: (i) terminate any Company Plan intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plan”) in compliance with its terms and the requirements of applicable Law, including through any required withdrawal, spin-off and termination of such Company 401(k) Plan with the sponsoring entity thereof, (ii) make all employee and employer contributions to the Company 401(k) Plan for all periods of service prior to the Closing Date, including such contributions that would have been made had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) one hundred percent (100%) vest all participants under the Company 401(k) Plan. By no later than the date prior to the Closing Date, the Company shall provide Parent with copies of the written action approving the termination of the Company 401(k) Plan in accordance with this Section 5.21(f) in a form reasonably satisfactory to Parent.

Section 5.22 Section 16 Matters. Prior to the Merger Effective Time, the Company Board shall take all such steps as may be required to cause any dispositions of Company Common Shares (including derivative securities with respect to such Company Common Shares) resulting from the transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(b) of the Exchange Act with respect to the Company immediately prior to the Merger Effective Time, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each Party to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(c) The Company (or applicable Subsidiary) shall have received the third-party consents or otherwise satisfied the requirements of Section 6.1(c) of the Company Disclosure Letter.

Section 6.2 Conditions to the Obligations of the Parent Parties. The obligations of the Parent Parties to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first three sentences of Section 3.2(a) shall be true and correct, other than de minimis inaccuracies, as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 3.1 (solely as it relates to the Company and not the Company’s Subsidiaries), Section 3.2(a) (other than the first four sentences thereof and solely as it relates to the Company and not the Company’s Subsidiaries), Section 3.4, Section 3.18, Section 3.20, Section 3.21 and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (iii) each of the remaining representations and warranties of the Company set forth in this Agreement, including Section 3.1 (solely as it relates to the Company’s Subsidiaries) and Section 3.2(a) (other than the first four sentences thereof and solely as it relates to the Company’s Subsidiaries), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of such time (except to the extent a representation or warranty is made as of a specified time, in which case such representation or warranty shall be true and correct at and as of such time); provided, that notwithstanding anything herein to the contrary, the condition set forth in this Section 6.2(a)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of this Section 6.2(a)(iii) without any materiality, Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. Parent shall have received a certificate signed on behalf of the Company certifying as to the matters set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d), dated as of the Closing Date.

(d) Absence of Material Adverse Effect. Since the date of this Agreement there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(e) REIT Qualification Opinion. The Company shall have delivered to Parent a written tax opinion of DLA Piper LLP (US) (or such other nationally recognized REIT counsel as may be reasonably acceptable to Parent and the Company), substantially in the form attached as Exhibit A to this Agreement (or as otherwise reasonably acceptable to Parent), dated as of the Closing Date, to the effect that, beginning with its taxable year ended December 31, 2014 and ending with its taxable year that ends with the Merger, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the

Code (which opinion shall be based upon a representation letter substantially in the form attached as Exhibit B to this Agreement).

(f) No Waivers or Defaults. No event of default that is either (i) incapable of being cured or (ii) capable of being curable but still continuing, shall have occurred and be continuing as of 30 days following notification to the Company of such event of default (the “Cure Period”), in either instance, under any of the Specified Loan Documents; provided, that solely in connection with the foregoing clause (ii), if at the end of the Cure Period the Company is continuing to use good faith efforts to cure such event of default, the Cure Period shall be extended for an additional 30 days.

(g) Phoenix Transaction. At or prior to the Closing, (i) the sales of each of the Company Properties set forth Section 6.2(g)(i) of the Company Disclosure Letter shall have been consummated and (ii) the consent as to the Company Property identified on Section 6.2(g)(ii) of the Company Disclosure Letter shall have been obtained, in each case, pursuant to and in accordance with the Phoenix PSA.

Section 6.3 Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Closing of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Parent Parties set forth in this Agreement that are qualified as to materiality or Parent MAE shall be true and correct (as so qualified) and each of the representations and warranties of the Parent Parties set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(b) Performance of Obligations of the Parent Parties. Each of the Parent Parties shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c) Officers’ Certificate. The Company shall have received a certificate signed on behalf of each of the Parent Parties certifying as to the matters set forth in Section 6.3(a) and Section 6.3(b).

Section 6.4 Frustration of Closing Conditions. Neither the Parent Parties nor the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such Party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before January 19, 2026 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose material breach of this Agreement (or in the case of Parent by a Parent Party) has been the primary cause of, or the primary factor that resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other Action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other Action shall have become final and nonappealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party whose material breach of this Agreement (or in the case of Parent by a Parent Party) has been the primary cause of, or the primary factor that resulted in the issuance of such judgment, order, injunction, rule or decree; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Merger was taken;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2, as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 6.2(a), Section 6.2(b) or Section 6.2(d) and (B) cannot be or has not been cured by the earlier of (1) the third Business Day prior to the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if any Parent Party is then in material breach of any of its covenants or agreements set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; or

(ii) if prior to the Company Stockholders Meeting, (A) an Adverse Recommendation Change shall have occurred, or (B) the Company shall have materially breached or failed to perform, in any manner materially adverse to Parent, any of its obligations set forth in Section 5.2;

(d) by the Company:

(i) if any of the Parent Parties shall have breached or failed to perform any of their representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Parent Parties shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the third Business Day prior to the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if the Company is then in material breach of any of its covenants or agreements set forth in this Agreement such that Section 6.2(a) or Section 6.2(b) would not be satisfied;

(ii) at any time prior to obtaining the Company Stockholder Approval, in order to accept a Superior Proposal in accordance with Section 5.2(b); provided, that the Company shall have (A) simultaneously with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied in all material respects with all provisions of Section 5.2(b), including the notice provisions thereof, and (C) prior to or concurrently with such termination, paid any amounts due pursuant to Section 7.3(b); or

(iii) if the Merger shall not have been consummated on or before the date required by Section 1.2, (x) all of the conditions set forth in Sections 6.1 and 6.2 have been satisfied and continued to be satisfied (other than those conditions that, by their terms, are to be satisfied at Closing; provided, that those conditions would have been satisfied if the Closing were to occur on such date) at the time of such termination if the Closing were held at the time of such termination, (y) the Company has confirmed by written notice to Parent that the date the

Closing should have occurred pursuant to Section 1.2 has occurred and that the Company was ready, willing and able to consummate the Merger on the date required by Section 1.2 and is ready, willing and able to consummate the Merger on the date of such written notice and throughout the immediately subsequent three Business Day period and (z) Parent fails to consummate the Merger within three Business Days following receipt of such written notice.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other Party.

Section 7.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of the Parties; provided that:

(a) the Confidentiality Agreement (as amended hereby), the Limited Guarantee (only to the extent reflected therein) and the provisions of Section 5.12 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses) and Article VIII shall survive the termination hereof;

(b) the Company and Parent may have liability solely as expressly provided in Section 7.2(c) or Section 7.3; and

(c) no such termination shall relieve the Company from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or Fraud.

For the avoidance of doubt, in the event of termination of this Agreement, the Financing Source Parties will have no liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders hereunder or under the Debt Commitment Letter or otherwise relating to or arising out of the transactions contemplated by such agreements (including for any Willful and Material Breach), provided that the foregoing shall not preclude any liability of the Financing Sources to the Parent Parties under the terms of the Debt Commitment Letter (and the related fee letters) or the Debt Financing.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) after the date hereof, an Acquisition Proposal is made to the Company or publicly made directly to the Company’s stockholders or shall have been publicly announced or otherwise publicly disclosed, (B) this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends an Acquisition Proposal to its stockholders for approval, or a transaction in respect of any such Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that solely for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in the definition thereof, except that the references to “twenty percent (20%) or more” shall be deemed to be references to “eighty percent (80%) or more”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $16,000,000.00 (the “Breakup Fee”) less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(c), it being understood that in no event shall the Company be required to pay the Breakup Fee on more than one occasion; provided, that the payment by the Company of the Breakup Fee pursuant to this Section 7.3 shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach or Fraud.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Breakup Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable, documented, out-of-pocket fees and expenses (including all required and non-contingent fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to the Parent Parties and their Affiliates) incurred by the Parent Parties or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, excluding any discretionary fees paid to financial advisors (the “Parent Expenses”), up to a maximum amount of $2,000,000.00; provided, that the payment by the Company of the Parent Expenses pursuant to this Section 7.3(c), (i) shall not relieve the Company of any subsequent obligation to pay the Breakup Fee pursuant to Section 7.3(b) except to the extent indicated in such Section and (ii) shall not relieve the Company from any liability or damage resulting from a Willful and Material Breach or Fraud. Payment of the Parent Expenses shall be made by wire transfer of same-day funds to the accounts designated by Parent within five Business Days after the Company’s having been notified of the amounts thereof by Parent.

(d) Payment of the Breakup Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (i) on the earlier of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Breakup Fee payable pursuant to Section 7.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereof), in the case of a Breakup Fee payable pursuant to Section 7.3(b)(ii), or simultaneously with, and as a condition to, the effectiveness in the case of a Breakup Fee payable pursuant to Section 7.3(b)(iii).

(e) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii), then Parent shall pay to the Company a fee of $35,000,000.00 (the “Closing Failure Fee”); it being understood that in no event shall Parent be required to pay the Closing Failure Fee on more than one occasion.

(f) In the event that Parent is obligated to pay the Closing Failure Fee pursuant to Section 7.3(e), Parent shall pay to the Company from the Closing Failure Fee, in accordance with the next sentence, an amount equal to the lesser of (A) the Closing Failure Fee and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants, plus (2) in the event Company receives either (X) a letter from the Company’s counsel indicating that Company has received a ruling from the IRS described in Section 7.3(g)(ii) or (Y) an opinion from the Company’s outside counsel as described in Section 7.3(g)(ii), an amount equal to the Closing Failure Fee less the amount payable under clause (1) above. To facilitate Parent’s obligation to pay these amounts, Parent shall (if requested by Company) deposit into escrow an amount in cash equal to the Closing Failure Fee with an escrow agent selected by Company and on such terms (subject to Section 7.3(g)) as shall be mutually agreed upon by Parent, the Company and the escrow agent as reflected in an escrow agreement among such escrow agent, Parent and the Company; provided that the payment or deposit into escrow shall be at the Company’s option. The payment or deposit into escrow of the Closing Failure Fee pursuant to this Section 7.3(f) shall be within ten Business Days from the date Parent is obligated to pay the Company such amount pursuant to Section 7.3(e) by wire transfer of same day funds.

(g) The escrow agreement shall provide that the Closing Failure Fee in escrow or any portion thereof shall not be released to the Company, and the Company shall not be entitled to any such amount, unless and until the escrow agent receives any one or combination of the following: (i) a letter from the Company’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Company’s accountants revising that amount, in which case the escrow agent shall release such amount to the Company, or (ii) a letter from the Company’s counsel indicating that the Company received a ruling from the IRS holding that the receipt by the Company of the Closing Failure Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Company’s outside counsel has rendered a legal opinion to the effect that the receipt by the Company of the Closing Failure Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Closing Failure Fee to the Company. Parent agrees to amend this Section 7.3 at the reasonable request of the Company in order to (x) maximize the portion of the Closing Failure Fee that may be distributed to the Company hereunder without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Company’s chances of securing a favorable ruling described in this Section 7.3(g) or (z) assist Company in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.3(g). Parent shall be deemed to have satisfied its obligations pursuant to this Section 7.3 so long as it deposits into escrow the Closing Failure Fee, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Closing Failure Fee. The portion of the Closing Failure Fee that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 7.3. The escrow agreement shall provide that the Company shall bear all costs and expenses under the escrow. The Company shall fully indemnify Parent and hold Parent harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement.

(h) Each of the Parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any Party fails promptly to pay any amounts due pursuant to this Section 7.3, and, in order to obtain such payment, the owed Party commences a suit that results in a judgment against the owing Party for the amounts set forth in this Section 7.3, the owing Party shall pay to the owed Party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

(i) Notwithstanding anything to the contrary in this Agreement:

(i) No member of the Parent Group, except the Parent Parties and the Guarantors (but only to the extent set forth in the Limited Guarantee), shall have any liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Debt Commitment Letter or the Equity Commitment Letter, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, in each instance except as expressly set forth in the underlying agreement;

(ii) Without limiting the right of the Company to seek specific performance in accordance with Section 8.10, the maximum aggregate monetary liability of the Parent Parties and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee, the Equity Commitment Letter or

the Debt Commitment Letter, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Closing Failure Fee and in no event shall the Company seek to, and the Company shall cause its Affiliates not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) regardless of whether any termination or abandonment of this Agreement was the result of a Willful and Material Breach by any member of the Parent Group, and neither the Company nor its Subsidiaries shall be entitled to bring or maintain any other claim, action or proceeding against Parent or any other member of the Parent Group arising out of this Agreement, the Debt Financing, the Merger, or any matters forming the basis for such termination;

(iii) Without limiting the right of the Company to seek specific performance in accordance with Section 8.10, the Parties agree that payment of the Closing Failure Fee shall be the sole and exclusive monetary remedy available to the Company under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event such payment becomes due and payable. Upon payment of the Closing Failure Fee, no member of the Parent Group shall have any further monetary liability to the Company, or any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee, the Equity Commitment Letter or the Debt Commitment Letter, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, regardless of whether any such termination or abandonment was the result of a Willful and Material Breach by any member of the Parent Group and neither the Company nor any other Person shall be entitled to bring or maintain any other claim, Action or proceeding seeking to, recover any money damages (including consequential, special, indirect or punitive damages, or damages) from any member of the Parent Group; and

(iv) Except in the case of Willful and Material Breach or Fraud and any liability or damage resulting therefrom, the Parties agree that payment of the Breakup Fee shall be the sole and exclusive monetary remedy available to the Parent Parties under or related to this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated) in the event such payment becomes due and payable. Upon payment of the Breakup Fee, the Company shall have no further liability or obligation to Parent, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement or the failure of the Merger or any other transaction contemplated hereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection, whether in equity or at law, in contract, in tort or otherwise, and neither Parent nor any other Person shall be entitled to bring or maintain any other claim, Action or proceeding seeking to, recover any money damages (including consequential, special, indirect or punitive damages, or damages) or obtain any equitable relief from the Company (in each case, other than as a result of a Willful and Material Breach by the Company or Fraud).

(j) Notwithstanding anything to the contrary in this Agreement, no Financing Source Party shall have any liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Equity Commitment Letter or the Debt Commitment Letter or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages) or obtain any equitable relief from or with respect to any Financing Source Party.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the Parties by action taken or authorized by their respective Boards of Directors at any time prior to the Merger Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Parties in interest at the time of the amendment. Notwithstanding anything to the contrary contained herein, Sections 7.2, 7.3(j), 8.6(b), 8.8, 8.10(a) and 8.13 and this Section 7.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.2, 7.3(j), 8.6(b), 8.8, 8.10(a) or 8.13 or this Section 7.4) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

Section 7.5 Extension of Time; Waiver. At any time prior to the Merger Effective Time, the Parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other Parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger Effective Time, other than those covenants or agreements of the Parties which by their terms apply, or are to be performed in whole or in part, after the Merger Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail at the time of delivery (provided there is no automated return email indicating that the email address is no longer valid), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(i)	if to the Parent Parties or the Surviving Company, to:

Morning Calm Management, LLC

301 Yamato Road, Suite 4160

Boca Raton, FL 33431

Attention: Mukang Cho

E-mail: mcho@morning-calm.com

and

Elliott Investment Management L.P.

360 S. Rosemary Ave., 18th Floor

West Palm Beach, FL 33401

Attention: Nick Greenberg

Karthik Dhore

Thao Do

E-mail: ngreenberg@elliottmgmt.com

kdhore@elliottmgmt.com

Tdo@elliottmgmt.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, New York 10166

Attention: Richard J. Birns

Andrew Kaplan

Kristen Poole

E-mail: rbirns@gibsondunn.com

akaplan@gibsondunn.com

kpoole@gibsondunn.com

(ii)	if to Company, to:

City Office REIT, Inc.

Suite 3210 – 666 Burrard Street

Vancouver, BC V6C 2X8 CA

Attention: Jamie Farrar

E-mail: jfarrar@cioreit.com

with a copy (which shall not constitute notice) to:

DLA Piper

1251 6th Avenue

New York, NY, 10020

Attention: Christoper P. Giordano

Jon Venick

E-mail: christopher.giordano@us.dlapiper.com

jon.venick@us.dlapiper.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Baltimore, Maryland are authorized or required by applicable Law to be closed.

(c) “Collective Bargaining Agreement” means any collective bargaining agreement or other labor-related agreement with any labor or trade union or organization, works council or other employee representative representing or purporting to represent Service Providers.

(d) “Company Credit Agreement” means that certain Credit Agreement, dated as of March 15, 2018, by and among the City Office REIT Operating Partnership, L.P., the Company, Keybank National Association and the other lenders party thereto (as amended, modified or otherwise supplemented).

(e) “Company Incentive Plan” means the City Office REIT, Inc. Equity Incentive Plan, as amended or supplemented from time to time.

(f) “Company Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), and (ii) other employee benefit, severance, employment, individual consulting, incentive or bonus, deferred compensation, change in control, retention, savings, profit sharing, retirement, pension, health and welfare (including medical, dental, vision, prescription or fringe benefits, including any self-insured arrangement), paid time off, post-employment or post-termination benefit (including compensation, pension, and health and welfare benefits), vacation, death benefit, expatriate or relocation benefit, perquisite, stock purchase, stock option or other equity incentive, equity-based or other compensation plan, program, policy, contract, agreement or arrangement, in each case, whether written or unwritten, (x) that is maintained, sponsored, administered, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of, or relating to, any current or former Service Providers (or any dependent or beneficiary thereof) or (y) under or with respect to which the Company or any of its Subsidiaries has any direct or indirect obligation or contingent or actual liability.

(g) “Company PSU Award” means a restricted stock unit award granted under the Company Incentive Plan that is subject to both time-based vesting and performance-based vesting conditions.

(h) “Company RSU Award” means a restricted stock unit award granted under the Company Incentive Plan that is subject only to time-based vesting conditions.

(i) “Contract” means any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto).

(j) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(k) “Data Protection Requirements” means, as they relate to data privacy, data or cybersecurity, data protection, data breach notification, data localization, artificial intelligence or automated decision-making technology, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the Processing of Personal Information (i) all Laws and guidelines from Governmental Entities, Section 5 of the Federal Trade Commission Act, the Fair Credit Reporting Act, the Telephone Consumer Protection Act, the California Online Privacy Protection Act of 2003 (CalOPPA), the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Colorado Privacy Act, the Connecticut Data Privacy Act, the Delaware Personal Data Privacy Act, the Iowa Consumer Data Protection Act, the Montana Consumer Data Privacy Act, the Nebraska Data Privacy Act, the New Hampshire Privacy Act, the Oregon Consumer Privacy Act, the Texas Data Privacy and Security Act, the Utah Consumer Privacy Act, the Virginia Consumer Data Protection Act, the New York SHIELD Act, the Illinois Biometric Information Privacy Act, Texas’s Capture or Use of Biometric Identifier Act, the Washington Biometric Privacy Protection Act, Washington’s My Health My Data Act, the Utah Artificial Intelligence Policy Act, New York City’s Local Law 144, and U.S. state consumer protection and data breach notification Laws; (ii) reputable industry practice, standards, self-governing rules and policies, including the Payment Card Industry Data Security Standard; (iii) all contractual obligations binding upon the Company or its Subsidiaries; and (iv) the Company’s and its Subsidiaries’ own policies and procedures, and any statements or representations made by the Company or its Subsidiaries.

(l) “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface and subsurface soils and strata, wetlands, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(m) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(n) “ERISA Affiliate” with respect to an entity means other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

(o) “Financing Source Parties” means, collectively, the Financing Sources, their Affiliates and such Persons’ and their Affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

(p) “Financing Sources” means the entities that have committed to provide or to cause to provide, or otherwise entered into agreements in connection with, the Debt Financing, including the parties to the Debt Commitment Letter and any related commitments to purchase the Debt Financing or any part thereof from such entities, and to any joinder agreements, credit agreements, purchase agreements or indentures (including the definitive agreements executed in connection with the Debt Commitment Letter (and the related fee letters) or any such related commitments) relating thereto.

(q) “Fraud” means common law fraud under Maryland Law.

(r) “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including but not limited to petroleum.

(s) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business, fees paid under advisory agreements and other reasonable fees paid to affiliates) and (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

(t) “Intellectual Property” means all intellectual property rights that are protected by Law throughout the world, including all U.S. and non-U.S.: (i) patents, patent applications, invention disclosures, and all related continuation, continuations-in-part, divisionals, reissues, reexaminations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) registered and unregistered copyrights, copyrightable works and database rights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models, algorithms and methodologies, and (v) all applications and registrations for the foregoing.

(u) “Intervening Event” means any circumstance, effect or change that materially affects the business, assets or operations of the Company or any of its Subsidiaries that (A) is unknown (or if known, the probability or magnitude of consequences of which were not known) to the Company Board as of the date hereof or not reasonably foreseeable by the Company Board, and (B) does not relate to any Acquisition Proposal; provided, that in no event will any of the following constitute or be taken into account in determining whether an “Intervening Event” has occurred: (1) the receipt, terms or existence of any Acquisition Proposal or other inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (2) the fact that, in and of itself, the market price or trading volume of the capital stock of the Company or any of its Subsidiaries changes (provided, that the underlying reasons for the change in the market price or trading volume of the capital stock of the Company may constitute an Intervening Event unless excluded by any other exclusion in this definition), (3) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (provided, that the underlying reasons for the Company exceeding such projections, estimates or expectations may constitute an Intervening Event unless excluded by any other exclusion in this definition) or (4) any effect arising out of the announcement or pendency of, or any actions required to be taken pursuant to this Agreement.

(v) “IRS” means the Internal Revenue Service.

(w) “Knowledge of Parent” means the actual knowledge after reasonable inquiry of each of the individuals identified in Section 8.3(w) of the Parent Disclosure Letter.

(x) “Knowledge of the Company” means the actual knowledge after reasonable inquiry of each of the individuals identified in Section 8.3(x) of the Company Disclosure Letter.

(y) “Material Adverse Effect” means any event, change, circumstance, occurrence, development, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement before the Outside Date or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, development, effect or state of facts to the extent resulting from (1) any changes in general United States or global economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions, (2) any changes generally affecting the commercial real estate industry resulting from any regulatory and political conditions or developments in general, (3) the commencement, occurrence, continuation or escalation of any war (whether or not declared), civil disobedience, sabotage, armed hostilities, military or para-military actions or acts of terrorism, (4) any changes after the date hereof in GAAP or any other accounting standards or principles or the interpretation of the foregoing, (5) any changes after the date hereof in applicable Law or the interpretation thereof, (6) any change in the market price or trading volume of the equity securities of the Company; provided, however, that the exception in this clause (6) shall not prevent the underlying facts giving rise or contributing to such change from being taken into account in determining whether a Material Adverse Effect has occurred, (7) the failure of the Company to meet any internal or public projections for any period ending on or after the date of this Agreement; provided, however, that the exception in this clause (7) shall not prevent the underlying facts giving rise or contributing to such failure from being taken into account in determining whether a Material Adverse Effect has occurred, (8) stockholder litigation arising from or relating to this Agreement or the Merger (it being understood and agreed that the exception in this clause (8) shall apply to the effects arising out of or relating to the bringing of such litigation and not those arising out of or resulting from an actual breach (or other claim) that is the subject thereof), (9) any action expressly required by the terms of this Agreement, or taken with the prior written consent or at the written direction of Parent (or any action not taken as a result of Parent expressly withholding its consent to an action requiring Parent’s consent hereunder), or (10) any damage or destruction of any Owned Property that is substantially covered by insurance; provided, that, with respect to clauses (1), (2), (3), (4) and (5), if the impact of such event, change, circumstance, occurrence, development, effect or state of facts has had a disproportionate adverse effect on the Company or any of the Company’s Subsidiaries relative to other companies operating in the industry or industries in which the Company and the Company’s Subsidiaries operate then the incremental disproportionate adverse impact shall be taken into account for the purpose of determining whether a Material Adverse Effect exists or has occurred or is reasonably expected to exist or occur.

(z) “Parent Group” means, collectively, Parent, Merger Sub, and the Guarantors and such Persons’ respective former, current and future equityholders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current and future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current and future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

(aa) “Parent MAE” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of the Parent Parties to consummate, or prevents or materially delays, the Merger or any of the other transactions contemplated by this Agreement or the failure of the Guarantors to be able to pay the amounts guaranteed under the Limited Guarantee.

(bb) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

(cc) “Personal Information” means any information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked to, directly or indirectly, any identified or identifiable individual or household, and any information covered by definitions of “personal data,”, “personally identifiable information,” “personal information,” or any substantial equivalent of these terms under any Laws.

(dd) “Phoenix PSA” means that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of June 18, 2025, by and among SWVP Acquisitions LLC, a Delaware limited liability company, as buyer, and CIO 5090, Limited Partnership, a Delaware limited partnership; CIO Block 23, LLC, a Delaware limited liability company; CIO PAPAGO Tech Holdings, LLC, a Delaware limited liability company; CIO SAN TAN I, Limited Partnership, a Delaware limited partnership; CIO SAN TAN II, Limited Partnership, a Delaware limited partnership; CIO PIMA, Limited Partnership, a Delaware limited partnership; CIO QUAD, Limited Partnership, a Delaware limited partnership; and CIO CAMELBACK, Limited Partnership, a Delaware limited partnership, each as a seller, with respect to the disposition of their respective interests in the seven properties located in Phoenix, Arizona, commonly known as Block 23, Pima Center, San Tan, 5090 N 40th Street, Camelback Square, The Quad, and Papago Tech and more particularly described therein.

(ee) “Process”, “Processed”, or “Processing” means any operation or set of operations performed, whether by manual or automated means, on Personal Information or on sets of Personal Information, including the collection, use, sale, storage, transfer, disclosure, analysis, deletion or modification thereof.

(ff) “Qualified REIT Subsidiary” means a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code.

(gg) “REIT” means an entity that has elected and has been subject to U.S. federal taxation as a “real estate investment trust” within the meaning of Section 856 of the Code.

(hh) “Service Provider” means any director, officer, employee (whether seasonal, temporary, part-time or full-time) or individual independent contractor of the Company or any of its Subsidiaries, whether or not actively providing services or on a leave.

(ii) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

(jj) “Tax Protection Agreement” means any agreement pursuant to which a Person has agreed to (i) maintain a minimum level of debt, continue a particular debt or allocate a certain amount of debt to a particular Person, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, (iv) use or refrain from using a particular method of taking into account book-tax disparities under Section 704(c) of the Code with respect to one or more assets of such Person or any of its subsidiaries, (v) use or refrain from using a particular method for allocating one or more liabilities of such Person or any of its subsidiaries under Section 752 of the Code, and/or (vi) only dispose of assets in a particular manner, in each case for Tax reasons.

(kk) “Taxable REIT Subsidiary” means a corporation that qualifies as a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code in respect of the Company.

(ll) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof.

(mm) “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto.

(nn) “WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, and any similar state or local law.

(oo) “Willful and Material Breach” means a material breach of a covenant or agreement set forth in this Agreement that is a consequence of an act or failure to act by the breaching Party with the actual knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a material breach of such covenant or agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement (as amended), the Equity Commitment Letter and the Limited Guarantee constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) Notwithstanding the foregoing clause (a), (i) following the Merger Effective Time, the provisions of Section 5.8 shall be enforceable as provided in clause (d) thereof, (ii) the provisions of Section 7.3(j) shall be enforceable against the Company (but not any Parent Party) by each Financing Source Party, and (iii) the provisions of this Section 8.6 and Sections 7.4, 8.8, 8.10(a) and Section 8.13 shall be enforceable against all Parties to this Agreement by each Financing Source Party.

(c) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be governed by, and interpreted, construed and enforced in accordance with, the internal Laws of the State of Maryland, except as otherwise set forth in Section 8.8(c) regarding the Financing Source Parties, including its statutes of limitations, without giving effect to any choice or conflict of Laws rules or provisions (whether of the State of Maryland or any other jurisdiction) that would result in the application of the Laws of any jurisdiction other than the State of Maryland.

Section 8.8 Submission to Jurisdiction; Limitation on Suits Against Parent Group and Financing Sources.

(a) Each of the Parties irrevocably agrees that any Action or proceeding arising out of or relating to this Agreement brought by any Party or its Affiliates against any other Party or its Affiliates shall be brought and determined in any Maryland state or federal court. Each of the Parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Maryland, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Maryland as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Maryland as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Without limiting Sections 7.3(i) or 8.8(c), this Agreement may only be enforced by the Company against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made by the Company against the Parent Parties and the Guarantors (but only to the extent set forth in the Limited Guarantee), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other member of the Parent Group.

(c) Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the Parties agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Company further agrees that it shall not, and shall cause its Affiliates and its and their direct and indirect stockholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter, the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that prior to the mailing of the Proxy Statement to the Company’s stockholders, the Parent Parties may assign the rights, interests and obligations of Merger Sub to another direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Merger Sub of any of their obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

Section 8.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur in the event that the Parties do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any valid termination of this Agreement pursuant to Section 7.1, and subject to Sections 8.10(b), 8.10(c), 8.10(d), 8.10(e) and 8.10(f), the Parties acknowledge and agree that each Party shall be entitled to seek an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in addition to any other remedy to which such Party is entitled at law or in equity. Notwithstanding the foregoing and subject to the rights of the parties to the Debt Commitment Letter under the terms thereof, none of the Company or any of its Affiliates or its and their direct and indirect stockholders shall have any rights or claims (whether in contract or in tort or otherwise) against any Financing Source Party, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance prior to the valid termination of this Agreement to cause the Parent Parties to draw down the Equity Financing or to consummate the Merger on the terms and conditions set forth herein only if and for so long as:

(i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their terms are to be satisfied at the Closing, each of which is capable of being satisfied assuming a Closing would occur on such date) have been and continue to be satisfied;

(ii) the Parent Parties have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 1.2;

(iii) the Debt Financing has been funded or the Financing Sources have confirmed in writing that the Debt Financing will be funded at the Closing if the Equity Financing is funded (for the avoidance of doubt, if the Debt Financing has not been funded and will not be funded at the Closing for any reason (including a breach of Section 5.9), the Company shall not be entitled to enforce the Parent Parties’ obligation to consummate the transactions and the Equity Investors’ obligation to provide the Equity Financing pursuant to this Section 8.10); and

(iv) the Company has irrevocably confirmed in writing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur within five Business Days after receipt of such irrevocable confirmation.

(c) For the avoidance of doubt, (x) in no event shall the Company be entitled to specifically enforce (or to bring any action or proceeding in equity seeking to specifically enforce) Parent’s rights under the Equity Commitment Letter to cause the Equity Financing to be funded or to effect the Closing other than as expressly provided in the clause (b) above and (y) in no event shall any of the Company or the Parent Parties be entitled to seek or specifically enforce any provision of this Agreement or to obtain an injunction or injunctions, or to bring any other action or proceeding in equity in connection with the transactions contemplated by this Agreement against any other Party other than under the circumstances expressly set forth in this Section 8.10.

(d) For the avoidance of doubt, in no event shall the Company or any of its successors or permitted assigns be entitled to enforce or seek to enforce specifically the remedy of specific performance of the Debt Commitment Letter against any Financing Source.

(e) Notwithstanding anything to the contrary contained herein, while the Company may pursue both a grant of specific performance and payment of the Closing Failure Fee, in no event shall the Company or any of its Affiliates be entitled to both a grant of specific performance and monetary damages, including all or a portion of the Closing Failure Fee.

(f) Notwithstanding anything to the contrary contained herein, while each of the Company and Parent may pursue both a grant of specific performance or other equitable relief under Section 8.10 and the payment of the Breakup Fee or the Closing Failure Fee, as applicable, or payment of monetary damages in accordance with the terms and limitations in this Agreement, under no circumstances shall the Company or Parent (or any of their respective stockholders, directors, officers, employees, Affiliates, advisors, agents or other Representatives) be entitled to receive both (1) a grant of specific performance of the Equity Financing to be funded that results in a Closing and consummation of the Merger and (2) monetary damages including all or any portion of the Breakup Fee or the Closing Failure Fee, as applicable.

(g) Notwithstanding anything to the contrary contained herein, in the event the Closing Failure Fee becomes payable pursuant to Section 7.3(e) or any reimbursable enforcement costs become payable under Section 7.3(h), if applicable, the Company may pursue a grant of specific performance against the Guarantors for such payment.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (INCLUDING ANY ACTION, PROCEEDING OR COUNTERCLAIM INVOLVING ANY OF THE FINANCING SOURCE PARTIES) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE FINANCING COMMITMENTS, THE FINANCING OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

Section 8.15 Facsimile or .pdf Signature . This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of the Parent Parties and the Company acknowledge that each Party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MCME Carell Holdings, LP

By: MCME Carell Holdings GP, LLC, its general partner

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

MCME Carell Merger Sub, LLC

By:	/s/ Elliot Greenberg
Name: Elliot Greenberg
Title: Vice President

City Office REIT, Inc.

By:	/s/ James Farrar
Name: James Farrar
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

ANNEX B

July 23, 2025

The Board of Directors of

City Office REIT, Inc.

666 Burrard Street, Suite 3210

Vancouver, BC V6C 2X8

The Board of Directors of City Office REIT, Inc.:

We understand that City Office REIT, Inc., a Maryland corporation (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of July 23, 2025 (the “Merger Agreement”) with MCME Carell Holdings, LP, a Delaware limited partnership (“Parent”), MCME Carell Merger Sub, LLC , a Maryland limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, the Company will be merged with and into Merger Sub, with Merger Sub being the surviving entity (the

“Merger”), and each share of common stock of the Company, par value $.01 per share, other than shares of Company Common Stock held by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time (the “Company Common Stock”) will be converted automatically into and shall thereafter represent the right to receive $7.00 per share in cash, without interest (the “Consideration”).

You have asked for our opinion, as of the date hereof, as to the fairness, from a financial point of view, to the holders of Company Common Stock (other than shares of Company Common Stock held by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time) of the Consideration to be paid to such holders in the Merger.

For purposes of the opinion set forth herein, we have:

(i)

reviewed documentation provided by management of the Company, including historical audited financial statements and certain internal financial statements and other operating data concerning the Company prepared by the management of the Company;

(ii)

analyzed certain financial forecasts prepared by the management of the Company (the “Projections”), which forecasts the Company has represented to us are consistent with the best judgments of management of the Company as to the future financial performance of the Company and are the best currently available forecasts with respect to such future financial performance of the Company, including the Company’s corporate model (as adjusted to assume the completion of the sale of the PHX assets (as defined below));

(iii)	reviewed certain SEC filings that we considered to be relevant;

(iv)	reviewed rent rolls and Argus files of the Company’s properties;

(v)	discussed the past and current operations, capitalization and financial condition and the prospects of the Company with senior executives of the Company;

(vi)

reviewed the financial terms, to the extent publicly available, of certain publicly-traded office real estate investment trusts (“REITs”) that we considered to be generally relevant and comparable to the Company;

(vii)	reviewed third-party research on the office real estate sector from Green Street Advisors and other reputable sources;

(viii)	reviewed the financial terms, to the extent publicly available, of certain transactions that we considered to be relevant;

(ix)	reviewed letters of intents and other definitive documentations related to transactions being contemplated that were presented to us by management;

(x)	reviewed Parent’s financing commitments documents furnished to us;

(xi)	performed financial analyses including net asset value and discounted cash flow analyses and considered other factors as we deemed appropriate;

(xii)	reviewed transaction related summary analysis provided to us;

(xiii)	reviewed detailed calculation on transaction costs that included, among others, change in control costs, advisor fees, and transfer taxes; and

(xiv)	performed such other analyses, studies and investigations, and considered such other factors, as we have deemed appropriate.

At your direction, we have assumed, for the purposes of our opinion, that the disposition of the Company’s interests in the seven properties located in Phoenix, Arizona, commonly known as Block 23, Pima Center, San Tan, 5090 N 40th Street, Camelback Square, The Quad, and Papago Tech (collectively, the “PHX Assets”) contemplated by that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of June 18, 2025, by and among SWVP Acquisitions LLC, and CIO 5090, Limited Partnership, CIO Block 23, LLC, CIO PAPAGO Tech Holdings, LLC, CIO SAN TAN I, Limited Partnership, CIO SAN TAN II, Limited Partnership, CIO PIMA, Limited Partnership, CIO QUAD, Limited Partnership, and CIO CAMELBACK, Limited Partnership, have been consummated in accordance with the terms of such agreement. We have assumed and relied upon without independent verification the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information provided to, reviewed by or discussed with us (including information that is available from generally recognized public sources) for the purposes of this opinion. With respect to the Projections, we have been advised by the Company, and, with your consent, we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and good faith judgment of Company management of the expected future competitive, operating and regulatory environments and related financial performance of the Company. We assume no responsibility for, and express no view with respect to the Projections, or any other forward-looking information or the assumptions on which they are based. We have relied, at your direction, upon the assurances of the management of the Company that it is unaware of any facts that would make the information provided to or reviewed by us incomplete or misleading.

We have not performed an independent appraisal of the assets and liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, including the Company’s real estate portfolio, nor have we been furnished with any such appraisals, and with your consent, we have relied upon and assumed, without independent verification, the accuracy of information provided by the Company. In particular, we do not express any opinion as to the value of any asset or liability of the Company or any of its subsidiaries, whether at current market prices or in the future. We have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company. Representatives of the Company have advised us, and we have relied upon and assumed, without independent verification, that the terms of the Merger Agreement have been negotiated on an arms-length basis.

In arriving at our opinion, we have not taken into account any litigation that is pending or may be brought against the Company or any of its respective affiliates or representatives. We have been advised by the Company that it has operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since its formation as a REIT and further have assumed, at the direction of the Board of Directors of the Company (the “Board”), that the Merger will not adversely affect the status or operations of the Company. In addition, we have not evaluated the solvency or fair value of any party to the Merger Agreement under any state or federal laws or rules, regulations, guidelines or principles relating to bankruptcy, insolvency or similar matters.

For purposes of rendering our opinion, we have assumed that there has not occurred any material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company or any of its subsidiaries since the dates on which the most recent financial statements or other information, financial or otherwise, relating to the Company or any of its subsidiaries, was made available to us that would be material to our analyses or our opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading. We have also assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft Merger Agreement reviewed by us, that the representations and warranties of each party set forth in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by it thereunder and that all conditions to the Merger set forth in the Merger Agreement will be timely satisfied and not modified or waived and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without modification, waiver or delay, except, in each case, as would not be material to our analyses. In addition, we have assumed, with your consent, that any governmental, regulatory or third-party consents, approvals or agreements necessary for the consummation of the Merger will be obtained without any imposition of a delay, limitation, restriction or condition that would, in any respect material to our analyses, have an adverse effect on the Company or the contemplated benefits of the Merger.

This letter does not express any opinion as to the likely value of the Company Common Stock following announcement of the Merger, which may vary depending on numerous factors that generally impact the price of securities or on the financial condition of the Company at that time. We have not been requested to, and did not, initiate or participate in any discussions or negotiations with, or solicit any indications of interest from, third parties with respect to the Merger, the securities, assets, business or operations of the Company or any other party. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments may affect this opinion and the assumptions used in preparing it, we do not have any obligation to update, revise or reaffirm this opinion. The credit, financial and stock markets as well as industries in which the Company operates have experienced, and continue to experience, volatility and we express no opinion or view as to any potential effects of such volatility on the Company or the Merger.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be paid in the Merger, and we do not express any view as to the fairness or reasonableness of the Merger to, or any consideration of, the holders of any other class of securities of the Company, creditors or other constituencies of the Company or its subsidiaries or any other term of the proposed Merger or the other matters contemplated by the Merger Agreement. We have not been asked to, nor do we, offer any opinion as to any other term or aspect of the Merger Agreement or any other agreement or instrument contemplated by or entered into in connection with the Merger or the form or structure of the Merger Agreement or the likely timeframe in which the Merger will be consummated. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, managers, employees or other affiliates of any party to the Merger Agreement or any class of such persons, relative to the consideration to be received by the holders of Company Common Stock or with respect to the fairness of any such compensation. In addition, we are not legal, accounting, regulatory or tax experts and with your consent we have relied, without independent verification, on the assessment of the Company and its advisors with respect to such matters. We do not express any opinion as to any tax or other consequences that may result from the transactions contemplated by the Merger Agreement, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand the Company has received such advice as it deems necessary from qualified professionals. We express no view or opinion as to the financing of the Merger or the terms or conditions upon which it is obtained. Our opinion does not address the underlying business decision of the Company to engage in the proposed transaction or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company.

We have acted as financial advisor to the Board in connection with, and have participated in certain of the negotiations leading to, the Merger. We will receive a fee for our services as financial advisor to the Board in connection with the Merger, a portion of which is payable upon the rendering of this opinion and the remainder of which is payable upon the successful completion of the Merger. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for liabilities relating to or arising out of our engagement. We, as part of our investment banking business, are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger. During the two years preceding the date of this opinion, as disclosed to the Board, we and our affiliates have engaged in sales brokerage, consulting and financial advisory relationships with the Company or its affiliates for which we and our affiliates have received fees in connection with such services. During the two years preceding the date of this opinion, as disclosed to the Board, we and our affiliates have engaged in sales brokerage, consulting and financial advisory relationships with Parent or its affiliates for which we and our affiliates have received fees in connection with such services. Such relationships have included (i) arranging for placement of equity or debt financings on behalf of an affiliate of Parent, (ii) providing investment sales brokerage services to an affiliate of Parent, and (iii) providing investment advisory services on behalf of an affiliate of Parent, some of which have been completed and paid as of the date hereof and some of which are ongoing but unrelated to the Transaction. We and our affiliates may in the future provide financial advice and services to the Company, Parent or their respective affiliates for which we and our affiliates would expect to receive compensation. We provide a full range of financial advisory and securities services and, in the course of our normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of the Company or Parent for our own account and for the accounts of customers.

Our opinion expressed herein is provided for the information and assistance of the Board in connection with its consideration of the Merger. In addition, our Opinion does not constitute a recommendation as to whether the Board should recommend or proceed with the Merger, nor does it constitute a recommendation to any holder of Company Common Stock as to how such holder should vote or act with respect to any aspect of the Merger or any matter related thereto. This opinion has been approved by the Fairness Committee of Jones Lang LaSalle Securities LLC, an affiliate of Jones Lang LaSalle Americas, Inc. in accordance with our customary practice.

Based upon and subject to the foregoing and such other matters as we consider relevant, we are of the opinion that, as of the date hereof, the Consideration to be paid in the Merger to the holders of the Company Common Stock (other than shares of Company Common Stock held by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time) is fair, from a financial point of view, to such holders of Company Common Stock.

Very truly yours,

JONES LANG LASALLE SECURITIES, LLC

JONES LANG LASALLE SECURITIES, LLC

ANNEX C

July 23, 2025

Board of Directors

City Office REIT, Inc.

Suite 3210 – 666 Burrard Street

Vancouver, BC V6C 2X8 CA

Members of the Board of Directors:

We understand that MCME Carell Holdings, LP (“Parent”), a portfolio company of MCM (as defined below), MCME Carell Merger Sub, LLC, a wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Parent Parties”), and City Office REIT, Inc. (the “Company”), propose to enter into the Agreement (as defined below) pursuant to which, among other things, the Company will be merged with and into Merger Sub (the “Merger”) and that, in connection with the Merger, (i) each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Shares”), other than the Excluded Shares (as defined below), shall be converted into the right to receive $7.00 per share in cash (the “Merger Consideration”), (ii) each issued and outstanding share of 6.625% Series A Cumulative Redeemable Preferred Stock of the Company, par value $0.01 per share (a “Preferred Share”), shall be redeemed by the Company for an amount in cash equal to $25.00 per Preferred Share, plus all accrued and unpaid distributions (whether or not declared), and (iii) each Common Share or Preferred Share owned, directly or indirectly, by the Parent Parties or any subsidiary of the Company (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor. We also understand that, prior to the consummation of the Merger, certain wholly owned subsidiaries of the Company will sell seven of the Company’s twenty-five properties to SWVP Acquisitions LLC pursuant to that certain Agreement of Purchase and Sale and Joint Escrow Instructions dated as of June 18, 2025, as it may be amended (the “Sale”). The Board of Directors of the Company (the “Board”) has requested that Raymond James & Associates, Inc. (“Raymond James”) provide an opinion (this “Opinion”) to the Board as to whether, as of the date hereof, the Merger Consideration to be received by the holders of the Common Shares (the “Common Shareholders”) in the Merger pursuant to the Agreement is fair from a financial point of view to the Common Shareholders.

In connection with our review of the proposed Merger and the preparation of this Opinion, we have, among other things:

1.	reviewed the financial terms and conditions as stated in the draft, dated July 23, 2025, of the Agreement and Plan of Merger among the Parent Parties and the Company (the “Agreement”);

2.

reviewed certain information related to the historical condition and prospects of the Company, as made available to Raymond James by or on behalf of the Company, including, but not limited to, financial projections prepared and approved for our use by the management of the Company (the “Projections”);

3.

reviewed the Company’s audited financial statements for the fiscal years ended December 31, 2024, December 31, 2023 and December 31, 2022 and unaudited financial statements for the three-month period ended March 31, 2025;

4.	reviewed the Company’s recent public filings and certain other publicly available information regarding the Company;

5.	reviewed the financial and operating performance of the Company and those of other public companies that we deemed to be relevant;

Board of Directors

City Office REIT, Inc.

July 23, 2025

6.

reviewed the current and historical market prices and trading volume for the Common Shares, and the current market prices of the publicly traded securities of certain other companies that we deemed to be relevant;

7.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate;

8.

received a certificate addressed to Raymond James from a member of senior management of the Company regarding, among other things, the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Raymond James by or on behalf of the Company; and

9.

discussed with members of the senior management of the Company certain information relating to the aforementioned and any other matters which we deemed to be relevant to our inquiry including, but not limited to, the past and current business operations of the Company and the financial condition and future prospects and operations of the Company.

We did not perform a precedent transaction analysis because we were unable to find precedent transactions with publicly available financial information that we deemed to be sufficiently comparable to the Merger. With your consent, we have assumed and relied upon the accuracy and completeness of all information supplied by or on behalf of the Company or otherwise reviewed by or discussed with us, and we have undertaken no duty or responsibility to, nor did we, independently verify any of such information. At the direction of the Company, we have assumed and relied upon, without independent verification, that the Company has approximately 42 million Common Shares on a fully diluted basis. We have not made or obtained an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company. With respect to the Projections and any other information and data provided to or otherwise reviewed by or discussed with us, we have, with your consent, assumed that the Projections and such other information and data have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of management of the Company, and we have relied upon the Company to advise us promptly if any information previously provided became inaccurate or was required to be updated during the period of our review. We express no opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed that the final form of the Agreement will be substantially similar to the draft reviewed by us in all respects material to our analysis, and that the Merger will be consummated in accordance with the terms of the Agreement without waiver or amendment of any conditions thereto. Furthermore, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct and that each such party will perform all of the covenants and agreements required to be performed by it under the Agreement without being waived. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to this Opinion or our financial analyses related thereto.

Board of Directors

City Office REIT, Inc.

July 23, 2025

This Opinion is based upon market, economic, financial and other circumstances and conditions existing and disclosed to us as of July 22, 2025 and any material change in such circumstances and conditions, including potential changes in U.S. trade, tax or other laws, regulations and government policies and the enforcement thereof as have been or may be proposed or effected, and the potential effects such changes may have on the Merger or the participants in the Merger or their respective businesses, assets, liabilities, financial condition, results of operations, cash flows or prospects, would require a reevaluation of this Opinion, which we are under no obligation to undertake. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading in any material respect.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. We provided financial advice to the Company with respect to the proposed Merger. We did not, however, recommend any specific amount of consideration or that any specific consideration constituted the only appropriate consideration for the Merger. This Opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Common Shareholders.

We express no opinion as to the underlying business decision to effect the Merger, the structure or tax consequences of the Merger or the availability or advisability of any alternatives to the Merger. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the Common Shareholders. We express no opinion with respect to any other reasons, legal, business, or otherwise, that may support the decision of the Board to approve or consummate the Merger. Furthermore, no opinion, counsel or interpretation is intended by Raymond James on matters that require legal, accounting, regulatory, environmental or tax advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the fact that the Company has been assisted by legal, accounting and tax advisors and we have, with the consent of the Board, relied upon and assumed the accuracy and completeness of the assessments by the Company and its advisors as to all legal, accounting, regulatory, environmental and tax matters with respect to the Company and the Merger.

In formulating this Opinion, we have considered only what we understand to be the Merger Consideration as is described above and we did not consider and we express no opinion on the fairness of the amount or nature of any compensation to be paid or payable to any of the Company’s officers, directors or employees, or class of such persons, whether relative to the Merger Consideration or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (1) the fairness of the Merger to the holders of any class of securities, creditors, or other constituencies of the Company, or to any other party, except and only to the extent expressly set forth in the last sentence of this Opinion or (2) the fairness of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituencies vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration to be received in the Merger

Board of Directors

City Office REIT, Inc.

July 23, 2025

amongst or within such classes or groups of security holders or other constituencies). We are not expressing any opinion as to the impact of the Merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

The delivery of this Opinion was approved by an opinion committee of Raymond James.

Raymond James has been engaged to render financial advisory services to the Company in connection with the proposed Merger and will receive a fee for such services, a substantial portion of which is contingent upon consummation of the Merger. Raymond James will also receive a fee upon the delivery of this Opinion, which is not contingent upon the successful completion of the Merger or on the conclusion reached herein. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business, Raymond James may trade in the securities of the Company for our own account or for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. Raymond James has provided certain investment banking services to Morning Calm Management, LLC (collectively with its affiliates, affiliated funds and their respective portfolio companies, “MCM”) in the previous two years and is a lender to the Company, for which it has been paid fees. In addition, Raymond James is currently engaged by the Company in connection with an at-the-market offering and by MCM in connection with sourcing debt capital in connection with a real estate project. In addition, a senior member of the Raymond James deal team representing the Company in connection with the Merger has invested in funds affiliated with Parent and another senior member of the Raymond James deal team is a co-investor in a building managed by funds affiliated with Parent. Furthermore, Raymond James may provide investment banking, financial advisory and other financial services to the Company and/or Parent or other participants in the Merger in the future, for which Raymond James may receive compensation.

It is understood that this letter is for the information of the Board (in its capacity as such) in evaluating the proposed Merger and does not constitute a recommendation to the Board or any shareholder of the Company regarding how said person should act or vote or make any election with respect to the proposed Merger, whether to enter into a support agreement or any other matter. This Opinion may not be disclosed, reproduced, quoted, summarized, referred to at any time, in any manner, or used for any other purpose, nor shall any references to Raymond James or any of its affiliates be made, without our prior written consent, except that this Opinion may be disclosed in and filed with a proxy statement used in connection with the Merger that is required to be filed with the Securities and Exchange Commission, provided that this Opinion is quoted in full in such proxy statement.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the Common Shareholders in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

RAYMOND JAMES & ASSOCIATES, INC.

SPECIAL MEETING OF STOCKHOLDERS OF

CITY OFFICE REIT, INC.

[●], 2025

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON [●], 2025:

The notice of special meeting and Proxy Statement

are available at [●]

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯   Please detach along perforated line and mail in the envelope provided.   ¯

00003333333030000000 7	050621

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

The Board of Directors recommends you vote FOR the following proposal(s):
			FOR	AGAINST	ABSTAIN
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE MERGER PROPOSAL, “FOR” THE ADVISORY COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.		1.

To approve the merger of the Company with and into MCME Carell Merger Sub, LLC, pursuant to the terms of the Agreement and Plan of Merger, dated as of July 23, 2025, by and among the Company, MCME Carell Holdings, LP (“Parent”), a Delaware limited partnership, and MCME Carell Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (the “Merger Proposal);

			☐	☐	☐
2.

To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to our named executive officers that is based on or otherwise relates to the merger (the “Advisory Compensation Proposal”);

			☐	☐	☐
3.

To approve any adjournment of the Special Meeting to a later date, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the Special Meeting to approve the Merger Proposal (the “Adjournment Proposal”).

			☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CITY OFFICE REIT, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF CITY OFFICE REIT, INC.

The undersigned hereby appoints James Farrar, Anthony Maretic and Gregory Tylee, and each of them, as and for the proxies of the undersigned, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or any of them, to vote all of the shares of common stock of City Office REIT, Inc. (“CIO”) held of record by the undersigned on [●], 2025 at the Special Meeting of Stockholders of CIO, to be held at [●], PDT, on [●], 2025 at 666 Burrard Street, Suite 3210, Vancouver, BC V6C 2X8 and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof. If you wish to attend the Special Meeting and vote in person, you may contact CIO’s Investor Relations at (604) 806-3366 for directions. Each of the Proposals in this proxy is proposed by CIO. These Proposals are not related to or conditioned on the approval of other matters.

(Continued and to be signed on the reverse side)

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